UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to § 240.14a-12

SUNCOM WIRELESS HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

SunCom Wireless Holdings, Inc. Class A common stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies:

59,227,828 outstanding shares of SunCom Wireless Holdings, Inc. Class A common stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The aggregate merger consideration was determined by multiplying 59,227,828 shares of Class A common stock by the merger consideration of $27.00 in cash per share of Class A common stock, which product is equal to $1,599,151,356. In accordance with Exchange Act Rule 0-11(c)(1), the filing fee was determined by multiplying the aggregate merger consideration of $1,599,151,356 by 0.0000307.

(4)	Proposed maximum aggregate value of transaction:

$1,599,151,356

(5)	Total fee paid:

$49,093.95

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by Registration Statement Number, Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION, OCTOBER 11, 2007

1100 Cassatt Road
Berwyn, PA 19312

[            ], 2007

To the Stockholders of SunCom Wireless Holdings, Inc.:

You are cordially invited to attend a special meeting of stockholders of SunCom Wireless Holdings, Inc. to be held at SunCom’s headquarters, 1100 Cassatt Road, Berwyn, Pennsylvania 19312, on [            ], 2007, at [            ] a.m., Eastern Time. The board of directors has fixed the close of business on [            ] as the record date for the purpose of determining the stockholders entitled to receive notice of and vote at the special meeting and any adjournment or postponement of the special meeting.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of September 16, 2007, by and among SunCom Wireless Holdings, Inc., T-Mobile USA, Inc. and Tango Merger Sub, Inc., a wholly owned subsidiary of T-Mobile USA. T-Mobile USA is an indirect wholly owned subsidiary of Deutsche Telekom AG.

If the merger is completed, stockholders of SunCom Class A common stock who have not perfected their appraisal rights will have the right to receive, for each share of SunCom Class A common stock they hold at the time of the merger, $27.00 in cash, without interest, less any applicable withholding taxes.

After careful consideration, the SunCom board of directors unanimously has determined that the agreement and plan of merger and the proposed merger are fair to, and in the best interests of, SunCom and its stockholders and has therefore unanimously approved and declared advisable the agreement and plan of merger and the transactions contemplated by the agreement and plan of merger, including the merger. Accordingly, the SunCom board of directors recommends that you vote ‘‘FOR’’ the adoption of the agreement and plan of merger and ‘‘FOR’’ any adjournments of the special meeting, if necessary or appropriate to solicit additional proxies.

In connection with the agreement and plan of merger, funds managed by, and other entities affiliated with, Highland Capital Management, L.P. and Pardus Capital Management, L.P., which collectively hold a majority of the outstanding shares of the Class A common stock of SunCom, entered into a voting agreement with T-Mobile USA and Tango Merger Sub pursuant to which such stockholders agreed to, among other things, vote their shares in favor of the adoption of the agreement and plan of merger and against any competing proposal. Accordingly, unless the agreement and plan of merger is terminated before the special meeting, stockholder approval of the merger is assured.

The accompanying notice of special meeting and proxy statement provide information regarding the matters to be acted on at the special meeting, including any adjournment or postponement of the special meeting. Please read these materials carefully.

The adoption of the agreement and plan of merger requires the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock. The failure of any stockholder to vote, or the abstention of any stockholder from voting, on the proposal to adopt the agreement and plan of merger will have the same effect as a vote against the adoption of the agreement and plan of merger. The proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies, requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the special meeting if a quorum is present. Once you have read the accompanying materials, please take the time to vote on the matters submitted to stockholders at the special meeting, whether or not you plan to attend the special meeting, by signing and returning the enclosed proxy card in the envelope provided. Voting by proxy will ensure that you are represented at the special meeting even if you are not there in person. Voting by proxy will not prevent you from voting your shares of Class A common stock in person if you subsequently choose to attend the special meeting in person. Your vote in person will revoke any proxy previously submitted.

If your shares of Class A common stock are held in ‘‘street name’’ by your brokerage firm, bank, trust or other nominee, your brokerage firm, bank, trust or other nominee will be unable to vote your shares of Class A common stock without instructions from you. You should instruct your brokerage firm, bank, trust or other nominee to vote your shares of Class A common stock, following the procedures provided by your brokerage firm, bank, trust or other nominee.

Thank you for your support of SunCom Wireless Holdings, Inc.

Very truly yours,
Michael E. Kalogris Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated [            ], 2007 and is first being mailed to stockholders on or about [            ], 2007.

1100 Cassatt Road
Berwyn, PA 19312

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [        ], 2007

A special meeting of stockholders of SunCom Wireless Holdings, Inc. will be held on [        ], 2007, starting at [        ] a.m., Eastern Time, at SunCom’s headquarters, 1100 Cassatt Road, Berwyn, Pennsylvania 19312 for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 16, 2007, by and among SunCom Wireless Holdings, Inc., T-Mobile USA, Inc. and Tango Merger Sub, Inc., a wholly owned subsidiary of T-Mobile USA, Inc., as such agreement may be amended from time to time.

2.	To consider and approve any adjournments of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Agreement and Plan of Merger described in Proposal 1 if there are insufficient votes at the time of any such adjournment to adopt the Agreement and Plan of Merger described in Proposal 1.

3.	To act upon other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Only stockholders of record of SunCom’s Class A common stock, par value $0.01 per share, as shown by the transfer books of SunCom, at the close of business on [        ], 2007, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting or at any adjournment or postponement of the special meeting. Stockholders of record, or their duly appointed proxies, may attend the special meeting. Registration and seating will begin at [        ]. Each stockholder may be asked to present valid picture identification such as a driver’s license or passport. Please note that if your shares of Class A common stock, or the shares of the person or entity for whom you are the duly appointed proxy, are held in ‘‘street name,’’ you will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras (including camera-equipped cellular phones), recording devices and other electronic devices will not be permitted at the special meeting.

The adoption of the agreement and plan of merger requires the affirmative vote of the holders of a majority of the outstanding Class A common stock. The failure of any stockholder to vote, or the abstention of any stockholder from voting, on the proposal to adopt the agreement and plan of merger will have the same effect as a vote against the adoption of the agreement and plan of merger. The proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies, requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the special meeting if a quorum is present. Even if you plan to attend the special meeting in person, you are encouraged to complete, sign, date and return the enclosed proxy card to ensure that your shares will be represented at the special meeting. If you do attend the special meeting and wish to vote in person, your vote in person will revoke any proxy previously submitted.

In connection with the agreement and plan of merger, funds managed by, and other entities affiliated with, Highland Capital Management, L.P. and Pardus Capital Management, L.P., which collectively hold a majority of the outstanding shares of the Class A common stock of SunCom, entered into a voting agreement with T-Mobile USA and Tango Merger Sub pursuant to which such stockholders agreed to, among other things, vote their shares in favor of the adoption of the agreement and plan of merger and against any competing proposal. Accordingly, unless the agreement and plan of merger is terminated before the special meeting, stockholder approval of the merger is assured.

Under Delaware law, if the merger is completed, stockholders who do not vote in favor of, or consent in writing to, the adoption of the agreement and plan of merger have the right to seek appraisal of the fair value of their shares, but only if any such stockholder submits a written demand for appraisal before the vote on the agreement and plan of merger and complies with the other Delaware law procedures and requirements explained in the accompanying proxy statement.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted ‘‘FOR’’ the adoption of agreement and plan of merger and ‘‘FOR’’ any adjournments of the special meeting, if necessary or appropriate to solicit additional proxies. If you fail to return your proxy card, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting, but will have the same effect as a vote against the adoption of the agreement and plan of merger and, if a quorum is present, will not affect the outcome of the vote regarding the approval of the adjournment of the special meeting, if necessary or appropriate to solicit additional proxies.

The SunCom board of directors unanimously has determined that the agreement and plan of merger and the proposed merger are fair to, and in the best interests of, SunCom and its stockholders and has unanimously approved and declared advisable the agreement and plan of merger and recommends that you vote ‘‘FOR’’ the adoption of the agreement and plan of merger and ‘‘FOR’’ any adjournments of the special meeting, if necessary or appropriate to solicit additional proxies.

By order of the board of directors,
Eric Haskell Executive Vice President and Chief Financial Officer, Corporate Secretary

Dated: [        ], 2007

SunCom Wireless Holdings, Inc.

PROXY STATEMENT—SPECIAL MEETING OF STOCKHOLDERS

SUMMARY TERM SHEET

The following summary, together with ‘‘Questions and Answers About the Special Meeting and the Merger,’’ highlights selected information contained in this proxy statement. It may not contain all of the information that may be important in your consideration of the proposed merger. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. See ‘‘Where You Can Find Additional Information’’ on page 65. Each item in this Summary Term Sheet includes a page reference directing you to a more complete description of that item.

Unless we otherwise indicate or unless the context requires otherwise, all references in this document to ‘‘SunCom,’’ ‘‘we,’’ ‘‘our,’’ and ‘‘us’’ refer to SunCom Wireless Holdings, Inc. and its subsidiaries, unless the context otherwise suggests; all references to ‘‘T-Mobile’’ refer to T-Mobile USA, Inc.; all references to ‘‘Merger Sub’’ refer to Tango Merger Sub, Inc.; all references to ‘‘merger agreement’’ refer to the Agreement and Plan of Merger, dated as of September 16, 2007, by and among SunCom, T-Mobile and Merger Sub, as it may be amended from time to time, a copy of which is attached as Annex A to this document; and all references to the ‘‘merger’’ refer to the merger contemplated by the merger agreement.

•    The Parties to the Merger (Page 10)

SunCom Wireless Holdings, Inc., which we refer to in this proxy statement as SunCom, is a Delaware corporation and a leader in offering digital wireless communications services to consumers in the southeastern United States, Puerto Rico and the U.S. Virgin Islands. SunCom’s wireless communications network covers customers in a contiguous geographic area primarily encompassing portions of North Carolina, South Carolina, Tennessee, Georgia and Virginia. In addition, SunCom operates a wireless communications network covering areas of Puerto Rico and the U.S. Virgin Islands.

T-Mobile USA, Inc., which we refer to in this proxy statement as T-Mobile, is a member of the T-Mobile International group, one of the world’s leading companies in mobile communications, and the mobile telecommunications subsidiary of Deutsche Telekom AG.

Tango Merger Sub, Inc., which we refer to in this proxy statement as Merger Sub, is a Delaware corporation and wholly owned subsidiary of T-Mobile that was organized solely for the purpose of completing the merger.

•    The Merger; Closing (Page 35)

You are being asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of September 16, 2007, by and among SunCom, T-Mobile and Merger Sub, as such agreement may be amended from time to time, which we refer to in this proxy statement as the merger agreement. Pursuant to the merger agreement, Merger Sub will be merged with and into SunCom, with SunCom continuing as the surviving corporation. As a result of the merger, SunCom, as the surviving corporation, will become a privately held company wholly owned by T-Mobile, which is in turn an indirect wholly owned subsidiary of Deutsche Telekom AG.

Under the merger agreement, unless otherwise agreed to by the parties, the parties are required to close the merger no later than the third business day after the satisfaction or waiver of the conditions described under ‘‘The Merger Agreement—Conditions to the Merger,’’ except that if the date on which such three-business-day period expires is before April 15, 2008, then the parties are not required to close the merger until April 15, 2008.

Subject to adoption of the merger agreement by SunCom’s stockholders and the satisfaction or waiver of the other closing conditions set forth in the merger agreement, including the receipt of various regulatory approvals, we currently anticipate completing the merger in the second quarter of 2008, but not earlier than April 15, 2008.

•    Merger Consideration (Page 35)

If the merger is completed, each share of Class A common stock (excluding any shares of Class A common stock held immediately before the effective time of the merger by T-Mobile, Merger Sub, or held by SunCom (as treasury stock or otherwise), any shares held by stockholders, if any, who have perfected their appraisal rights, and certain restricted shares issued after the date of the merger agreement, the treatment of which is described under ‘‘The Merger Agreement—Treatment of Restricted Shares’’) will be converted into the right to receive $27.00 per share, which we refer to in this proxy statement as the merger consideration, without interest, less any applicable withholding taxes. Following the completion of the merger, shares of Class A common stock will no longer be publicly traded, you will cease to have any ownership interest in SunCom, and you will not participate in any future earnings or growth of SunCom.

•    Treatment of Restricted Shares (Page 35)

Restricted shares of our Class A common stock will vest and be cancelled and converted into the right to receive a cash payment equal to the number of restricted shares multiplied by the merger consideration, without interest, less any applicable withholding taxes (subject to certain limitations with respect to restricted shares issued after the date of the merger agreement in accordance with the terms of the merger agreement, as described under ‘‘The Merger Agreement—Treatment of Restricted Shares’’).

•    Required Vote (Page 11)

The adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Class A common stock. The failure of any stockholder to vote, or the abstention of any stockholder from voting, on the proposal to adopt the merger agreement will have the same effect as a vote against the adoption of the merger agreement.

The proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies, requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the special meeting if a quorum is present. If a quorum is present, the failure of any stockholder to vote will not affect the outcome of the vote regarding the approval of the adjournment of the special meeting, if necessary or appropriate to solicit additional proxies; abstentions will have the same effect as a vote against the proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies.

•    Voting Agreement (Page 54 and Annex C)

In connection with the merger, funds managed by, and other entities affiliated with, Highland Capital Management, L.P. and Pardus Capital Management, L.P., which collectively hold a majority of the outstanding shares of the Class A common stock of SunCom, entered into a voting agreement with T-Mobile and Merger Sub pursuant to which such stockholders agreed to, among other things, vote their shares in favor of the adoption of the merger agreement and against any competing proposal. Accordingly, unless the merger agreement is terminated before the special meeting, stockholder approval of the merger is assured.

•    Share Ownership of Directors and Executive Officers (Page 55)

As of [        ], 2007, the record date for the special meeting, the directors and executive officers of SunCom (other than directors employed by Highland Capital Management, L.P. or Pardus Capital Management, L.P.) held and were entitled to vote, in the aggregate, approximately 0.5% of the outstanding shares of our Class A common stock. Funds managed by Highland Capital and Pardus Capital, which have agreed to vote in favor of the merger (see ‘‘Voting Agreement’’ on page 54), held and were entitled to vote, in the aggregate, approximately 50.7% of the outstanding shares of our Class A common stock. Highland Capital and Pardus Capital each designated three directors to the SunCom board, and of those designees, two are employees of Highland Capital and two are employees of Pardus Capital. Each of our directors and executive officers has informed us that he or she intends to vote all of his or her shares of Class A common stock ‘‘FOR’’ the adoption of the merger agreement.

•    Recommendation of SunCom’s Board of Directors (Page 16)

Our board of directors has determined that the merger agreement and the proposed merger are fair to, and in the best interests of, SunCom and its stockholders and has therefore unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger. Accordingly, the SunCom board of directors recommends that you vote ‘‘FOR’’ the adoption of the merger agreement and the approval of the merger.

•    Opinion of Goldman, Sachs & Co. (Page 21 and Annex B)

SunCom’s financial advisor, Goldman, Sachs & Co., which we refer to in this proxy statement as Goldman Sachs, delivered its opinion to the SunCom board of directors that, as of September 16, 2007 and based upon and subject to the factors and assumptions set forth in its opinion, the $27.00 per share to be received by holders of shares of SunCom Class A common stock pursuant to the merger agreement was fair from a financial point of view to such stockholders. The full text of the written opinion of Goldman Sachs, dated September 16, 2007, which sets forth assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in connection with its opinion, is attached to this proxy statement as Annex B. Goldman Sachs provided its opinion for the information and assistance of SunCom’s board of directors in connection with its consideration of the merger. Goldman Sachs’ opinion does not constitute a recommendation as to how any holder of SunCom Class A common stock should vote with respect to the merger or any other matter.

•    Interests of Directors and Executive Officers in the Merger (Page 28)

In considering the merger, you should be aware that certain SunCom directors, officers and employees may have interests in the merger that may be different from, or in addition to, your interests as a SunCom stockholder generally, and that may present actual or potential conflicts of interest. SunCom’s board of directors was aware of these interests and considered them in approving the merger agreement and the merger. These interests include rights of executive officers under employment agreements, eligibility to receive bonuses contingent on completion of a sale transaction such as the merger, accelerated vesting and cash-out of restricted shares and rights to continued indemnification and directors’ and officers’ liability insurance to be provided by SunCom, as the surviving corporation in the merger, to current and former directors, officers and employees of SunCom and its subsidiaries for acts or omissions occurring before the merger. In addition, officers or other employees of SunCom may be offered employment opportunities with the surviving corporation or its subsidiaries, may become officers or employees in one or more companies that do business with the surviving corporation or its subsidiaries, or both. However, no such employment arrangements have been made or agreed to as of the date of this proxy statement.

•    Termination of the Merger Agreement; Fees and Expenses (Page 50 and Page 52)

The merger agreement may be terminated before consummation under a number of specified circumstances, including (among others) by us (1) in order to accept a Superior Proposal (as defined under ‘‘The Merger Agreement—Change of Recommendation; Alternative Proposals and Superior Proposals’’), provided that we give T-Mobile four-business-days’ notice and an opportunity to match the Superior Proposal, or (2) in the event that a final injunction or order is issued prohibiting the merger. Upon termination of the merger agreement, under specified circumstances, we will be required to reimburse T-Mobile for up to $10 million of the transaction expenses of T-Mobile or Merger Sub and, under other specified circumstances (including the circumstance referred to in clause (1) above), we will be required to pay T-Mobile a termination fee of $48 million, less any expenses previously reimbursed to T-Mobile.

•    Conditions to the Merger (Page 49)

•	Conditions to Each Party’s Obligations. Each party’s obligation to complete the merger is subject to the satisfaction of certain conditions at or before the effective time of the merger, including (1) approval by our stockholders, (2) absence of a final injunction restraining or prohibiting the consummation of the merger, and (3) receipt of required regulatory approvals.

•	Conditions to SunCom’s Obligations. Our obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions at or before the effective time of the merger: (1) the accuracy of representations and warranties made by T-Mobile and Merger Sub (except, generally, inaccuracies not reasonably expected to prevent, render illegal, delay beyond the end date (including any extension), or materially impair the ability of T-Mobile or Merger Sub to consummate the merger), and (2) T-Mobile’s and Merger Sub’s performance of and compliance with agreements and covenants contained in the merger agreement in all material respects.

•	Conditions to T-Mobile’s and Merger Sub’s Obligations. The obligation of T-Mobile and Merger Sub to complete the merger is subject to the satisfaction or waiver of the following additional conditions at or before the effective time of the merger: (1) the accuracy of representations and warranties made by us (except, generally, inaccuracies that do not have a material adverse effect on us), and (2) our performance of and compliance with agreements and covenants contained in the merger agreement in all material respects.

•    Material United States Federal Income Tax Consequences of the Merger (Page 32)

The receipt of cash for shares of our Class A common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local or foreign income or other tax laws). In general, for U.S. federal income tax purposes, a holder of shares of our Class A common stock will recognize gain or loss equal to the difference between (1) the amount of cash received by the holder in exchange for the shares and (2) the holder’s adjusted tax basis in the shares. Stockholders should consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the merger.

•    Regulatory Approvals (Page 34)

The merger is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act. SunCom filed its notification and report form with the FTC and the Antitrust Division of the Department of Justice under the HSR Act on October 5, 2007. T-Mobile expects to file its notification and report form with the FTC and the Antitrust Division of the Department of Justice under the HSR Act before the end of October 2007. SunCom and T-Mobile are also required to obtain approval of the FCC prior to the transfer of control of FCC licenses and other authorizations. On October 1, 2007, SunCom and T-Mobile filed applications for FCC consent to the transfer of licenses and authorizations.

•    Dissenters’ Rights of Appraisal (Page 60)

Under Delaware law, holders of shares of our Class A common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares of common stock as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount could be more than, the same as, or less than the merger consideration. Any holder of shares of our Class A common stock intending to exercise such holder’s appraisal rights, among other things, must submit a written demand for an appraisal to us before the vote on the adoption of the merger agreement, must not vote (whether in person or by submitting a proxy) in favor of adoption of the merger agreement and must continue to hold its shares of our Class A common stock through the effective date of the merger. A copy of the relevant section of the General Corporation Law of the State of Delaware, which we refer to in this proxy statement as the DGCL, regarding appraisal rights is reproduced and attached as Annex D to this proxy statement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as a stockholder of SunCom. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	When and where is the special meeting?

A:	The special meeting of stockholders of SunCom will be held at SunCom’s headquarters, 1100 Cassatt Road, Berwyn, Pennsylvania 19312, on [ ], 2007, at [ ] a.m., Eastern Time. See ‘‘The Special Meeting’’ beginning on page 11.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the adoption of the merger agreement and such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Q:	How does the SunCom board of directors recommend that I vote on the proposals?

A:	The SunCom board of directors recommends that you vote ‘‘FOR’’ the proposal to adopt the merger agreement and ‘‘FOR’’ any adjournments of the special meeting, if necessary or appropriate to solicit additional proxies.

Q:	Who is entitled to attend and vote at the special meeting?

A:	The record date for the special meeting is [ ], 2007. Only holders of shares of SunCom Class A common stock as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. As of the record date, there were approximately [ ] shares of SunCom Class A common stock outstanding.

Q:	What constitutes a quorum for the special meeting?

A:	The presence, in person or by proxy, of stockholders representing a majority of the shares of SunCom Class A common stock entitled to vote at the special meeting will constitute a quorum for the special meeting. If you submit a properly executed proxy card, then your shares will be counted as part of the quorum. All shares of SunCom Class A common stock held by stockholders that are present in person or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum.

Q:	How many votes are required to adopt the merger agreement? How many votes are required to approve the adjournment of the special meeting, if necessary or appropriate to solicit additional proxies?

A:	Under Delaware law, the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock. In connection with the merger agreement, funds managed by, and other entities affiliated with, Highland Capital Management, L.P. and Pardus Capital Management, L.P., which collectively hold a majority of the outstanding shares of the Class A common stock of SunCom, entered into a voting agreement with T-Mobile and Merger Sub pursuant to which such stockholders agreed to, among other things, vote their shares in favor of the adoption of the merger agreement and against any competing proposal. Accordingly, unless the merger agreement is terminated before the special meeting, stockholder approval of the merger is assured.

The proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies, requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the special meeting, if a quorum is present.

Q:	How are votes counted?

A:	Votes will be counted by the inspector of election appointed for the special meeting, who will separately count ‘‘FOR’’ and ‘‘AGAINST’’ votes and abstentions. Because under Delaware law the adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of our Class A common stock, the failure to vote or the abstention from voting will have the same effect as a vote against the adoption of the merger agreement. If a quorum is present, the failure of any stockholder to vote will not affect the outcome of the vote regarding the approval of the adjournment of the special meeting, if necessary or appropriate to solicit additional proxies; abstentions will have the same effect as a vote against the proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies.

Q:	What will a SunCom stockholder receive when the merger occurs?

A:	For every share of SunCom Class A common stock they hold at the effective time of the merger, stockholders will be entitled to receive $27.00 in cash, without interest, less any applicable withholding taxes. This does not apply to shares held by T-Mobile or Merger Sub, shares held by SunCom (in its treasury or otherwise), or shares held by stockholders, if any, who have perfected their appraisal rights.

Q:	How does the merger consideration compare to the market price of the Class A common stock?

A:	The merger consideration of $27.00 per share of Class A common stock represents a premium of approximately 23% based on the closing price of shares of Class A common stock on September 14, 2007, the last trading day before the announcement of the proposed merger, a premium of approximately 31% based on the average closing price of shares of Class A common stock over the one-month period ending on September 14, 2007, and a premium of approximately 1.2% over the pre-announcement 52-week high closing price of $26.67 reached on July 24, 2007.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, including the annexes and the other documents referred to in this proxy statement, please vote your shares by completing, signing, dating and returning the enclosed proxy card. If you hold your shares in ‘‘street name,’’ please follow the instructions on the voting form provided by your brokerage firm, bank, trust or other nominee. You can also attend the special meeting and vote. Do NOT send your stock certificate(s) with your proxy.

Q:	How many votes do I have?

A:	You have one vote for each share of SunCom Class A common stock you own as of the record date.

Q:	How do I vote?

A:	You may vote:

•	by completing, signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope; or

•	in person by appearing at the special meeting.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted ‘‘FOR’’ the proposal to adopt the merger agreement and ‘‘FOR’’ any adjournments of the special meeting, if necessary or appropriate to solicit additional proxies. With respect to any other matter that properly comes before the special meeting, the persons appointed as proxies will vote the shares of Class A common stock represented by the proxy as directed by the board of directors.

Q:	If my shares are held by my brokerage firm, bank, trust or other nominee, how do I vote my shares?

A:	If your shares are held in a stock brokerage account or by another nominee, such as a bank or trust, then the brokerage firm, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered to be the beneficial owner of those shares, with your shares being held in ‘‘street name.’’ ‘‘Street name’’ holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank, trust or other nominee how to vote their shares. Your brokerage firm, bank, trust or other nominee will only be permitted to vote your shares for you if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your brokerage firm, bank, trust or other nominee regarding how to instruct them to vote your shares.

In addition, because any shares you may hold in ‘‘street name’’ will be deemed to be held by a different stockholder than any shares you hold of record, shares held in ‘‘street name’’ will not be combined for voting purposes with shares you hold of record. To be sure your shares are voted, you should instruct your brokerage firm, bank, trust or other nominee to vote your shares. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity.

Q:	What if I fail to instruct my brokerage firm, bank, trust or other nominee how to vote?

A:	Without instructions, your brokerage firm, bank, trust or other nominee will not vote any of your shares held in ‘‘street name.’’ When a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner, this is called a ‘‘broker non-vote.’’ Broker non-votes (if any) will be counted for the purpose of determining the presence or absence of a quorum, but will have the same effect as a vote against the adoption of the merger agreement and, if a quorum is present, will not affect the outcome of the vote regarding the approval of the adjournment of the special meeting, if necessary or appropriate to solicit additional proxies.

Q:	What does it mean if I receive more than one proxy card?

A:	If you receive more than one proxy card, it means that you hold shares that are registered in more than one account. To ensure that all of your shares are voted, you will need to sign and return each proxy card you receive.

Q:	May I change my vote after I have submitted my proxy?

A:	Yes. You may revoke any proxy given pursuant to this solicitation at any time before it is voted, subject to the limitation described below. Proxies may be revoked by:

•	filing with our corporate secretary, at or before the taking of the vote at the special meeting, a written notice of revocation bearing a date later than the proxy to be voted;

•	duly executing a later-dated proxy relating to the same shares and delivering it to our corporate secretary before the taking of the vote at the special meeting; or

•	attending the special meeting and voting in person, although attendance at the special meeting will not by itself constitute a revocation of a proxy.

You should send any written notice of revocation or subsequent proxy to SunCom Wireless Holdings, Inc., 1100 Cassatt Road, Berwyn, Pennsylvania 19312, Attention: Corporate Secretary, or hand deliver it to our corporate secretary at or before the taking of the vote at the special meeting.

If your shares of SunCom Class A common stock are held through a broker, bank, trust or other nominee, you should follow the instructions of your broker, bank, trust or other nominee regarding the revocation of proxies. If your broker, bank, trust or other nominee allows you to submit a proxy by telephone or the Internet, you may be able to change your vote by submitting a proxy again by telephone or the Internet.

Voting by mailing in your proxy card will not prevent you from voting in person at the special meeting. You are encouraged to submit a proxy by mail even if you plan to attend the special meeting in person to ensure that your shares of Class A common stock are represented at the special meeting.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of our Class A common stock for the merger consideration. If your shares are held in ‘‘street name’’ by your brokerage firm, bank, trust or other nominee, you will receive instructions from your brokerage firm, bank, trust or other nominee as to how to effect the surrender of your ‘‘street name’’ shares in exchange for the merger consideration. Please do not send your certificates in now.

Q:	What happens if I sell my shares of SunCom Class A common stock before the special meeting?

A:	The record date for stockholders entitled to vote at the special meeting is earlier than the date of the special meeting and the expected closing date of the merger. If you transfer your shares of SunCom Class A common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares. In addition, if you sell your shares prior to the special meeting, you will not be eligible to exercise your appraisal rights in respect of the merger. For a more detailed discussion of your appraisal rights and the requirements for perfecting your appraisal rights, see ‘‘Dissenters’ Rights of Appraisal’’ on page 60 and Annex D.

Q:	Am I entitled to appraisal rights in connection with the merger?

A:	Stockholders are entitled to appraisal rights under Section 262 of the DGCL, provided they satisfy the special criteria and conditions set forth in Section 262 of the DGCL. For more information regarding appraisal rights, see ‘‘Dissenters’ Rights of Appraisal’’ on page 60. In addition, a copy of Section 262 of the DGCL is reproduced and attached as Annex D to this proxy statement.

Q:	Who can answer further questions?

A:	If you would like additional copies of this proxy statement or a new proxy card or if you have questions about the merger, please contact:

SunCom Wireless Holdings, Inc.
1100 Cassatt Road
Berwyn, Pennsylvania 19312
(610) 651-5900
Attention: Executive Director Investor Relations

If your brokerage firm, bank, trust or other nominee holds your shares in ‘‘street name,’’ you should also call your brokerage firm, bank, trust or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, include ‘‘forward-looking statements’’ that reflect our current views as to future events and financial performance with respect to our operations, the expected completion and timing of the merger and other information relating to the merger. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy statement, including, among others, under the headings ‘‘Summary Term Sheet,’’ ‘‘The Merger,’’ ‘‘Opinion of Goldman, Sachs & Co.,’’ ‘‘Certain Projections’’ and in statements containing the words ‘‘aim,’’ ‘‘anticipate,’’ ‘‘are confident,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘hope,’’ ‘‘will be,’’ ‘‘will continue,’’ ‘‘will likely result,’’ ‘‘project,’’ ‘‘intend,’’ ‘‘plan,’’ ‘‘believe’’ and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of SunCom or on the merger and related transactions. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters contained in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that have been or may be instituted against SunCom and others relating to the merger agreement;

•	the inability to complete the merger due to the failure to obtain regulatory approvals or the failure to satisfy other conditions to consummation of the merger;

•	the failure of the merger to be completed for any other reason;

•	the risk that the proposed transaction disrupts current plans and operations and/or results in difficulties in employee retention;

•	the effect of the announcement of the merger on our client and customer relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the timing of the completion of the merger or the impact of the merger on our capital resources, profitability, cash requirements, management resources and liquidity;

•	risks and uncertainties relating to our business (including our ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory environment, general business and economic conditions; and

•	other risks and uncertainties detailed in our filings with the Securities and Exchange Commission, which we refer to in this proxy statement as the SEC, including our most recent filings on Forms 10-Q and 10-K. See ‘‘Where You Can Find Additional Information’’ beginning on page 65.

The foregoing list and the risks reflected in our filings with the SEC should not be construed to be exhaustive. We believe the forward-looking statements in this proxy statement are reasonable; however, there is no assurance that the actions, events or results of the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations or financial condition or on the merger. Many of the factors that will determine our future results or the consummation of the merger are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained in this proxy statement, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date on which the statements were made. We cannot guarantee any future results, levels of activity, performance or achievements.

THE PARTIES TO THE MERGER

SunCom Wireless Holdings, Inc.

SunCom Wireless Holdings, Inc. is a leader in offering digital wireless communications services to consumers in the southeastern United States, Puerto Rico and the U.S. Virgin Islands. SunCom’s wireless communications network covers customers in a contiguous geographic area primarily encompassing portions of North Carolina, South Carolina, Tennessee, Georgia and Virginia. In addition, SunCom operates a wireless communications network covering areas in Puerto Rico and the U.S. Virgin Islands. SunCom’s principal offices are located at 1100 Cassatt Road, Berwyn, Pennsylvania 19312, and its telephone number at that address is (610) 651-5900. SunCom is publicly traded on the New York Stock Exchange under the symbol ‘‘TPC.’’

T-Mobile USA, Inc.

T-Mobile USA, Inc. is a member of the T-Mobile International group, one of the world’s leading companies in mobile communications, and the mobile telecommunications subsidiary of Deutsche Telekom AG. T-Mobile’s principal offices are located at 12920 SE 38th Street, Bellevue, Washington 98006, and its telephone number is (425) 378-4000.

Tango Merger Sub, Inc.

Tango Merger Sub, Inc. is a Delaware corporation and wholly owned subsidiary of T-Mobile. Merger Sub’s principal executive offices are located at c/o T-Mobile USA, Inc., 12920 SE 38th Street, Bellevue, Washington 98006, and its telephone number is (425) 378-4000.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of our solicitation of proxies for use at the special meeting to be held on [                        ], 2007, starting at [                    ] a.m., Eastern Time, at SunCom’s headquarters, 1100 Cassatt Road, Berwyn, Pennsylvania 19312, or at any adjournment or postponement of the special meeting. Our directors, officers and employees may solicit your proxy on our behalf. The purpose of the special meeting is for our stockholders to consider and vote upon the adoption of the merger agreement and thereby approve the merger. Under Delaware law, adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of our Class A common stock. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about [                    ], 2007.

Record Date and Quorum

The holders of record of shares of SunCom Class A common stock as of the close of business on [          ], 2007, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. On the record date, [                        ] shares of our Class A common stock were outstanding.

A quorum is necessary to hold and transact business at the special meeting. The presence, in person or by proxy, of the holders of a majority of the shares of our Class A common stock issued and outstanding and entitled to vote at the special meeting is necessary to constitute a quorum at the special meeting. Shares of our Class A common stock represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the special meeting. Shares represented in person or by proxy that fail to vote or abstain from voting with respect to the adoption of the merger agreement will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists. The failure to vote or abstentions will have the same effect as shares voted against the adoption of the merger agreement; if a quorum is present, the failure to vote will not affect the outcome of the vote regarding the approval of the adjournment of the special meeting, if necessary or appropriate to solicit additional proxies; abstentions will have the same effect as a vote against the proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies.

If a brokerage firm, bank, trust or other nominee holding shares of record for a customer indicates that it does not have discretionary authority to vote as to a particular matter, those shares, which are referred to as broker non-votes, will be treated as present and entitled to vote at the special meeting for purposes of determining whether a quorum exists but will have the same effect as a vote against the adoption of the merger agreement and, if a quorum is present, will not affect the outcome of the vote regarding the approval of the adjournment of the special meeting, if necessary or appropriate to solicit additional proxies.

Required Vote; Voting Agreement

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our Class A common stock. The failure to vote, abstention or a broker non-vote will have the same effect as a share voted against the adoption of the merger agreement.

In connection with the merger agreement, funds managed by, and other entities affiliated with, Highland Capital Management, L.P. and Pardus Capital Management, L.P., which collectively hold a majority of the outstanding shares of our Class A common stock, entered into a voting agreement with T-Mobile and Merger Sub pursuant to which such stockholders agreed to, among other things, vote their shares in favor of the adoption of the merger agreement and against any competing proposal. Accordingly, unless the merger agreement is terminated before the special meeting, stockholder approval of the merger is assured.

The proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies, requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the special meeting, if a quorum is present. If a quorum is present, the failure of any stockholder to vote will not affect the outcome of the vote regarding the approval of the adjournment of the special meeting, if necessary or appropriate to solicit additional proxies; abstentions will have the same effect as a vote against the proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies.

As of [                    ], 2007, the record date for the special meeting, the directors and executive officers of SunCom (other than directors employed by Highland Capital or Pardus Capital) held and were entitled to vote, in the aggregate, approximately 0.5% of the outstanding shares of our Class A common stock. Funds managed by Highland Capital and Pardus Capital, which have agreed to vote in favor of the merger (see ‘‘Voting Agreement’’), held and were entitled to vote, in the aggregate, approximately 50.7% of the outstanding shares of our Class A common stock. Highland Capital and Pardus Capital each designated three directors to the SunCom board, and of those designees, two are employees of Highland Capital and two are employees of Pardus Capital. Each of our directors and executive officers has informed us that he or she intends to vote all of his or her shares of Class A common stock ‘‘FOR’’ the adoption of the merger agreement and ‘‘FOR’’ any adjournments of the special meeting, if necessary or appropriate to solicit additional proxies.

Proxies

All shares of our Class A common stock entitled to vote and represented at the special meeting by properly executed proxies received prior to or at the meeting, and not revoked, will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated on your properly executed and returned proxy, such proxy will be voted ‘‘FOR’’ the adoption of the merger agreement and ‘‘FOR’’ any adjournments of the special meeting, if necessary or appropriate to solicit additional proxies.

You may submit your proxy:

•	by completing, signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope; or

•	in person by appearing at the special meeting.

If you hold your shares in ‘‘street name,’’ please follow the instructions on the voting form provided by your brokerage firm, bank, trust or other nominee. If you plan to attend the special meeting, you will need a legal proxy from your brokerage firm, bank, trust or other nominee in order to vote your shares in person.

Revocation of Proxies

You may revoke any proxy given pursuant to this solicitation at any time before it is voted, subject to the limitation described below. Proxies may be revoked by:

•	filing with our corporate secretary, at or before the taking of the vote at the special meeting, a written notice of revocation bearing a date later than the proxy to be voted;

•	duly executing a later-dated proxy relating to the same shares and delivering it to our corporate secretary before the taking of the vote at the special meeting; or

•	attending the special meeting and voting in person, although attendance at the special meeting will not by itself constitute a revocation of a proxy.

You should send any written notice of revocation or subsequent proxy to SunCom Wireless Holdings, Inc., 1100 Cassatt Road, Berwyn, Pennsylvania 19312, Attention: Corporate Secretary, or hand-deliver it to our corporate secretary at or before the taking of the vote at the special meeting.

If your shares of our Class A common stock are held through a brokerage firm, bank, trust or other nominee, you should follow the instructions of your brokerage firm, bank, trust or nominee regarding the revocation of proxies. If your brokerage firm, bank, trust or nominee allows you to submit a proxy by telephone or the Internet, you may be able to change your vote by submitting a proxy again by telephone or the Internet.

Rights of Stockholders Who Object to the Merger

Stockholders are entitled to statutory appraisal rights under Delaware law in connection with the merger. This means that, if you comply with the procedures for perfecting appraisal rights under Delaware law and you do not withdraw or otherwise lose your appraisal rights, you are entitled to have the value of your shares of our Class A common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to us before the vote on the adoption of the merger agreement, you must not vote in favor of the adoption of the merger agreement (whether in person or by submitting a proxy) and you must continue to hold your shares of our Class A common stock through the effective date of the merger. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See ‘‘Dissenters’ Rights of Appraisal’’ and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex D to this proxy statement.

Solicitation of Proxies

This proxy solicitation is being made and paid for by us on behalf of our board of directors. Our directors, officers and employees may solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokerage firms, banks, trusts and other nominees to forward proxy solicitation material to the beneficial owners of shares of SunCom Class A common stock that the brokerage firms, banks, trusts and nominees hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses for doing so.

The Merger

Background of the Merger

On January 31, 2007, we entered into an agreement, which was amended on May 15, 2007 and which we collectively refer to as the exchange agreement, providing for a debt-for-equity exchange with holders of substantially all of our then-outstanding senior subordinated notes, a related 1-10 reverse stock split and amendments to certain of our governing documents. As a result of these transactions, which we collectively refer to as the exchange transaction, substantially all of the former holders of our senior subordinated notes exchanged those notes for Class A common stock of SunCom representing approximately 88% of our outstanding common stock and gained the right, among other things, to appoint a majority of the members of our board of directors. The exchange transaction was completed on May 15, 2007.

We determined to enter into the exchange transaction for a variety of reasons, including that our pre-exchange debt load had become unsustainable relative to our projected revenues and cash flow. In addition, the board of directors, and the noteholders who participated in the exchange, believed that: a sale of SunCom would likely be the best strategic alternative due to the business challenges facing SunCom from expected increased competition in our market space and the prospective obsolescence of our technology without significant capital expenditures; the exchange transaction would make SunCom more attractive to a potential purchaser by converting a substantial amount of indebtedness into equity; and preliminary discussions with potential strategic buyers for SunCom in 2006 (including T-Mobile) indicated that, absent a restructuring (such as the exchange transaction), only a purchase at distressed values would be of interest to such buyers, leaving no residual value for our stockholders. In contrast, a sale transaction after a restructuring (such as the exchange transaction) would result in significant incremental value that would accrue to our stockholders. Accordingly, SunCom and the participating noteholders agreed in the exchange agreement that SunCom would, immediately upon completion of the exchange transaction, actively pursue a sale of SunCom.

On January 31, 2007, we issued a press release announcing that we had entered into the exchange agreement and that our board of directors would pursue strategic alternatives, including the potential sale of substantially all of our business, and had engaged Goldman Sachs as our strategic advisor. The board and Goldman Sachs discussed the expectation that a combination of SunCom with a participant in the wireless or wired telecommunications industry would result in substantial cost savings and other synergies, and that because of such synergies, strategic buyers would likely be able to offer higher prices than financial acquirors would likely offer. At our board’s request, Goldman Sachs identified and contacted a large number of potential acquirors, including other industry participants and participants in related industries, which we refer to as strategic buyers, as well as financial investment or private equity firms, which we refer to as financial buyers. These potential buyers were told that SunCom would be interested in bids for the whole company, or for either our U.S. domestic business or Puerto Rico business separately. Eventually, 32 potential buyers (including 17 strategic buyers) entered into confidentiality agreements with us and received confidential information concerning SunCom. T-Mobile entered into a confidentiality agreement with us on June 21, 2007.

Throughout June and July of 2007, the potential buyers received limited non-public information concerning SunCom, and several of the most highly-interested potential buyers attended presentations by our management. We set August 1, 2007 as the deadline for submission of indications of interest. On that date, T-Mobile submitted an indication of interest in acquiring SunCom at a price of $22.00 per share in cash, while another industry participant, which we refer to in this proxy statement as Participant 2, submitted an indication of interest in acquiring SunCom at an enterprise value of $2.365 billion, which equated to approximately $26.61 per share, in cash. In addition, two financial buyers submitted separate indications of interest in acquiring our Puerto Rico business.

On August 8, 2007, our board met, together with Goldman Sachs and Wachtell, Lipton, Rosen & Katz, our transaction counsel, to discuss the indications of interest. In light of the limited number of indications and the belief that T-Mobile could afford to pay a price substantially higher than its initial indicative bid due to the likelihood that an acquisition of SunCom by T-Mobile would result in substantial cost savings and synergies, our board of directors determined to invite both of the potential whole-company acquirors and the higher of the two potential Puerto Rico-only acquirors to participate in further diligence and in final-round bidding.

During August, the potential acquirors were provided additional non-public information concerning SunCom, further opportunities to meet with our management to discuss the business, and opportunities to visit our facilities. In addition, the potential buyers were provided with a form of acquisition agreement. In the second half of August, senior management of Participant 2 met with certain of our directors and senior executives, together with their respective financial advisors, to discuss, among other things, potential synergies that might be produced by a combination with Participant 2; and senior executives of T-Mobile and senior executives of SunCom met, together with their respective financial advisors, to discuss a combination with T-Mobile. In late August, Goldman Sachs sent instructions to the participants requesting that comments on the form of acquisition agreement be provided by Friday, September 7, and that final bids be submitted on Wednesday, September 12.

On Friday, September 7, senior executives of Participant 2 met with certain of our directors (all of whom were members of the informal transaction committee formed to provide oversight for the sale process), together with their respective financial advisors, without our management present. At this meeting, Participant 2 again discussed the possibilities, risks and opportunities of a combination of Participant 2 and SunCom. During the week of September 1-8, both T-Mobile and Participant 2 provided comments on the form of acquisition agreement. Shortly thereafter, T-Mobile also provided a form of voting agreement, which T-Mobile demanded be executed in connection with an acquisition by T-Mobile, and pursuant to which stockholders holding a majority of SunCom’s outstanding stock would commit to vote in favor of the T-Mobile transaction and against any competing transaction for a period that would last until approval of the merger agreement or 12 months following termination of the merger agreement.

On Monday, September 10, Wachtell Lipton spoke with counsel for each of T-Mobile and Participant 2 to provide feedback on each respective acquisition agreement mark-up.

On Wednesday, September 12, T-Mobile submitted a proposal to acquire SunCom at a price of $26.00 per share, in cash, together with a substantially improved form of acquisition agreement, which T-Mobile had revised in response to the conversation between legal counsel on September 10. T-Mobile’s proposal was conditioned upon certain stockholders, collectively holding a majority of SunCom’s outstanding stock, agreeing to execute a voting agreement committing those stockholders to vote in favor of the T-Mobile transaction and against any competing transaction for a period that would last until approval of the merger agreement or nine months (reduced from 12 months in T-Mobile’s original proposal) following termination of the merger agreement. We refer to this period as the ‘‘tail period.’’ Also that day, Participant 2 informed Goldman Sachs that Participant 2 was not in a position to submit a competitive bid.

On Thursday, September 13, the informal sale committee of our board (comprised of our chief executive officer, one independent director and four directors affiliated with either Highland Capital or Pardus Capital, our two largest stockholders) met by telephone together with our outside financial and legal advisors. After some discussion, including of potential risks and uncertainties in T-Mobile’s bid and dissatisfaction of certain of our larger stockholders with the $26.00 price, our directors instructed Goldman Sachs to speak to T-Mobile’s financial advisor to determine whether T-Mobile would increase its proposed price. Following conversations between representatives of Goldman Sachs and representatives of T-Mobile’s financial advisor, on Friday, September 14, T-Mobile informed Goldman Sachs that T-Mobile would be prepared to offer $27.00 per share, subject to, among other things, confirmation that stockholders holding a majority of our outstanding stock agree to execute a voting agreement in the proposed form.

Later on Friday, our full board of directors met by telephone with our outside financial and legal advisors. Following discussion, our board of directors instructed SunCom’s advisors to negotiate acceptable final transaction documents with T-Mobile over the weekend. From Friday evening through Sunday afternoon, Wachtell Lipton and T-Mobile’s outside legal counsel completed negotiations of the merger agreement and related voting agreement. Among other things, the number of circumstances in which a ‘‘tail period’’ would apply were reduced, and the length of the ‘‘tail period’’ in applicable circumstances was reduced further to seven-and-a-half months from nine months.

On Sunday, September 16, 2007, our full board of directors met in person (with one director participating by telephone), together with our financial and legal advisors. During this meeting, members of management and members of the informal operations committee of our board of directors discussed SunCom’s standalone prospects, including potential opportunities and risks of continuing as an independent entity. After further discussion of SunCom’s current performance and long-term prospects, our board of directors concluded that the risks of remaining independent, including execution risks as well as risks posed by external matters outside of our control, substantially outweighed the opportunities. Goldman Sachs then reviewed for our directors the history of SunCom’s sale process, T-Mobile’s offer of $27.00 per share and the current status of negotiations with T-Mobile, and made a presentation of its financial analyses concerning the proposed transaction with T-Mobile. Wachtell Lipton reviewed with our directors the board’s fiduciary obligations, summarized the material terms of the proposed merger agreement and voting agreement, and reported on the resolution of open issues during the course of negotiations with T-Mobile. Goldman Sachs then rendered to our board of directors its oral opinion, confirmed by delivery of a written opinion dated September 16, 2007, to the effect that, as of that date and based on and subject to the factors and assumptions set forth in its opinion, the $27.00 per share all-cash merger consideration to be received by holders of our Company Class A common stock in the T-Mobile transaction pursuant to the contemplated merger agreement was fair from a financial point of view to such holders. After further discussion, our board of directors, by unanimous vote of all of its members, approved and declared advisable the merger agreement and resolved to recommend that SunCom’s stockholders vote to adopt the merger agreement. Following the conclusion of the board meeting, Wachtell Lipton and legal counsel for T-Mobile finalized the transaction documentation, the parties executed the merger agreement and T-Mobile and the stockholder parties to the voting agreement executed the voting agreement. On the morning of September 17, 2007, SunCom and T-Mobile issued a joint press release announcing the proposed merger.

Reasons for the Merger; Recommendation of the Board of Directors

After careful consideration, our board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement and determined that the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, SunCom and its stockholders. Accordingly, our board of directors recommends that you vote ‘‘FOR’’ the adoption of the merger agreement.

In the course of reaching its decision to approve the merger agreement and the merger, our board of directors consulted with its financial and legal advisors and considered a number of factors that our board of directors believed supported its decision, including the following:

•	our board of directors’ familiarity with the business, operations, properties and assets, financial condition, business strategy, and prospects of SunCom (as well as the risks involved in achieving those prospects), the nature of the industry in which SunCom competes, industry trends, and economic and market conditions, both on a historical and on a prospective basis;

•	the comprehensive process undertaken by our board of directors and its advisors to solicit interest in an acquisition of SunCom, the level of interest generated (with 32 potential bidders executing confidentiality agreements during the process) and the competitive dynamic that resulted from the presence of two highly interested bidders until the final few days, as described in ‘‘The Merger—Background of the Merger’’;

•	the winning bidder, T-Mobile, was long believed by our board of directors to be able to offer the highest price for SunCom, due to the presence of greater opportunities for synergies and cost-savings than would be present for any other acquiror. In this regard, our board of directors noted that T-Mobile has no network operations in SunCom’s operating region, and is our largest roaming partner;

•	the absence of a bid from another party or group of parties that is more desirable than T-Mobile’s bid, notwithstanding the thorough auction process undertaken by us and the wide coverage of our auction process in the trade press and mainstream media;

•	the conditions and trends in the wireless telecommunications industry and our prospects if we were to remain an independent company, including risks and uncertainties related to the following:

—	SunCom’s position as a provider of wireless services primarily to rural and suburban areas, including our relative size in light of the trend toward consolidation in the wireless telecommunications industry;

—	the increasing challenges faced by us as an independent company pursuing organic growth or growth through acquisitions of other companies;

—	the fact that our existing roaming agreement with T-Mobile, which accounts for the vast majority of our current roaming minutes-of-use and roaming revenue, is not subject to any minimum commitments from T-Mobile, resulting in uncertainty as to whether and to what extent T-Mobile would continue its roaming relationship with us and the possibility that T-Mobile could expand its roaming relationships with other carriers in our areas of network coverage or could commence a build-out of certain areas covered by the existing roaming agreement, and the impact of such expansion or build-out on the financial condition of SunCom;

—	the continuing evolution of the wireless telecommunications industry, including uncertainties and risks related to (1) governmental regulation of the industry, (2) our implementation of 3G technology and other new technology on our network, including the costs of such implementation, and the migration of our customers from existing technology to new technology, and (3) the substantial amount of capital necessary to remain competitive in the industry, including our ability to finance such capital requirements on favorable terms;

•	our board of directors’ belief that the merger is more favorable to SunCom’s stockholders than the potential value that could be expected to be generated from the various other strategic alternatives available to SunCom, including the alternatives of remaining independent and pursuing the current strategic plan and/or undertaking various restructuring strategies, taking into account the potential risks and uncertainties associated with those alternatives;

•	the historical trading prices of our Class A common stock, including the fact that the merger consideration of $27.00 per share represents a premium of approximately 23% over the closing price of shares of our Class A common stock on September 14, 2007, the last trading day before the announcement of the proposed merger and a premium of approximately 31% over the average closing price of shares of our Class A common stock over the one-month period ending on September 14, 2007;

•	the financial presentation of Goldman Sachs, including its opinion dated September 16, 2007, to our board of directors indicating that, as of the date of the opinion and based upon and subject to the factors and assumptions set forth therein, the $27.00 per share all-cash merger consideration to be received by holders of SunCom Class A common stock pursuant to the contemplated merger agreement was fair from a financial point of view to such holders, as more fully described below in ‘‘The Merger—Opinion of Goldman, Sachs & Co.’’ The full text of the opinion, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Goldman Sachs in connection with its opinion, is attached to this proxy statement as Annex B;

•	the fact that the merger consideration consists solely of cash and is not subject to any financing condition, providing SunCom stockholders with immediate liquidity and certainty of value for their shares of SunCom Class A common stock;

•	the review by our board of directors, in consultation with its legal and financial advisors, of the terms of the merger agreement, and the fact that these terms were the product of extensive negotiations in the context of a competitive auction process;

•	the fact that, subject to compliance with the terms and conditions of the merger agreement, under certain limited circumstances, we are permitted to furnish non-public information to and conduct negotiations with third parties that make unsolicited acquisition proposals, as more fully described in ‘‘The Merger Agreement—Agreement Not to Solicit Other Offers’’;

•	the fact that, subject to compliance with the terms and conditions of the merger agreement, we are permitted to terminate the merger agreement in order to approve an alternative transaction proposed by a third party that is a Superior Proposal (as defined in the merger agreement), upon the payment of a $48 million termination fee. In this regard, our board of directors considered that if our board of directors were to terminate the merger agreement in order to accept a Superior Proposal, our stockholders that have executed the voting agreement (who collectively hold a majority of our outstanding Class A common stock) would be precluded from voting to approve the Superior Proposal for a ‘‘tail period’’ of seven-and-a-half months, and that the presence of such restriction could delay the completion of such a transaction or could discourage potential acquirors from submitting a Superior Proposal. However, our board of directors was also aware of the facts described in the third and fourth bullet points above;

•	the likelihood that the merger will be completed, including the fact that the conditions to closing the merger are limited to approval by our stockholders, customary regulatory approvals and other customary closing conditions; and the likelihood that the regulatory and stockholder approvals necessary to complete the merger will be obtained;

•	the fact that funds managed by, and other entities affiliated with, Highland Capital Management, L.P. and Pardus Capital Management, L.P., which collectively hold a majority of the outstanding shares of the Class A common stock of SunCom, indicated that they were prepared to (1) support the merger and (2) execute a voting agreement with T-Mobile and Merger Sub pursuant to which such stockholders would agree to, among other things, vote their shares in favor of the merger and against any competing transaction;

•	our board of directors’ understanding of T-Mobile’s financial position, including its ability to finance the purchase price without relying on the credit markets and other factors that might affect a financial sponsor’s or smaller strategic acquiror’s ability to complete a transaction with SunCom, and T-Mobile’s reputation and experience in executing and completing acquisitions.

Our board of directors also considered a variety of potential risks and other potentially negative factors relating to the merger, including the following, but found that these potential risks were outweighed by the positive factors described above and the expected benefits of the merger:

•	the fact that the all-cash merger consideration would not allow our stockholders to participate in any future earnings or growth of our business or benefit from any appreciation in the value of SunCom;

•	the fact that an all-cash transaction would be taxable to our stockholders that are U.S. persons for U.S. federal income tax purposes;

•	the contingencies to completion of the merger, including the risk that (1) the required regulatory approvals might not be received in the time frame contemplated by the merger agreement, (2) regulatory authorities might seek to impose terms or conditions in connection with granting such approvals that T-Mobile would not be required to accept under the terms of the merger agreement and (3) the other conditions to completing the merger might not be satisfied;

•	the impact of the announcement and pendency of the merger, including the impact of the merger on our employees and customers and our relationships with other third parties and the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to complete the merger, all of which could impair our prospects as an independent company if the merger is not completed;

•	the fact that, if our board of directors were to terminate the merger agreement in order to accept a Superior Proposal, we would be required to pay to T-Mobile a termination fee of $48 million and our stockholders that have executed the voting agreement (who collectively represent a majority of the outstanding stock of SunCom) would be precluded from voting to approve that Superior Proposal or any other competing proposal for a ‘‘tail period’’ of seven-and-a-half months, and the possibility that these facts might discourage other parties that may otherwise have an interest in an acquisition of SunCom or another business combination involving SunCom from making a competing proposal. However, our board of directors (1) believes that the $48 million termination fee (which is within the range of termination fees provided in other transactions of this size and nature) and the voting agreement are reasonable in light of the comprehensive auction process undertaken by our board of directors, as well as the overall terms of the merger agreement and the expected benefits of the merger, and would not preclude another party from making a competing proposal, and (2) was aware of the matters described in the third and fourth bullet points in the discussion of positive factors above.

Our board of directors also considered the interests certain executive officers and directors of SunCom may have with respect to the merger in addition to their interests as stockholders generally, as described in the section below entitled ‘‘The Merger—Interests of Directors and Executive Officers in the Merger.’’

The foregoing discussion summarizes the material factors considered by our board of directors in its consideration of the merger. In view of the wide variety of factors considered by our board of directors, the amount of information considered and the complexity of these matters, our board of directors did not find it practicable to, and did not attempt to, rank, quantify, make specific assignments of, or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of our board of directors gave different weights to different factors. Our board of directors considered these factors as a whole, and in their totality considered them to be favorable to, and to support, its determination to approve the merger agreement and the merger.

Certain Projections

We do not as a matter of course make public projections as to future performance, earnings or other results beyond the current fiscal year, and we are especially wary of making projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, in connection with the due diligence review of SunCom by potential buyers, we provided to T-Mobile and to other potential buyers, as well as to Goldman Sachs in connection with its evaluation of the fairness of the merger consideration, non-public, internal financial forecasts regarding our anticipated future operations for the 2007, 2008 and 2009 fiscal years. We have included below a summary of these projections to give our stockholders access to certain non-public information that was furnished to third parties and was considered by our financial advisors and by our board for purposes of evaluating the merger. A summary of these internal financial forecasts is set forth below.

The internal financial forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles. In addition, the projections were not prepared with the assistance of, or reviewed, compiled or examined by, independent accountants. The financial projections do not comply with generally accepted accounting principles. The summary of these internal financial forecasts is not being included in this proxy statement to influence your decision whether to vote for the merger, but because these internal financial forecasts were provided by us to T-Mobile and to other potential buyers as well as to Goldman Sachs.

These internal financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of our management. Important factors that may affect actual results and cause the internal financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to our business (including our ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory environment, general business and economic conditions and other factors described under ‘‘Cautionary Statement Concerning Forward-Looking Information.’’ The internal financial forecasts also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial forecasts. Accordingly, there can be no assurance that the projections will be realized.

The inclusion of these internal financial forecasts in this proxy statement should not be regarded as an indication that any of SunCom, T-Mobile or their respective affiliates, advisors or representatives considered the internal financial forecasts to be predictive of actual future events, and the internal financial forecasts should not be relied upon as such. None of SunCom, T-Mobile or their respective affiliates, advisors, officers, directors, partners or representatives can give you any assurance that actual results will not differ from these internal financial forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile these internal financial forecasts to reflect circumstances existing after the date the internal financial forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. Neither SunCom, nor, to our knowledge, T-Mobile, intends to make publicly available any update or other revision to these internal financial forecasts. None of SunCom or our respective affiliates, advisors, officers, directors, partners or representatives has made or makes any representation to any stockholder or other person regarding our ultimate performance compared to the information contained in these internal financial forecasts or that forecasted results will be achieved. We have made no representation to T-Mobile, in the merger agreement or otherwise, concerning these internal financial forecasts.

	2007E	2008E	2009E
		(millions)
Revenues
Service Revenue	$763.7	$819.1	$850.8
Roaming Revenue	105.0	109.3	116.2
USF Revenue	7.9	7.8	7.8
Total Revenue	$876.6	$936.2	$974.7
Operating Expense
Cost of Service	$263.4	$272.3	$274.6
G&A (1)	216.9	217.3	205.2
Selling and Marketing	210.7	214.1	213.1
Total Operating Expense	$691.0	$703.7	$693.0
Adjusted EBITDA (2)	$185.5	$232.5	$281.7

(1)	Includes corporate expense.
(2)	Adjusted EBITDA is net income (loss) plus net interest expense, income taxes, depreciation and gain (loss) on asset disposal, amortization, non-cash compensation and, for 2007E, loss on the exchange transaction. Adjusted EBITDA is not a measure of performance under generally accepted accounting principles and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. Further, our calculation of Adjusted EBITDA may differ from that used by others.

SunCom management developed these internal financial forecasts based on actual year-to-date results (as of the date of the internal financial forecasts) and on the following significant assumptions:

•	Gross add penetration rate was expected to remain constant at approximately 2.4% over the projection period, in line with 2006;

•	Monthly customer churn was expected to increase from approximately 2.5% in 2007 to 2.7% in 2009, reflecting the higher churn profile of customers purchasing our prepay service;

•	Average subscriber count was expected to increase by 5.3% annually, primarily as a result of a growing population in our markets as well as the growth of our prepay service offering;

•	Average revenue per user (ARPU) was expected to decline by approximately 1.1% annually due to the introduction of lower ARPU prepay services, partially offset by additional revenues from features such as data and text messaging services;

•	Roaming revenues were expected to increase significantly in 2007 due to higher traffic from our roaming partners, primarily driven by the growth in the subscriber base of T-Mobile; Roaming revenues were expected to grow at a 5.2% compound annual rate over the remainder of the forecast period partly driven by the increased coverage due to a planned cell site build;

•	Overall expenses were expected to increase due to general cost inflation and the impact of subscriber changes on our variable operating costs, partially offset by cost-reducing initiatives;

•	Cost of service, excluding handset expenses, was expected to increase as a result of our increasing subscriber base, partially offset by incollect cost savings due to a planned cell site build;

•	General and administrative expenses were expected to decline due to cost-reducing initiatives, partially offset by increased expenses relating to higher average subscriber count;

•	Selling and marketing expenses were expected to increase slightly, primarily driven by the magnitude of gross adds as well as retention efforts across a larger subscriber base; and

•	Capital expenditures were expected to be approximately $70 million annually, plus an additional $36 million budgeted during each of 2007 and 2008 for a cell site build.

The financial projections excluded capital expenditures of approximately $250 million to $300 million over the forecast period related to a universal mobile telecommunications system, or UMTS, upgrade that could be required to remain competitive. Additionally, the financial projections did not address the competitive effects of T-Mobile’s recent purchase of spectrum in SunCom’s domestic markets and possible build-out of network in these markets by T-Mobile, potentially resulting in a loss of revenue, increased churn and reduced customer additions.

Subsequent to the preparation of the foregoing estimates, SunCom disclosed that since the beginning of the third quarter of 2007, SunCom has seen roaming volumes from T-Mobile, its largest roaming partner, decline. After discussions with T-Mobile in July 2007, SunCom estimated that this change will result in an approximate 25 percent decrease in roaming volumes, or approximately $5 million less roaming revenue, on a quarterly basis, as compared to the second quarter of 2007. SunCom then informed potential buyers that the foregoing Adjusted EBITDA estimates could be revised to the following:

	2007E	2008E	2009E
Adjusted EBITDA	$167.1	$203.2	$246.8

Opinion of Goldman, Sachs & Co.

Goldman Sachs rendered its oral opinion, subsequently confirmed by delivery of its written opinion, dated September 16, 2007, to our board of directors that, as of September 16, 2007 and based upon and subject to the factors and assumptions set forth in the opinion, the $27.00 per share to be received by holders of shares of SunCom Class A common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated September 16, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. Goldman Sachs provided its opinion for the information and assistance of SunCom’s board of directors in connection with its consideration of the merger. Goldman Sachs’ opinion does not constitute a recommendation as to how any holder of SunCom Class A common stock should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and annual reports on Form 10-K of SunCom for the five fiscal years ended December 31, 2006;

•	certain interim reports to stockholders and quarterly reports on Form 10-Q of SunCom;

•	certain other communications from SunCom to its stockholders;

•	certain publicly available research analyst reports for SunCom; and

•	certain internal financial analyses and forecasts for SunCom prepared by SunCom’s management and approved for Goldman Sachs’ use by SunCom.

Goldman Sachs also has held discussions with members of the senior management of SunCom regarding their assessment of the past and current business operations, financial condition and future prospects of SunCom. In addition, Goldman Sachs has reviewed the reported price and trading activity for SunCom Class A common stock, compared certain financial and stock market information for SunCom with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the wireless industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as Goldman Sachs considered appropriate.

For purposes of rendering its opinion, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it. Goldman Sachs assumed, with the consent of SunCom’s board of directors, that the internal financial forecasts prepared by the management of SunCom were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of SunCom. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of SunCom or any of its subsidiaries, and it has not been furnished with any such evaluation or appraisal. Goldman Sachs’ opinion did not address any legal, regulatory, tax or accounting matters.

Goldman Sachs’ opinion did not address the underlying business decision of SunCom to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to SunCom. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, September 16, 2007, and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after such date.

The following is a summary of the material financial analyses presented by Goldman Sachs to SunCom’s board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, and is qualified by reference to the written opinion of Goldman Sachs attached as Annex B to this proxy statement. The order of analyses described does not represent the relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 16, 2007 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis

Goldman Sachs reviewed the historical trading prices and volumes for shares of SunCom Class A common stock for the one-year period ending September 14, 2007. In addition, Goldman Sachs analyzed the consideration to be received by holders of shares of SunCom Class A common stock pursuant to the merger agreement in relation to the latest twelve-month, six-month and one-month average market prices of shares of SunCom Class A common stock. Goldman Sachs also analyzed the consideration to be received by holders of shares of SunCom Class A common stock pursuant to the merger agreement in relation to the closing price of shares of SunCom Class A common stock on September 14, 2007, the last trading day before the announcement of the proposed merger, since July 13, 2007, the day on which shares of SunCom common stock resumed trading on the New York Stock Exchange, since May 16, 2007, the day on which the consummation of the debt-for-equity exchange was announced, and since February 1, 2007, the first trading day after the announcement of the debt-for-equity exchange agreement.

This analysis indicated that the consideration to be received by holders of shares of SunCom Class A common stock pursuant to the merger agreement represented:

•	a premium of approximately 84% based on the average closing price of shares of SunCom Class A common stock over the twelve-month period ending September 14, 2007;

•	a premium of approximately 44% based on the average closing price of shares of SunCom Class A common stock over the six-month period ending September 14, 2007;

•	a premium of approximately 31% based on the average closing price of shares of SunCom Class A common stock over the one-month period ending September 14, 2007;

•	a premium of approximately 23% based on the closing price of shares of SunCom Class A common stock on September 14, 2007, the last trading day before the announcement of the proposed merger;

•	a premium of approximately 20% based on the average closing price of shares of SunCom Class A common stock from July 13, 2007, the day on which shares of SunCom Class A common stock resumed trading on the New York Stock Exchange, until September 14, 2007;

•	a premium of approximately 34% based on the average closing price of shares of SunCom Class A common stock from May 16, 2007, the day on which the consummation of the exchange transaction was announced, until September 14, 2007; and

•	a premium of approximately 54% based on the split-adjusted average closing price of shares of SunCom Class A common stock from February 1, 2007, the first trading day after the announcement of the January 31, 2007 exchange agreement, until September 14, 2007.

Selected Transactions Analysis

Goldman Sachs analyzed certain publicly available information and Wall Street research relating to the selected transactions listed below involving companies in the wireless industry:

•	MetroPCS Communications Inc. / Leap Wireless International, Inc. (at stated offer price of $77.89) (September 2007)

•	Verizon Communications Inc. / Rural Cellular Corp. (July 2007)

•	AT&T Inc. / Dobson Communications Corp. (June 2007)

•	Atlantis Holdings (an entity controlled by TPG Partners V, L.P. and GS Capital Partners VI Fund, L.P.) / Alltel Corporation (May 2007)

•	Sprint Nextel Corp. / Nextel Partners Inc. (December 2005)

•	Sprint Nextel Corp. / Alamosa Holdings Inc. (November 2005)

•	Alltel Corporation / Midwest Wireless Holdings LLC (November 2005)

•	Quadrangle Capital Partners LP & Citigroup Venture Capital Equity Partners, L.P. / NTELOS Inc. (January 2005)

•	Alltel Corporation / Western Wireless Corporation (January 2005)

•	Sprint Corporation / Nextel Communications, Inc. (December 2004)

•	Alamosa Holdings, Inc. / AirGate PCS, Inc. (December 2004)

•	Rogers Wireless Communications Inc. / Microcell Telecommunications Inc. (September 2004)

•	Cingular Wireless LLC / AT&T Wireless Services, Inc. (February 2004)

•	Dobson Communications Corporation / American Cellular Corporation (July 2003)

•	US Cellular Corporation / PrimeCo Wireless Communications LLC (acquisition of equity interest in Chicago 20MHz LLC) (May 2002)

•	Alltel Corporation / CenturyTel, Inc. Wireless (March 2002)

For each of the selected transactions, Goldman Sachs calculated and compared the enterprise value of the target as a multiple of EBITDA over the twelve-month period prior to the merger, or LTM, and projected EBITDA for the first fiscal year following the merger, or FY1. As used in this description of Goldman Sachs’ financial analyses, EBITDA means earnings before interest, taxes, depreciation and amortization. For each of the selected transactions, Goldman Sachs also calculated and compared the premium, defined as the difference between the price offered to the holders of the shares in the transaction compared to the average market price for the shares of the acquired company for the one-week period prior to the announcement of the transaction or the disclosure of a potential merger.

The following table sets forth the range, median and mean, of the above information for the selected transactions:

	Enterprise Value/ EBITDA (LTM)	Enterprise Value/ EBITDA (FY1)	Premium to Market (1 Week)
Range	6.8 – 17.3x	7.4 – 12.5x	(0.2%) – 33.0%
Mean	11.4x	9.6x	15.4%
Median	10.5x	9.6x	12.1%

Goldman Sachs also calculated selected multiples for SunCom based on the $27.00 to be paid for each share of SunCom Class A common stock and the selected transactions identified below. Goldman Sachs calculated an implied enterprise value for SunCom based on the implied equity value by adding the amount of SunCom’s net debt, as provided by SunCom’s management, to the equity value implied by the $27.00 to be paid for each share of SunCom Class A common stock. Estimates of future EBITDA for SunCom used by Goldman Sachs in this analysis were based on the internal financial forecasts prepared by the management of SunCom. Goldman Sachs calculated the enterprise value implied by the $27.00 to be paid for each share of SunCom Class A common stock as a multiple of estimated EBITDA for calendar year 2007 on a pro forma basis (including for full year of T-Mobile roaming loss) and for calendar years 2008 and 2009. Goldman Sachs also divided the multiple of estimated EBITDA for calendar year 2007 by the expected rate of growth for 2007 through 2009. Goldman Sachs compared each of these results against similar calculations for the selected transactions identified below.

The following tables sets forth the analysis referred to above:

Enterprise Value / EBITDA	Implied Multiple at $27.00	Verizon / Rural Cellular	AT&T / Dobson
2007E (SunCom pro forma for full year of T-Mobile roaming loss)	15.3x	9.9x	10.1x
2008E	11.8x	9.2x	9.5x
2009E	9.7x	8.8x	8.8x

	Implied Multiple at $27.00	Verizon / Rural Cellular	AT&T / Dobson
2007 Enterprise Value / EBITDA Multiple / 2007-2009 EBITDA Growth	0.59	1.62	1.42

Although none of the selected transactions or the companies party to the transactions is directly comparable to the merger or to SunCom or T-Mobile, Goldman Sachs chose the above transactions because they involve transactions that, for purposes of analysis, may be considered similar to the merger and/or involve publicly-traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of SunCom or T-Mobile.

Selected Companies Analysis

Goldman Sachs reviewed certain financial information and public market multiples for the following publicly traded companies in the U.S. wireless industry:

Selected Publicly Traded National Carriers:

–	Sprint Nextel Corp.

Selected Publicly Traded Regional Cellular Companies:

–	Centennial Communications Corp.

–	NTELOS Holdings Corp.

–	United States Cellular Corporation

–	Dobson Communications Corp.

–	Rural Cellular Corp.

–	Alltel Corporation

Selected Publicly-Traded Regional PCS Companies:

–	IPCS Inc.

–	Leap Wireless International, Inc.

–	MetroPCS Communications Inc.

Goldman Sachs calculated the enterprise value as a multiple of estimated EBITDA for SunCom (based on the closing price of $22.00 per share of SunCom Class A common stock on September 14, 2007, the last trading day before the announcement of the proposed merger and using both the estimated EBITDA based on publicly available analyst research from Stanford Financial Group reviewed by Goldman Sachs and the estimated EBITDA based on the internal financial forecasts prepared by the management of SunCom) and for the selected publicly traded companies in the wireless industries listed above for calendar years 2007 and 2008. Although none of the selected companies is directly comparable to SunCom, Goldman Sachs chose the companies because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of SunCom. The enterprise value to estimated EBITDA ratio for the selected companies used by Goldman Sachs in this analysis was based on publicly available financial statements and Wall Street research.

The following table sets forth the range, median and mean, of the multiples described above:

	Adjusted Enterprise Value/ EBITDA (2007E)	Adjusted Enterprise Value/ EBITDA (2008E)
Range:	6.2 – 16.2x	5.3 – 12.1x
Mean:	11.1x	9.3x
Median:	10.2x	9.5x

Goldman Sachs’ calculations of selected multiples for SunCom based on the $27.00 to be paid for each share of SunCom Class A common stock are set forth under ‘‘Opinion of Goldman, Sachs & Co.—Selected Transaction Analysis.’’

Illustrative Discounted Cash Flow Analysis

Goldman Sachs performed an illustrative discounted cash flow analysis using the internal financial forecasts prepared by the management of SunCom to determine indications of implied equity values per share of SunCom Class A common stock. In analyzing the internal financial forecasts prepared by the management of SunCom, Goldman Sachs applied discount rates ranging from 8.00% to 10.00%, reflecting estimates of the weighted average cost of capital of SunCom, and terminal EBITDA multiples ranging from 7.5x to 10.5x. This analysis resulted in a range of illustrative implied equity values per share of SunCom Class A common stock of $15.04 to $26.78.

Using the same internal financial forecasts prepared by the management of SunCom as in the illustrative discounted cash flow analysis and assuming a constant 9% weighted average cost of capital of SunCom and an 8.5x terminal EBITDA multiple, Goldman Sachs analyzed sensitivities to the discounted cash flow analysis to determine the effect of increases or decreases in the projected average revenue per user, or ARPU, for SunCom, amount of roaming minutes on SunCom’s network, monthly churn (defined as the number of terminations in a period divided by the average subscriber base in that period divided by the number of months in that period), and annual gross add penetration (defined as the percentage of the population in areas served by SunCom that become SunCom subscribers in a given year) on the implied equity value per share of SunCom common stock.

Goldman Sachs applied a range of changes in SunCom’s projected ARPU of a decrease of $2.00 to an increase of $2.00 and a range of the amount of roaming minutes on SunCom’s network of 25% to 125% of projected roaming minutes use to the illustrative equity value per share of SunCom Class A common stock implied in Goldman Sachs’ discounted cash flow analysis by a constant 9% weighted average cost of capital of SunCom and an 8.5x terminal EBITDA multiple. Based on the foregoing, Goldman Sachs derived illustrative implied equity values per share of SunCom Class A common stock ranging from $7.11 to $25.78.

Goldman Sachs also applied a range of changes in the projected SunCom monthly churn of an increase of 0.2% to a decrease of 0.2% and a range of changes in the projected SunCom annual gross add penetration of a decrease of 0.2% to an increase of 0.2% to the equity value per share of SunCom Class A common stock implied in Goldman Sachs’ discounted cash flow analysis by a constant 9% weighted average cost of capital of SunCom and an 8.5x terminal EBITDA multiple. Based on the foregoing, Goldman Sachs derived illustrative implied equity values per share of SunCom Class A common stock ranging from $15.32 to $22.96.

Miscellaneous

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to SunCom or the contemplated merger.

Goldman Sachs prepared these analyses for the purpose of undertaking a study to enable Goldman Sachs to render its opinion as to the fairness from a financial point of view to the holders of shares of SunCom Class A common stock of the $27.00 per share to be received by these stockholders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of SunCom, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasted.

The $27.00 per share merger consideration for all of the issued and outstanding shares of SunCom Class A common stock was determined through arm’s-length negotiations among SunCom, T-Mobile and Merger Sub and was approved by the SunCom board of directors. Goldman Sachs provided advice to SunCom during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to SunCom or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the proposed merger.

As described above, Goldman Sachs’ opinion to SunCom’s board of directors was one of many factors taken into consideration by SunCom’s board of directors in making its decision to approve the merger. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with its fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of SunCom, T-Mobile and any of their respective affiliates or any currency or commodity that is involved in the merger for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to SunCom in connection with, and participated in certain of the negotiations leading to, the merger. In addition, Goldman Sachs has provided certain investment banking and other financial services to SunCom and its affiliates from time to time. Goldman Sachs also has provided certain investment banking and other financial services to T-Mobile and its affiliates from time to time, including acting as co-advisor to Deutsche Telekom AG, the indirect parent company of T-Mobile, in connection with its tender offer to acquire the remaining shares of T-Online AG it did not already own in June 2006; and as co-manager with respect to Deutsche Telekom’s issuance of bonds (aggregate principal amount of $1,500,000,000) in October 2006. Goldman Sachs may provide investment banking and other financial services to SunCom, T-Mobile, Deutsche Telekom and their respective affiliates in the future. In connection with the above-described services Goldman Sachs has received, and may receive, compensation. As of the date hereof, an affiliate of Goldman Sachs owns 2.4% of the outstanding shares of SunCom Class A common stock.

SunCom’s board of directors engaged Goldman Sachs because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the contemplated merger. Pursuant to an engagement letter between SunCom and Goldman Sachs, SunCom has agreed to pay Goldman Sachs a transaction fee of approximately 1.0% of the ‘‘aggregate consideration’’ to be paid in the transaction, or approximately $26 million. The ‘‘aggregate consideration’’ for purposes of determining the fee will be the total consideration paid for SunCom’s outstanding equity securities, plus the principal amount of all indebtedness for borrowed money as set forth on the most recent consolidated balance sheet of SunCom prior to the merger. A substantial portion of the transaction fee will become payable only if the merger is consummated. In addition, SunCom has agreed to reimburse Goldman Sachs for its expenses, including attorney’s fees and disbursements, incurred in connection with this engagement and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Interests of Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors in favor of the merger, you should be aware that members of our board of directors and our executive officers have interests in the merger that are different from, or in addition to, yours. All such additional interests are described below, to the extent material. Except as described below, such persons have, to our knowledge, no material interests in the merger apart from those of stockholders generally. Our board of directors was aware of, and considered the interests of, our directors and executive officers in approving the merger agreement and the merger. Please see ‘‘Security Ownership of Certain Beneficial Owners, Directors and Executive Officers’’ for a discussion of the shares of our Class A common stock beneficially owned by our directors and executive officers.

Indemnification and Insurance

The merger agreement provides that all rights of exculpation, indemnification and advancement of expenses now existing in favor of our and our subsidiaries’ current and former directors, officers or employees, as provided in our respective certificates of incorporation or bylaws or other similar constituent documents, or in any agreement in effect as of the date of the merger agreement, will be assumed by the surviving corporation of the merger, and will continue in full force and effect. T-Mobile agreed to cause the surviving corporation of the merger to comply with and honor these obligations. Accordingly, the merger agreement provides that, for six years after the effective time of the merger, the surviving corporation of the merger will (and T-Mobile will cause the surviving corporation of the merger to) maintain in effect such rights of exculpation, indemnification and advancement of expenses and not to amend, repeal or otherwise modify such rights in any manner that would adversely affect any applicable individual. The merger agreement further provides that we shall obtain a six-year ‘‘tail’’ policy to our current directors’ and officers’ liability insurance policies for acts or omissions occurring prior to the effective time of the merger covering those persons who were, as of the date of the merger agreement, covered by our directors’ and officers’ liability insurance policies, on terms with respect to coverage and amounts no less favorable than those in effect on the date of the merger agreement, subject to certain maximum cost limitations, and that T-Mobile will maintain this policy after the effective time of the merger. See ‘‘The Merger Agreement —Indemnification and Insurance.’’

Restricted Shares

Pursuant to our director compensation policy and our equity incentive plan, we compensate our directors and employees, including our executive officers, with, among other things, grants of restricted shares of our Class A common stock, which are granted subject to vesting or other lapse restrictions. Under the terms of the merger agreement, all of the outstanding restricted shares of our Class A common stock will vest and become free of such restrictions immediately prior to the effective time of the merger and will be cancelled and converted into the right to receive $27.00 per share in cash, without interest and less any applicable withholding taxes, upon the consummation of the merger (subject to certain limitations with respect to restricted shares issued after the date of the merger agreement, as described below and in ‘‘The Merger Agreement—Treatment of Restricted Shares’’).

The following table shows the number of restricted shares of our Class A common stock currently held by our directors and executive officers that will vest upon the consummation of the merger and the value realized with respect to the vesting of such restricted shares on the basis of each share converting to the right to receive $27.00 in cash.

Name	Number of Restricted Shares Held (2)	Value Realized on Consummation of Merger ($)
Executive Officers:
Michael E. Kalogris	68,250	1,842,750
Eric Haskell	27,750	749,250
William A. Robinson	37,000	999,000
Raul Burgos	24,000	648,000
Laura M. Shaw-Porter	12,000	324,000
Directors:
Scott I. Anderson	3,000	81,500
Niles K. Chura	1,500	40,500
Patrick H. Daugherty	1,500	40,500
Jerry V. Elliott	1,500	40,500
G. Edward Evans	1,500	40,500
Gustavo A. Prilick	1,500	40,500
Karim Samii (1)	—	—
Joseph Thornton (1)	—	—
James J. Volk	1,500	40,500

(1)	Messrs. Samii and Thornton have waived their right to receive any director fees, including grants of restricted shares, in connection with their participation on our board of directors.
(2)	We make annual incentive grants of restricted stock to eligible employees, including our executive officers, and to our directors (other than Messrs. Samii and Thornton) in May of each year. Under the merger agreement, we are permitted to make an annual incentive grant on May 1, 2008, provided that only a pro-rata portion of these shares would be converted into the right to receive the merger consideration, and the remaining unvested restricted shares would be forfeited. While we expect to close the merger in the second quarter of 2008, the latest date on which the merger may be consummated under the merger agreement is September 16, 2008. In order to demonstrate the maximum amounts that we currently believe could be received by our directors and executive officers (assuming that the parties do not agree to amend the merger agreement to extend the end date), we have assumed a closing date of September 16, 2008 to calculate the pro-rata vesting of each May 1, 2008 restricted share grant below and to calculate potential severance and termination payments beginning on page 30. We have further assumed that restricted share grants to Messrs. Kalogris and Haskell will vest in equal installments over 36 months and that restricted share grants to Mr. Robinson and Ms. Shaw-Porter will vest in equal installments over 48 months. Accordingly, if an annual incentive grant is issued on May 1, 2008 and assuming the merger closes on September 16, 2008, our executive officers would receive, in addition to the amounts described above, the following with respect to such May 1, 2008 grant of restricted stock:

Name	Restricted Shares		Value Realized on Consummation of Merger ($)
	Total Grant	Pro Rata Vest
Michael E. Kalogris	22,750	2,888	77,976
Eric Haskell	9,250	1,174	31,698
William A. Robinson	9,250	880	23,760
Raul Burgos	—	—	—
Laura M. Shaw-Porter	3,000	285	7,695

If an annual incentive grant is issued on May 1, 2008 to our directors, each of Messrs. Anderson, Chura, Daugherty, Elliott, Evans, Prilick and Volk would receive up to 1,500 restricted shares with a value realized on consummation of the merger of up to $15,417, assuming a one-year vesting schedule and the merger closing on September 16, 2008.

Sale Bonus Arrangements

In connection with the exchange transaction that closed in May 2007, we approved amendments to the employment agreements of Messrs. Kalogris, Haskell and Robinson to provide for, among other things, a bonus pool to be established and shared in the event of our sale, subject to certain conditions. On September 16, 2007, our board of directors approved further changes to the employment agreements for those individuals to, among other things, increase the amounts payable upon our sale. In addition, our board of directors approved additional sale bonuses to be paid to Mr. Burgos and Ms. Shaw-Porter and certain other management-level associates employed domestically and at our Puerto Rico operating subsidiary. The consummation of the merger will result in payments to our executive officers under these sale bonus arrangements. No sale bonuses will be paid under these arrangements, however, unless the merger is consummated by December 31, 2008.

Our executive officers must remain employed by us through the closing of the merger to receive a sale bonus, provided that, if an executive officer is terminated without cause, he or she will remain eligible to receive a sale bonus. In addition, during the period prior to the closing of the merger, our executive officers will be required to comply with the directions of our board of directors, comply with certain expense policies and refrain from seeking new employment or soliciting other employees for employment on behalf of any other person or entity. Payment of any sale bonus is based on the sale proceeds of the merger and is payable only upon receipt of the sale proceeds in connection with consummation of the merger.

The following table shows the sale bonus payable to each executive officer upon consummation of the merger, assuming aggregate sale proceeds (as defined in the sale bonus agreements) of $2.4 billion and satisfaction of all contingencies under his or her respective sale bonus agreement.

Name	Sale Bonus Amount ($)
Michael E. Kalogris	8,375,000
Eric Haskell	2,460,084
William A. Robinson	6,022,059
Raul Burgos	375,000
Laura M. Shaw-Porter	100,000

Potential Severance and Termination Payments

We have entered into employment agreements with Messrs. Kalogris, Haskell, Robinson and Burgos and a letter agreement with Ms. Shaw-Porter. The consummation of the merger may result in severance payments to these executive officers under their respective agreements if their employment is terminated.

Pursuant to the terms of their respective employment agreements, Messrs. Kalogris and Robinson will be eligible to receive the following severance benefits if their employment is terminated (1) by SunCom without cause (as defined), (2) by SunCom by notice of non-renewal, (3) by the executive for good reason (as defined) or (4) by reason of the executive’s death or disability:

•	two times their annual base salary as of the date of termination;

•	two times their target incentive bonus under our management business objective (which we refer to in this proxy statement as MBO) plan;

•	a pro-rata portion of their bonus under our MBO plan to which they otherwise would be entitled for the calendar year in which the termination occurs;

•	immediate vesting of all unvested restricted shares of SunCom Class A common stock as of the date of termination; and

•	continuation of existing medical, dental and prescription drug coverage for a period of 24 months.

Pursuant to the terms of his employment agreement, Mr. Haskell will be eligible to receive the following severance benefits if his employment is terminated (1) by SunCom without cause (as defined), (2) by SunCom by notice of non-renewal, (3) by him for good reason (as defined), (4) by reason of his death or disability, or (5) automatically on the earlier to occur of (i) the closing of the merger or (ii) December 31, 2007:

•	one times his annual base salary as of the date of termination;

•	one times his target incentive bonus under our MBO plan;

•	a pro-rata portion of his bonus under our MBO plan to which he otherwise would be entitled for the calendar year in which the termination occurs;

•	immediate vesting of all unvested restricted shares of SunCom Class A common stock as of the date of termination; and

•	continuation of existing medical, dental and prescription drug coverage for a period of 24 months.

Pursuant to the terms of his employment agreement, Mr. Burgos will be eligible to receive the following severance benefits if his employment is terminated by SunCom without cause (as defined) or by him for good reason (as defined):

•	one times his annual base salary as of the date of termination;

•	a pro-rata portion of his bonus under our MBO plan to which he otherwise would be entitled for the calendar year in which the termination occurs;

•	immediate vesting of all unvested restricted shares of SunCom Class A common stock as of the date of termination; and

•	continuation of existing medical, dental and prescription drug coverage for a period of 12 months.

Pursuant to the terms of her letter agreement, Ms. Shaw-Porter will be eligible to receive the following severance benefits if her employment is terminated (1) by SunCom without cause (as defined), (2) by her for good reason (as defined), or (3) by reason of her death or disability:

•	one times her annual base salary in effect on the date of termination;

•	one times her target incentive bonus under our MBO plan;

•	a pro-rata portion of her bonus under our MBO plan to which she otherwise would be entitled for the calendar year in which the termination occurs;

•	immediate vesting of all unvested restricted shares of SunCom Class A common stock as of the date of termination; and

•	payment of SunCom’s portion of the COBRA premiums to continue health insurance benefits for the first 12 months following the date of termination.

Based upon information available as of the date of this proxy statement, the following table summarizes the cash severance payments that Messrs. Kalogris, Haskell, Robinson and Burgos and Ms. Shaw-Porter would be entitled to receive if the merger was consummated on September 16, 2008 and such executive officer’s employment was terminated immediately thereafter for one of the reasons described above (exclusive of the value of the restricted shares held by our executive officers, which is discussed above).

Name	Severance Based on				Aggregate Severance Amount ($)
	Salary ($)	Bonus ($)	Pro Rata Bonus ($)	Benefits ($)
Michael E. Kalogris	1,000,000	1,000,000	333,333	30,872	2,364,205
Eric Haskell	285,000	285,000	190,000	30,872	790,872
William A. Robinson	550,000	550,000	183,333	39,771	1,323,104
Raul Burgos	246,750	—	82,250	15,436	344,436
Laura M. Shaw-Porter	212,000	285,000	70,667	3,948	571,615

Retention Bonuses

Pursuant to the terms of his employment agreement, Mr. Burgos is entitled to receive a retention bonus if he is employed on a bonus payment date and his overall performance evaluation meets our minimum acceptable standards. Mr. Burgos will be entitled to receive any portion of his retention bonus not previously paid under the terms of his employment agreement in the event of the merger if (1) his employment with us is terminated in connection with the merger or prior to the one-year anniversary of the merger, (2) he declines employment or terminates employment prior to the one-year anniversary of the merger because his offer of employment or continuation of employment is in a position that is not substantially similar to his position prior to the merger or his position is located more than 30 miles from his principal business office prior to the merger, or (3) he remains in employment with us for the one-year period immediately following the merger. Based upon information available as of the date of this proxy statement, the retention bonus amount that Mr. Burgos would be entitled to receive is $40,000 in August 2008 and $40,000 in August 2009 for an aggregate of $80,000 remaining to be paid under the terms of his employment agreement.

Pursuant to the terms of her letter agreement, Ms. Shaw-Porter is entitled to receive a retention bonus equal to 25% of her salary at the time the retention bonus is paid if she remains employed by SunCom. Payment is made in two installments, the first installment having been paid in June 2007 and the second installment to be paid on or before December 28, 2007. Based upon information available as of the date of this proxy statement, the amount of Ms. Shaw-Porter’s second installment payment would be $31,800, provided she is employed by us on the payment date.

Operations Committee Compensation

The board of directors formed an operations committee to develop with management a long-range operating plan for SunCom and to oversee operations generally. The board of directors approved compensation for operations committee service by its members of $450 per hour. Gustavo A. Prilick and James J. Volk are members of the operations committee, and it is contemplated that Messrs. Prilick and Volk will perform substantially, if not all, of the work of the operations committee. The board of directors also approved $700,000 to be paid to Messrs. Prilick and Volk, in the aggregate, in connection with their operations committee service upon the consummation of the merger and to be apportioned between Mr. Prilick and Mr. Volk relative to their respective contributions to the work of the operations committee.

Material United States Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of our Class A common stock whose shares are exchanged for cash in the merger. We base this summary on the provisions of the Internal Revenue Code of 1986, as amended (which we refer to in this section as the Code), applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. Any such changes could affect the accuracy of the statements and conclusions set forth in this proxy statement.

For purposes of this summary, we use the term ‘‘U.S. holder’’ to mean a beneficial owner of Class A common stock that is:

•	a citizen or individual resident of the United States for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States, or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

A ‘‘non-U.S. holder’’ is any beneficial owner of our Class A common stock who is not a U.S. holder, as defined above, or a partnership for U.S. federal income tax purposes.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares of our Class A common stock, the tax treatment of a partner in such entity will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of our Class A common stock, you should consult your tax advisor.

This discussion assumes that a U.S. holder holds the shares of Class A common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to a U.S. holder in light of its particular circumstances, or that may apply to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, tax-exempt organizations, financial institutions, mutual funds, United States expatriates, pass-through entities and investors in such entities, holders who hold shares of our Class A common stock as part of a hedge, straddle, constructive sale, or conversion transaction, holders who are subject to the alternative minimum tax provisions of the Code, holders who acquired their shares of our Class A common stock upon the exercise of employee stock options or otherwise as compensation, or holders who acquired their shares of our Class A common stock in exchange for debt). This discussion does not address the tax consequences to any person who actually or constructively owns 5% or more of our Class A common stock. In addition, the discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the federal income tax that may apply to U.S. holders. All holders, including non-U.S. holders, should consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for our Class A common stock pursuant to the merger.

The receipt of cash in exchange for shares of our Class A common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of our Class A common stock pursuant to the merger will recognize capital gain or loss equal to the difference, if any, between (1) the amount of cash received and (2) the holder’s adjusted tax basis in the shares of our Class A common stock surrendered in exchange therefor. Such capital gain or loss will be long-term capital gain or loss if the holder’s holding period for the shares of our Class A common stock exceeds one year as of the date of the merger. Long-term capital gain of an individual generally is subject to a maximum U.S. federal income tax rate of 15%. Certain limitations apply to the use of capital losses. If a U.S. holder acquired different blocks of our stock at different times or different prices, such U.S. holder must determine its tax basis and holding period separately with respect to each block of our stock, and, generally, realized gain or loss must be calculated separately with respect to each identifiable block of shares.

Under the Code, a U.S. holder of Class A common stock may be subject, under certain circumstances, to information reporting on the cash received in the merger unless such U.S. holder is a corporation or other exempt recipient. Backup withholding may also apply (currently at a rate of 28%) with respect to the amount of cash received by a U.S. holder in the merger, unless such U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Regulatory Approvals

Antitrust Clearance

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, the merger may not be completed until the expiration of a 30-day waiting period following the filing of notification and report forms with the Federal Trade Commission, which we refer to as the FTC, and the Antitrust Division of the U.S. Department of Justice, which we refer to as the Antitrust Division, by SunCom and T-Mobile, unless a request for additional information and documentary material is received from the FTC or the Antitrust Division (in which case the waiting period will be extended until 30 days after such additional information and documentary material is provided) or unless early termination of the waiting period is granted. SunCom filed its notification and report form with the FTC and the Antitrust Division under the HSR Act on October 5, 2007. T-Mobile expects to file its notification and report form with the FTC and the Antitrust Division under the HSR Act before the end of October 2007.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the Antitrust Division, the FTC or a state attorney general could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of SunCom or T-Mobile or their subsidiaries and affiliates. Private parties may also bring legal actions under the antitrust laws under certain circumstances.

FCC Approval

Under the Communications Act of 1934, as amended, SunCom and T-Mobile are required to obtain the approval of the Federal Communications Commission, which we refer to in this proxy statement as the FCC, prior to the transfer of control of SunCom’s FCC licenses and other authorizations that will result from the merger. On October 1, 2007, SunCom and T-Mobile filed applications for FCC consent to the transfer of control of licenses and authorizations held by SunCom’s subsidiaries. Applications for FCC consent are subject to petitions to deny and comments from third parties. In addition, the FCC will refer the applications to an interagency committee of representatives from the national security agencies known as ‘‘Team Telecom,’’ which will review the applications for possible national security implications. If requested by Team Telecom, the FCC will condition its approval of the merger on T-Mobile’s agreement to subject the operation of the SunCom network to a national security agreement, such as the agreement that already covers T-Mobile’s existing operations. SunCom expects that the FCC will complete its action on the applications within 180 days after public notice of the applications although no law or regulation requires the FCC to do so within that time period.

THE MERGER AGREEMENT

The following describes the material provisions of the merger agreement, but is not intended to be an exhaustive discussion of the merger agreement. We encourage you to read the merger agreement carefully in its entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The following summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and incorporated by reference into this proxy statement.

The merger agreement has been attached to provide our stockholders with information regarding its terms. It is not intended to provide any other factual information about us. In particular, the assertions embodied in the representations and warranties contained in the merger agreement are made solely for the benefit of the parties and are qualified by information in a confidential disclosure letter provided by us to T-Mobile in connection with the signing of the merger agreement. The disclosure letter contains information that has been included in our prior public filings, as well as potential additional non-public information. This disclosure letter contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Moreover, certain representations and warranties in the merger agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or were used for the purpose of allocating risk between us, on the one hand, and T-Mobile and Merger Sub, on the other hand, rather than establishing matters as fact. Accordingly, the representations and warranties in the merger agreement should not be relied upon by any persons as indicative of the actual state of facts about us, T-Mobile or Merger Sub at the time they were made or otherwise. In addition, the information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in our public disclosures.

Structure; Effective Time; Certain Effects of the Merger

At the effective time of the merger, Merger Sub will merge with and into SunCom, with SunCom surviving the merger as a wholly owned subsidiary of T-Mobile. The merger will be effective when we file the certificate of merger with the Secretary of State of the State of Delaware (or a later time if mutually agreed by Merger Sub and SunCom and provided in the certificate of merger) on the closing date of the merger. The closing date of the merger will occur on the third business day after satisfaction or waiver of all of the conditions to the merger set forth in the merger agreement (or such other date as T-Mobile and SunCom may agree), which are described below in ‘‘The Merger Agreement—Conditions to the Merger,’’ except if the date on which such three-business-day period expires is prior to April 15, 2008, then the parties are not required to close the merger until April 15, 2008.

Following completion of the merger, we will be a privately held corporation and SunCom Class A common stock will no longer be publicly traded. Our current stockholders will cease to have any ownership interest in SunCom or rights as SunCom stockholders, will not participate in any future earnings or growth of SunCom and will not benefit from any appreciation in value of SunCom.

Merger Consideration

Under the terms of the merger agreement, if the merger is completed, each share of SunCom Class A common stock (excluding any shares held immediately prior to the effective time of the merger by T-Mobile, Merger Sub, or held by SunCom, as treasury stock or otherwise, any shares held by stockholders, if any, who have perfected their appraisal rights, and certain restricted shares, the treatment of which is described below) will be converted at the effective time of the merger into the right to receive $27.00 per share, without interest, less any applicable withholding taxes.

Treatment of Restricted Shares

As of the record date, there were approximately [    ] shares of our Class A common stock represented by restricted shares, granted subject to vesting or other lapse restrictions pursuant to our equity incentive plans. Under the terms of the merger agreement, at the effective time of the merger, each restricted share will become immediately vested and free of restrictions and will be cancelled and converted into the right to receive $27.00 in cash, without interest, less any applicable withholding taxes (provided that only a pro rata portion of restricted shares issued after the date of merger agreement, based on the number of months elapsed from the grant until the closing of the merger, would be converted into the right to receive the merger consideration, and the remaining unvested restricted shares would be forfeited).

Exchange and Payment Procedures

At or prior to the effective time of the merger, T-Mobile will appoint a bank or trust company that has been approved in advance by SunCom to act as the paying agent for the payment of the merger consideration in exchange for all shares of our Class A common stock, including the restricted shares. At or prior to the effective time of the merger, T-Mobile will deposit, or will cause to be deposited, with the paying agent, cash in an amount sufficient to pay the aggregate merger consideration. As soon as reasonably practicable, but in any event within five business days following the effective time of the merger, the paying agent will mail to each holder of record of shares of our Class A common stock a letter of transmittal and instructions explaining how to surrender common stock certificates or shares represented by book entry in exchange for the merger consideration. Upon surrender of a certificate or book-entry share to the paying agent for cancellation, together with a properly completed and executed letter of transmittal and any other documents that the paying agent may reasonably require, the holder of such certificate or book-entry share will be entitled to receive the merger consideration in cash, without interest, less any applicable withholding taxes. The paying agent, the surviving corporation in the merger or T-Mobile will be entitled to deduct, withhold and pay to the appropriate taxing authorities any applicable taxes from the merger consideration. Any sum that is withheld and paid to a taxing authority by the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.

These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Representations and Warranties

The merger agreement contains representations and warranties made by the parties solely for their mutual benefit. In particular, the assertions embodied in these representations and warranties have been made for the purpose of allocating risk to one of the parties if those statements prove to be inaccurate, rather than for the purpose of establishing matters as facts, and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement. Moreover, these representations and warranties have been qualified by certain disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement. In general, standards of materiality or material adverse effect (defined below) may apply under the merger agreement in a way that is different from what might be viewed as material to stockholders. The representations and warranties were made only as of the date of the merger agreement or such other date or dates as may be specified in the merger agreement and are subject to more recent developments. Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Furthermore, the representations and warranties contained in the merger agreement will not survive the consummation of the merger and cannot be the basis for any claims under the merger agreement by the other parties after termination of the merger agreement. The representations and warranties in the merger agreement and the description of them in this proxy statement should be read in conjunction with the other information contained in the reports, statements and other filings of SunCom with the SEC. The representations and warranties contained in the merger agreement may or may not have been accurate as of the date they were made and we make no assertion in this proxy statement that they are accurate as of the date of this proxy statement.

The merger agreement contains representations and warranties made by SunCom to T-Mobile and Merger Sub relating to, among other things:

•	our and our subsidiaries’ proper organization, valid existence, good standing and qualification to do business;

•	our capitalization;

•	the absence of any declared or paid dividend and any issuance, sale or repurchase of SunCom securities by us from May 16, 2007 until the date of the merger agreement;

•	our equity interests in our subsidiaries;

•	our corporate power and authority to enter into, and consummate the transactions contemplated by, the merger agreement, and the enforceability of the merger agreement as against us;

•	the absence of violations of or conflicts with our and our subsidiaries’ governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the consents and approvals of governmental and regulatory entities required in connection with the transactions contemplated by the merger agreement;

•	our SEC filings since December 31, 2004 and the consolidated financial statements contained therein;

•	our disclosure controls and procedures and internal controls over financial reporting;

•	the absence of undisclosed liabilities;

•	since December 31, 2006, (1) the absence of any change that would reasonably be expected to have, individually or in the aggregate, a material adverse effect (as defined below) on SunCom, (2) the absence of any action that would be prohibited by certain of the covenants in the merger agreement, and (3) the conduct of the businesses of SunCom and its subsidiaries in the ordinary course consistent with past practice;

•	the absence of litigation, legal proceedings and governmental orders;

•	compliance with applicable laws since December 31, 2004;

•	our employee benefit plans;

•	the absence of any collective bargaining agreement, labor union or threatened labor dispute;

•	environmental matters;

•	the approval of the merger agreement and voting agreement by our board of directors and the recommendation of our board of directors that the stockholders approve the merger;

•	the required vote of our stockholders to adopt and approve the merger agreement and the transactions it contemplates;

•	the inapplicability of takeover statutes and the absence of certain takeover provisions in our governing documents;

•	the receipt by our board of directors of an opinion from Goldman Sachs that, as of the date of the opinion, the merger consideration was fair from a financial point of view to the holders of shares of Class A common stock;

•	brokers’ and finders’ fees;

•	tax matters;

•	intellectual property owned or licensed by us;

•	certain material contracts;

•	our interests in real property, including owned and leased property;

•	our permits and licenses, including FCC licenses, and our compliance with applicable legal requirements;

•	absence of certain related-party transactions; and

•	insurance.

Many of our representations and warranties in the merger agreement are qualified so that they will not be deemed untrue or incorrect by virtue of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events covered by the representation or warranty in question, has had or would be reasonably likely to have a material adverse effect on SunCom. For the purposes of the merger agreement, a ‘‘material adverse effect’’ on SunCom means any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has a material adverse effect on the business, results of operations or condition (financial or otherwise), except for any effects that:

•	result from or relate to changes in general economic or political conditions or the securities, credit or financial markets in general (to the extent that such changes do not have a disproportionate effect on us and our subsidiaries, taken as a whole, relative to our industry peers);

•	changes in or events affecting the mobile wireless voice and data industries in the United States or Caribbean in general or the regions served by us (to the extent that such changes do not have a disproportionate effect on us and our subsidiaries, taken as a whole, relative to our industry peers);

•	regulatory, legislative or other political conditions or developments affecting the mobile wireless voice and data industries (to the extent that such conditions or developments do not have a disproportionate effect on us and our subsidiaries, taken as a whole, relative to our industry peers);

•	public disclosure of the merger agreement;

•	result from any action taken by us that is specifically required by the merger agreement or by the written request of T-Mobile or Merger Sub;

•	changes in law, or the interpretation of any law (to the extent that such changes do not have a disproportionate impact on us and our subsidiaries, taken as a whole, relative to our industry peers);

•	changes in the share price or trading volume of shares of our common stock (provided that the facts and circumstances giving rise or contributing to such an event may constitute or be taken into account in determining the occurrence of a material adverse effect);

•	any failure by us to meet our projections or forecasts (provided that the facts and circumstances giving rise or contributing to such an event may constitute or be taken into account in determining the occurrence of a material adverse effect);

•	any litigation relating to the merger agreement or the transactions contemplated by the merger agreement; or

•	any reductions in the volume of roaming by customers of T-Mobile or its affiliates on SunCom’s network, whether measured by revenue or minutes of use.

The merger agreement also contains various representations and warranties made by T-Mobile and Merger Sub to us relating to, among other things:

•	the proper organization, valid existence and good standing of T-Mobile and Merger Sub;

•	their corporate power and authority to enter into, and consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement as against them;

•	the absence of any violation of, or conflict with, their governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the consents and approvals of governmental and regulatory entities required in connection with the transactions contemplated by the merger agreement;

•	the absence of any pending or threatened claims, actions, suits, proceedings or investigations that would, individually or in the aggregate, reasonably be expected to prevent, render illegal, delay beyond the end date (including any extension) or materially impair the ability of T-Mobile or Merger Sub to consummate the merger (including delivery of the aggregate merger consideration) or any of the other transactions contemplated by the merger agreement;

•	the capitalization of Merger Sub;

•	the availability of funds sufficient for the payment of the merger consideration, the payment of amounts outstanding under SunCom’s current term loan, the payment necessary for the change of control offer required under SunCom’s 8½% Senior Notes due 2013, any amounts needed to consummate the debt offers or debt redemption (if such debt offers and/or debt redemption is requested by T-Mobile) (see ‘‘The Merger Agreement—Treatment of Existing Indebtedness’’ below), and any related fees and expenses;

•	the qualification of T-Mobile and Merger Sub to hold SunCom’s FCC licenses;

•	the accuracy of information supplied by T-Mobile and Merger Sub specifically for inclusion in this proxy statement; and

•	brokers’ and finders’ fees;

Some of the representations and warranties of T-Mobile and Merger Sub are qualified so that they will not be deemed untrue or incorrect by virtue of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events covered by the representation or warranty in question, would reasonably be expected to prevent, render illegal, or delay beyond the end date (including any extension) or materially impair the ability of T-Mobile or Merger Sub to consummate the merger (including delivery of the aggregate merger consideration) and the other transactions contemplated by the merger agreement.

The representations and warranties of each of the parties to the merger agreement will expire upon the completion of the merger.

Conduct of Business Pending the Merger

Under the merger agreement, we agreed that, subject to certain exceptions, between September 16, 2007 and the effective time of the merger, or the earlier termination of the merger agreement in accordance with its terms:

•	we will use our reasonable best efforts to, and to cause our subsidiaries to, conduct operations only in the ordinary course of business consistent with past practice; and

•	we and our subsidiaries will use our commercially reasonable efforts to maintain and preserve intact our business organization, capital structure, material permits and significant business relationships and to keep available the services of our officers and employees.

We have also agreed that, during the same time period, except as previously disclosed to T-Mobile and subject to certain other exceptions, we will not, and will cause each of our subsidiaries not to (unless T-Mobile gives its prior written consent, which is not to be unreasonably withheld):

•	issue, sell, pledge, dispose of, encumber, authorize or propose the issuance, sale, pledge, disposition, encumbrance or authorization of any shares, options, warrants, convertible securities or any other interest in SunCom or our subsidiaries, or grant any restricted shares (other than restricted shares granted in the ordinary course of business in May 2008) or other equity-based awards under any of our benefit plans or otherwise, except for transactions solely with our wholly owned subsidiaries;

•	adopt or propose any change in the organizational documents of SunCom or any of our subsidiaries or adopt any stockholder rights plan or related rights agreement;

•	split, combine or reclassify any outstanding shares of our common stock or declare or pay any dividends;

•	redeem, purchase or acquire any shares of our common stock except in the case of restricted shares;

•	acquire any business entity with a value in excess of $5 million individually or $15 million in the aggregate, other than: (1) expenditures provided for in our fiscal year 2007 budget, (2) with respect to the fiscal quarters ending March 31, 2008 and June 30, 2008, in excess of $5 million, or (3) if made in connection with any transaction solely between us and our wholly owned subsidiaries or between two of our wholly owned subsidiaries;

•	sell, lease, pledge, dispose of, encumber or authorize or propose the sale, lease, pledge, disposition or encumbrance of any FCC license, any network asset or fixed asset worth more than $1 million individually or $5 million in the aggregate, or any other asset worth more than $1 million individually or $5 million in the aggregate, except: (1) with respect to assets other than FCC licenses and network or fixed assets, in the ordinary course of business, (2) as required by law or any regulatory authority, (3) as provided for in our fiscal year 2007 budget, (4) with respect to each of the fiscal quarters ending March 31, 2008 and June 30, 2008, in excess of $3 million, or (5) if made in connection with any transaction solely between us and our wholly owned subsidiaries or between two of our wholly owned subsidiaries;

•	authorize or make capital expenditures, other than the cell site build-out (see ‘‘The Merger Agreement—Site Build-Out’’), that in the aggregate exceed: (1) with respect to fiscal year 2007, 110% of the expenditures provided for in our fiscal year 2007 budget, or (2) with respect to each of the fiscal quarters ending March 31, 2008 and June 30, 2008, $20 million;

•	become liable for any indebtedness, unless the indebtedness: (1) has an aggregate principal amount not greater than $50 million and is prepayable without a penalty, or (2) is the result of repaying or refinancing at maturity any indebtedness existing on September 16, 2007, if prepayable without a penalty;

•	amend or modify any existing indebtedness;

•	except as required by one of our employee benefit plans or applicable law or as deemed advisable to prevent the inclusion of taxable income or penalties: (1) enter into or amend any contract with any of our executive officers or directors, (2) adopt, amend in any material respect or terminate any employee benefit plan, (3) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any employee benefit plan, (4) except in connection with promotions of non-executive employees made in the ordinary course of business, increase the wages, salaries, benefits or incentives of any employee or service provider, or (5) enter into, adopt or amend any collective bargaining agreement;

•	enter into, renew, extend, amend in any material adverse respect, terminate, or grant any release or relinquishment of rights under any contract: (1) required to be filed with the SEC as a ‘‘material contract,’’ (2) related to the formation, creation, operation, management or control of any partnership or joint venture with a third party that is material to our business, (3) related to any indebtedness or the sale, securitization, or servicing of loans in excess of $5 million, (4) containing any commitment to sell or provide, or use or pay for, minutes on a wholesale or other non-retail basis, (5) granting any exclusivity, right of first refusal or similar preferential right, (6) granting any material intellectual property, or (7) containing any non-compete or similar provision;

•	except in the ordinary course of business consistent with past practice and to the extent not otherwise proscribed by any other provision of the merger agreement, enter into, renew, extend, amend in any material adverse respect, terminate, or grant any release or relinquishment of rights under any contract: (1) involving the acquisition or disposition of assets or capital stock or other equity interests of a third party in excess of $5 million, (2) involving an interconnection agreement involving SunCom and another service provider; (3) containing any commitment by us to provide wireless services coverage or build-out tower sites in a particular geographic area, (4) involving a roaming agreement that cannot be terminated on 30 days or less notice, (5) calling for the payment or receipt of more than $10 million over the remaining term, (6) providing for a minimum purchase commitment by us of at least $1 million, or (7) relating to an acquisition, divestiture, merger or similar transaction containing obligations that are still in effect and could reasonably be expected to result in payments in excess of $5 million;

•	assign, transfer, cancel or fail to use commercially reasonable efforts to renew any FCC or state license, except for, only in certain circumstances, FCC licenses related to microwave facilities;

•	assign, transfer, cancel or fail to use commercially reasonable efforts to renew any material real estate leases, unless consistent with our network design, maintenance and growth plans or, with respect to certain leases, in the ordinary course of business and consistent with past practice;

•	except with respect to taxes, compromise or settle any claim or investigation, except in the ordinary course of business and consistent with past practice and without the imposition of material equitable relief on, or the admission of wrongdoing by, us or our subsidiaries;

•	enter into any new line of business outside of our existing business;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•	adopt any material change in accounting principles other than as required by U.S. generally acceptable accounting principles, our outside auditors, applicable law or regulatory guidelines;

•	except in the ordinary course of business, make any material tax election, take any position on any tax return filed or adopt any method that is materially inconsistent with elections made, positions taken or methods used in preparing or filing similar returns in the past, unless required by law;

•	enter into any settlement, compromise, or closing agreement of any material tax liability for an amount materially in excess of the amount reserved or, except as required by law, change any annual tax accounting period relating to any material tax; or

•	except as required by law or any regulatory authority, enter into any contract, agreement, commitment or arrangement or take any action that would, individually or in the aggregate, reasonably be expected to prevent, render illegal, delay beyond the end date (including any extension) or materially impair our ability to consummate the merger and the other transactions contemplated by the merger agreement.

In addition, except as required by applicable laws or as contemplated or permitted by the merger agreement, T-Mobile and Merger Sub agreed that they will not, and T-Mobile will cause its subsidiaries not to, from the date of the merger agreement to the effective time of the merger or, if applicable, the termination of the merger agreement, enter into any agreement for the acquisition of any business, person or assets, or take any other action or fail to take an action, that would, individually or in the aggregate, reasonably be expected to prevent, render illegal, or delay beyond the end date (including any extension) or to materially impair the ability of T-Mobile or Merger Sub to consummate the merger (including delivery of the aggregate merger consideration) and the other transactions contemplated by the merger agreement.

The merger agreement also provides that SunCom and T-Mobile will promptly notify each other of any event that would likely cause any condition to the obligations of any party to effect the merger not to be satisfied, or any event that would likely cause a material adverse effect on SunCom (or a material adverse effect on the ability of SunCom to perform its obligations under the merger agreement and consummate the transactions contemplated by the merger agreement prior to the end date (including any extension), or any event that would, individually or in the aggregate, reasonably be expected to prevent, render illegal, delay beyond the end date (including any extension) or to materially impair the ability of T-Mobile or Merger Sub to consummate the merger (including delivery of the aggregate merger consideration) and the other transactions contemplated by the merger agreement.

Stockholders’ Meeting

The merger agreement requires us, as promptly as reasonably practicable, to call and hold a meeting of our stockholders for the purpose of obtaining the stockholder approval for the merger, which requires the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock. Except in certain circumstances described below in ‘‘The Merger Agreement—Change of Recommendation; Alternative Proposals and Superior Proposals,’’ we are required to include our board of directors’ recommendation in favor of the merger in the proxy statement and to use reasonable best efforts to solicit from our stockholders proxies in favor of the adoption of the merger agreement.

Agreement Not to Solicit Other Offers

Subject to the provisions described in ‘‘The Merger Agreement—Change of Recommendation; Alternative Proposals and Superior Proposals,’’ we agreed that we will not, and we will cause our subsidiaries (or any of our or our subsidiaries’ officers, directors, employees, advisors and other representatives) not to:

•	initiate, solicit or knowingly encourage or facilitate any inquiries, proposals or offers with respect to, or the making or completion of, any Alternative Proposal (as defined below) or any inquiry, proposal or offer that is reasonably likely to lead to an Alternative Proposal;

•	engage or participate in any negotiations regarding, or provide or cause to be provided any non-public information or data relating to SunCom or any of our subsidiaries in connection with, or have any discussions with any person relating to, or that is reasonably likely to lead to, an actual or proposed Alternative Proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make, implement or solicit an Alternative Proposal;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Proposal;

•	enter into, or approve, endorse or recommend, or publicly announce an intention to enter into, or approve, endorse or recommend, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative Proposal or enter into any agreement or agreement in principle requiring SunCom to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or to breach its obligations under the merger agreement; or

•	agree to do any of the above.

In addition, we agreed to cease and cause to be ceased any existing solicitations, discussions or negotiations with any person (other than T-Mobile and Merger Sub) that has made or indicated an intention to make an Alternative Proposal.

‘‘Alternative Proposal’’ means, other than the merger:

•	any inquiry, proposal or offer from any person or group of persons, other than T-Mobile or one of its subsidiaries, for a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, or similar transaction involving SunCom (or any of our subsidiary or subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of SunCom and our subsidiaries, taken as a whole);

•	any proposal for the issuance by SunCom of over 20% of our equity securities; or

•	any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of SunCom and our subsidiaries.

Change of Recommendation; Alternative Proposals and Superior Proposals

Our board of directors may withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify its recommendation that stockholders adopt the merger agreement and approve the merger (which we refer to in this proxy statement as a change of recommendation) if it determines that the failure to effect a change of recommendation would be inconsistent with the fiduciary duties of the board of directors under applicable laws; provided that, prior to effecting a change of recommendation, (1) SunCom has given T-Mobile four business-days’ prior written notice of its intention to effect a change of recommendation, (2) SunCom has made its financial and legal advisors reasonably available to negotiate with T-Mobile in good faith during such four-business-day period (to the extent T-Mobile desires to negotiate), (3) the board of directors has considered in good faith any changes to the merger agreement committed to in writing by T-Mobile and has not determined that a change of recommendation is no longer necessary if such changes were to be given effect, and (4) we have complied in all material respects with our non-solicitation obligations in the merger agreement. Unless the merger agreement has been terminated prior to the meeting of stockholders, we are required to submit the merger agreement to a vote of stockholders even if our board of directors effects a change of recommendation.

Prior to stockholder adoption of the merger agreement, in response to an Alternative Proposal that has not resulted from a breach by us or our representatives of our non-solicitation obligations in the merger agreement, and that our board of directors believes in good faith, after consultation with its outside counsel and financial advisors, that such Alternative Proposal is a Superior Proposal (as defined below) or may reasonably be expected to lead to the receipt of a Superior Proposal, we may furnish non-public information with respect to SunCom and our subsidiaries to the person making such Alternative Proposal and participate in discussions or negotiations with such person and its representatives regarding such Alternative Proposal, so long as:

•	the board of directors determines, after consultation with its outside counsel, that the failure to take such actions would be inconsistent with its fiduciary duties under Delaware law;

•	we enter into a confidentiality agreement with such person that contains confidentiality provisions no less restrictive of and no more favorable to the person making the Alternative Proposal than our confidentiality agreement with T-Mobile; and

•	we promptly provide or make available to T-Mobile any non-public information concerning SunCom or any of our subsidiaries that is provided to the person making the Alternative Proposal or its representatives which was not previously provided or made available to T-Mobile.

We agreed to promptly (and in any event within 48 hours) notify T-Mobile of (1) any Alternative Proposal or indication or inquiry with respect to or that would reasonably be expected to lead to any Alternative Proposal, (2) any request for non-public information relating to SunCom or our subsidiaries, other than requests for information not reasonably expected to be related to or lead to an Alternative Proposal, and (3) any inquiry or request for discussion or negotiation regarding, or that would reasonably be expected to result in, an Alternative Proposal. In each case, we agreed to notify T-Mobile of the identity of the person making any Alternative Proposal or indication or inquiry and the material terms of any Alternative Proposal or indication or inquiry. We also agreed to keep T-Mobile reasonably informed on a reasonably prompt basis of any material change to the terms of any Alternative Proposal or indication or inquiry.

In addition, if, prior to stockholder adoption of the merger agreement, we receive a bona fide written Alternative Proposal that our board of directors concludes in good faith, after consultation with its outside legal counsel and its financial advisors, constitutes a Superior Proposal (as defined below) after giving effect to all adjustments to the terms of the merger agreement which may be offered by T-Mobile, then our board of directors may, if it determines that not doing so would be inconsistent with the its fiduciary duties under Delaware law, terminate the merger agreement for the purpose of entering into a definitive acquisition agreement, merger agreement or similar definitive agreement with respect to such Superior Proposal (as defined below), so long as:

•	we have given T-Mobile four business-days’ prior written notice of our intention to terminate the merger agreement for the purpose of entering into an agreement with respect to a Superior Proposal;

•	we have made our financial and legal advisors reasonably available to negotiate with T-Mobile in good faith during such four-business-day period (to the extent T-Mobile desires to negotiate);

•	our board of directors has considered in good faith any changes to the merger agreement committed to in writing by T-Mobile and has not determined that the Superior Proposal would no longer constitute a Superior Proposal if such changes were to be given effect;

•	we have complied in all material respects with our obligations as described in this section; and

•	we pay to T-Mobile, concurrently with any termination, the required termination fee described in ‘‘The Merger Agreement—Fees and Expenses.’’

‘‘Superior Proposal’’ means any bona fide Alternative Proposal (which, for the purposes of the definition of ‘‘Superior Proposal,’’ the references to ‘‘20%’’ in the definition of Alternative Proposal are deemed to be references to ‘‘50%’’) made in writing (1) on terms which our board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, to be more favorable from a financial point of view to our stockholders than the merger, taking into account all the terms and conditions of such proposal and the merger agreement (including any changes to the terms of the merger agreement committed to by T-Mobile in good faith in response to such proposal or otherwise) and (2) that our board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal, including the financing terms.

Employee Benefits

From and after the effective time of the merger, T-Mobile agreed to honor all existing employee benefit plans and other employment or compensation arrangements and agreements in accordance with their terms (including amendment and termination). In addition, for a period of one year following the effective time of the merger, T-Mobile will provide SunCom’s employees the same base salaries as we provided to such employees immediately prior to the effective time of the merger, and employee benefits that are, in the aggregate, not less favorable than those provided by T-Mobile to similarly-situated employees of T-Mobile.

With respect to SunCom’s employees’ bonus opportunities, T-Mobile agreed to continue through December 31, 2008 the annual incentive bonus opportunities for our employees at the same level as that of the bonus period in which the effective time of the merger occurs. T-Mobile also agreed to maintain in effect SunCom’s flexible spending benefit plan until December 31, 2008.

For purposes of vesting, eligibility to participate and level of benefits (but not benefit accrual under defined benefit pension or similar plans) under T-Mobile’s employee benefit plans providing benefits to any SunCom employees after the effective time of the merger, which we refer to in this proxy statement as the New T-Mobile Plans, the parties agreed that each SunCom employee will be credited with his or her years of service with SunCom through the effective time of the merger, to the same extent as such SunCom employee was entitled, as of immediately prior to the effective time of the merger, to credit for such service under any similar SunCom benefit plans. In addition, each SunCom employee will be immediately eligible to participate in any and all New T-Mobile Plans to the extent coverage under such New T-Mobile Plan replaces coverage under a comparable SunCom employee benefit plan or compensation arrangement or agreements. For purposes of each New

T-Mobile Plan providing medical, dental, pharmaceutical and/or vision benefits, T-Mobile agreed to cause all pre-existing condition exclusions and actively-at-work requirements of such New T-Mobile Plan to be waived for SunCom employees and their covered dependents (unless such conditions had not been waived under the comparable SunCom plans), and T-Mobile has agreed to cause any eligible expenses incurred by SunCom employees and their covered dependents under the corresponding SunCom benefit plans to be taken into account under the New T-Mobile Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New T-Mobile Plan.

For a period of one year following the effective time of the merger, T-Mobile agreed to continue and to honor SunCom’s existing severance programs and policies without any amendments adverse to SunCom employees. In the event that T-Mobile’s severance policy generally applicable to its similarly-situated employees who commenced employment during the five-year period preceding the effective time of the merger would provide more favorable benefits to a SunCom employee than SunCom’s severance program, then such SunCom employee will be eligible to receive benefits under T-Mobile’s severance policy. In addition, the parties agreed, in the event of a ‘‘constructive discharge’’ within one year following the effective time of the merger, a SunCom employee will be eligible to receive severance benefits under SunCom’s severance program or T-Mobile’s severance policy, as applicable, to the same extent as if such employee had been involuntarily terminated without cause. A ‘‘constructive discharge’’ is defined as a material diminution in the essential functions of an employee’s job as in effect immediately prior to the effective time of the merger, or a relocation of the employee’s primary workplace to a location more than 50 miles from such employee’s primary workplace as of immediately prior to the effective time of the merger.

None of the foregoing undertakings will be construed or interpreted to (1) amend any SunCom employee benefit plan, (2) prevent the amendment or termination of any SunCom employee benefit plan, (3) interfere with T-Mobile’s right or obligation to make changes to any SunCom employee benefit plan as are necessary to conform with applicable laws, or (4) alter the at-will employment status of any SunCom employee or limit the right of T-Mobile or any of its subsidiaries to terminate the employment of any SunCom employee at any time or require T-Mobile or any of its subsidiaries to provide any employee benefits, rates of base salary or hourly wage or annual bonus opportunities for any period following any such termination after complying with T-Mobile’s obligations as described above.

Puerto Rico Switch

We agreed to use commercially reasonable efforts either to (1) relocate the switch equipment used by our subsidiaries in Puerto Rico to another appropriate location, or (2) extend the current lease relating to the property at which such equipment is located, in each case, prior to the effective time of the merger, without any material disruption to our Puerto Rico business and operations and pursuant to a commercially reasonable lease with a term that does not expire before the first anniversary of the effective time of the merger (notwithstanding the foregoing, the parties agreed and acknowledged that our compliance with the obligations described in this section will not be a condition to any party’s obligation to effect the merger unless the failure of compliance has had or would reasonably be expected to have a material adverse effect on SunCom).

Site Build-Out

We agreed to commence the identification of appropriate locations for the remaining cell sites that are contemplated to be built pursuant to our network improvement plan and for which locations have not been identified; to use commercially reasonable efforts to procure appropriate cell sites and obtain all necessary zoning and building permits for the build-out of the cell sites contemplated by our network improvement plan and to develop and approve the budget related to such build-out; to use commercially reasonable efforts to undertake the build-out of such cell sites in a timely manner, to provide, upon the reasonable request of T-Mobile, reasonably detailed updates to T-Mobile of the progress of our network improvement plan (notwithstanding the foregoing or any other provision in the merger agreement, the parties agreed and acknowledged that neither the obtaining of any zoning or building permits nor the build-out of all, any or any portion of the cell sites contemplated by the network improvement plan nor the achievement of any progress milestones relating to the network improvement plan will be a condition to any party’s obligation to effect the merger).

700 MHz Auction

We acknowledged that T-Mobile is currently considering its participation, and may decide to participate, in FCC Auction No. 73 (700 MHz band), which we refer to in this proxy statement as Auction 73. If both T-Mobile and SunCom elect to participate in Auction 73, or if SunCom elects to participate and T-Mobile elects not to participate in Auction 73, then the parties agreed to endeavor and cooperate in good faith (including by preparing a joint bidding agreement, if both T-Mobile and SunCom elect to participate) to enable the closing to occur without delay and prior to the end of Auction 73. SunCom agreed that if T-Mobile reasonably believes, based on advice of counsel, that the proposed cooperation will not render any risk of delay of the closing reasonably unlikely, then SunCom will not file a short form application to participate in Auction 73.

Treatment of Existing Indebtedness

Debt Offers and Redemptions.    If requested by T-Mobile, we agreed to use our reasonable best efforts to commence an offer to purchase all of the outstanding aggregate principal amount of the 8½% Senior Notes due 2013, which we refer to in this proxy statement as the Senior Notes, and to solicit the consent of the holders of the Senior Notes to certain amendments to the indenture governing the Senior Notes on the terms and conditions specified by T-Mobile. We are not required to take any such action, however, until T-Mobile provides us with the necessary offer to purchase, letter of transmittal, and other related documents. In addition, prior to the effective time of the merger, neither we nor any of our subsidiaries will be required to make any cash expenditures or take any action that could obligate us or any of our subsidiaries to repurchase any Senior Notes or incur any additional obligations to the holders of the Senior Notes prior to the consummation of the debt offer. The terms and conditions specified by T-Mobile for the debt offer will be those as are customarily included in offers to purchase debt securities similar to the Senior Notes and otherwise in compliance with applicable laws. The closing of the debt offer and consent solicitation will be expressly conditioned on the completion of the merger and conducted in compliance with applicable laws. We are not required to purchase any Senior Notes prior to the effective time of the merger. If reasonably requested by T-Mobile, we agreed that we will waive certain of the conditions to the debt offer and will not, without the written consent of T-Mobile, waive any other conditions or make any changes to the debt offer except if agreed between T-Mobile and us. Neither we nor any of our subsidiaries will be required to make any changes that decrease the price per note payable in the debt offer or related consent solicitation or impose conditions that are adverse to the holders of the Senior Notes, unless previously approved by us.

In lieu of a debt offer, if requested by T-Mobile and if permitted by the indenture, we agreed, at any time after April 15, 2008, to redeem, satisfy, discharge or defease, as applicable, the Senior Notes. Notwithstanding the foregoing, (1) in no event will we be required to consummate the debt redemption, provide any irrevocable notice of the debt redemption or take any other irrevocable act regarding the debt redemption prior to the effective time of the merger, (2) to the extent that the redemption, satisfaction, discharge or defeasance can be conditioned on the occurrence of the effective time of the merger, it will be so conditioned, (3) prior to our being required to redeem, satisfy, discharge or defease the Senior Notes, which redemption, satisfaction, discharge or defeasance cannot be conditioned on the occurrence of the effective time of the merger, as of the closing, T-Mobile will set aside sufficient funds to deliver to us to effect such redemption or satisfaction or discharge, (4) prior to us being required to satisfy, discharge or defease the Senior Notes, T-Mobile will deliver to us or a paying agent identified by us sufficient funds to effect such redemption or satisfaction or discharge, and (5) any opinion of counsel required to be given under the indenture governing the Senior Notes in connection with the debt redemption will be given by counsel to the surviving corporation. The parties agreed to use their reasonable best efforts to provide cooperation and assistance reasonably requested by the other in connection with the debt redemption.

Termination of Certain Other Indebtedness.    On the closing date, subject to T-Mobile making available the necessary funds to do so, we agreed to use reasonable efforts to (1) repay all outstanding amounts under and terminate our existing term loan agreement, or any other credit facility or instrument of indebtedness that by its terms is prepayable or repayable at such time, specified by T-Mobile to us no later than three days prior to closing, and (2) to the extent the related facility is terminated, we agreed to cause to be released, to the extent we or our subsidiaries have the right to do so, any liens on our assets relating to those facilities or instruments of indebtedness.

Notwithstanding the foregoing or any other provision in the merger agreement, the parties agreed and acknowledged that our compliance with the obligations described in this section will not be a condition to any party’s obligation to effect the merger.

Indemnification and Insurance

T-Mobile and Merger Sub agreed that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees of SunCom or its subsidiaries as provided in our organizational documents or in any agreement will survive the consummation of the merger and continue in full force and effect.

In addition, the surviving corporation in the merger will for a period of six years from the effective time of the merger maintain in effect:

•	the exculpation, indemnification and advancement of expenses provisions in our and any of our subsidiaries’ organizational documents as in effect immediately prior to the completion of the merger or in any of our or our subsidiaries’ indemnification agreements with any of our respective directors, officers or employees; and

•	a tail policy to the current policy of directors’ and officers’ liability insurance maintained at the time of signing of the merger agreement by us, providing substantially the same coverage, amount, terms and conditions as the current policy, provided that in no event shall we expend for such tail policy an aggregate amount in excess of 350% of the annual premium paid at the time of execution of the merger agreement under the current policy.

The surviving corporation will also, after the completion of the merger and to the fullest extent permitted under applicable law, indemnify and hold harmless, and provide advancement expenses to, all of our and our subsidiaries’ past and present directors and officers and certain other indemnified persons in their capacities as such against all costs, expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation relating to any such person’s service prior to or at the effective time of the merger, subject to certain conditions.

Agreement to Take Further Action and to Use All Reasonable Best Efforts

Each of the parties agreed to use reasonable best efforts to take promptly all actions and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable laws to consummate and make effective the merger and the other transactions contemplated by the merger agreement. The parties agreed to:

•	obtain all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the required regulatory approvals (see ‘‘The Merger—Regulatory Approvals’’), from all applicable governmental or regulatory authorities, make all necessary registrations and filings and take all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any governmental or regulatory authority and, unless each of the parties agrees that no such clearance is necessary or advisable, clearance from the Committee on Foreign Investment in the United States, which we refer to as CFIUS, under the Exon-Florio Amendment to the Defense Production Act of 1950, which we refer to as the Exon-Florio Amendment.

•	obtain all necessary consents, approvals or waivers from third parties;

•	defend any lawsuits or other legal proceedings challenging the merger agreement or the consummation of the merger; and

•	execute and deliver any additional instruments reasonably necessary to consummate the transactions contemplated by the merger agreement.

Neither party will take any action that is intended or would reasonably be expected to result in any of the conditions to the merger as described in ‘‘The Merger Agreement—Conditions to the Merger’’ not being satisfied or the satisfaction of those conditions being materially delayed.

The parties agreed to:

•	as promptly as reasonably practicable, file any and all required notification and report forms under the HSR Act with respect to the merger and thereafter make any other required submission under the HSR Act as promptly as reasonably practicable, and use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act, including by requesting early termination of the waiting period;

•	promptly, but no later than 15 days after the date of the merger agreement, file all initial applications required to be filed with the FCC, which were filed on October 1, 2007;

•	use reasonable best efforts to cooperate with each other in (1) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or governmental or regulatory authority and (2) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals;

•	supply to any governmental or regulatory authority as promptly as practicable any additional information or documents that may be requested; and

•	use reasonable best efforts to take all other actions and do all other things necessary, proper or advisable to consummate and make effective the merger, including (1) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any material assets or businesses of SunCom or our subsidiaries or controlled affiliates or of T-Mobile or its subsidiaries and (2) otherwise taking or committing to take any actions that after the closing date would limit the freedom of action of the parties (or their subsidiaries or controlled affiliates) with respect to one or more of their businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction or order which would otherwise prevent the merger or delay the merger beyond the end date (including any extension).

SunCom and T-Mobile agreed to keep each other apprised of the status of matters relating to the completion of the transactions contemplated by the merger agreement and to cooperate in all respects with each other and shall use our and their reasonable best efforts to contest and resist any action or proceeding that is in effect and that prohibits, prevents or restricts consummation of the merger.

Other Covenants and Agreements

The merger agreement contains other agreements relating to, among others:

•	providing T-Mobile, Merger Sub and their representatives access to our offices, personnel, properties, books, records and documents, subject to certain limitations;

•	coordinating press releases and other public statements about the merger agreement and the transactions contemplated by the merger agreement;

•	actions necessary to exempt the transactions contemplated by the merger agreement and related agreements from the effect of any takeover statutes;

•	actions necessary to exempt dispositions of equity securities by our directors and officers pursuant to the merger under Rule 16b-3 under the Securities and Exchange Act of 1934, as amended;

•	providing T-Mobile the opportunity to participate in, but not control, the defense or settlement of any stockholder litigation against us or any of our directors or officers relating to the merger, subject to a customary joint defense agreement;

•	our obligation to obtain T-Mobile’s consent to settle or agree to settle any stockholder litigation against us or any of our directors or officers relating to the merger; and

•	our agreement to obtain a waiver from each of Highland Capital Management, L.P., Pardus Capital Management L.P. and DiMaio Ahmad Capital LLC waiving, effective as of the effective time of the merger, its right to designate any person for election to, or to fill any vacancy on, our board of directors, which waivers were obtained in September of 2007.

Conditions to the Merger

The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual closing conditions:

•	Stockholder Approval. The merger agreement must be duly adopted by our stockholders. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock.

•	No Injunctions or Restraints. No court of competent jurisdiction has enacted, issued or entered any restraining order, preliminary or permanent injunction, stay, decree or other judgment or order that remains in effect that enjoins or otherwise prohibits consummation of the merger. No governmental or regulatory authority of the U.S. federal government has commenced and not withdrawn any claim, action, suit, proceeding, arbitration, mediation or investigation seeking to enjoin, restrain or otherwise prohibit any of the transactions contemplated by the merger agreement.

•	Regulatory Approvals. Any waiting period applicable to the consummation of the merger under the HSR Act has expired or been terminated. All approvals and authorizations required to be obtained from the FCC for the transfer of control of the FCC licenses in connection with the merger has been obtained (except for those that in the aggregate are immaterial and have not been denied by the FCC). Unless each of the parties agrees that no such clearance is necessary or advisable, the period of time for any applicable review process by CFIUS under the Exon-Florio Amendment (including, if applicable, any investigation commenced) has expired or been terminated or CFIUS has provided a written notice to the effect that review of the transactions contemplated by the merger agreement has been concluded and that a determination has been made that there are no issues of national security sufficient to warrant investigation under the Exon-Florio Amendment.

The obligations of T-Mobile and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•	Accuracy of Our Representations and Warranties.

•	Our representations and warranties relating to our capitalization and securities, authority relative to the merger agreement, and absence of certain changes must be true and correct in all respects (except for our representations and warranties relating to our capitalization and securities, in which case de minimus inaccuracies are allowed) in each case, as of the date of the merger agreement and as of the closing date as though made at and as of the closing date (except to the extent that any representation or warranty expressly speaks as of an earlier date, in which case it shall be true and correct as of such date); and

•	All of our other representations and warranties must be true and correct in each case as of the date of the merger agreement and as of the closing date as though made as of the closing date (except to the extent that any representation or warranty expressly speaks as of an earlier date, in which case it shall be true and correct as of such date) except for such failures to be true and correct which have not had, or would not reasonably be expected to have, a material adverse effect on SunCom.

•	Performance of SunCom’s Covenants. We have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied by us on or before the effective time of the merger.

•	Officer’s Certificate. T-Mobile has received a certificate dated as of the closing date and signed by an executive officer of SunCom to the effects set forth in the preceding two bullet points.

The obligations of SunCom to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•	Accuracy of the Representations and Warranties of T-Mobile and Merger Sub.

•	T-Mobile’s and Merger Sub’s representations and warranties relating to the availability of funds are true and correct as of the date of the merger agreement and as of the closing date as though made as of the closing date; and

•	All of T-Mobile’s and Merger Sub’s other representations and warranties must be true and correct in each case as of the date of the merger agreement and as of the closing date as though made as of the closing date (except to the extent that any representation or warranty expressly speaks as of an earlier date, in which case it shall be true and correct as of such date) except for such failures to be true and correct which would not, individually or in the aggregate, reasonably be expected to prevent, render illegal, or delay beyond the end date (including any extension) or materially impair the ability of T-Mobile or Merger Sub to consummate the merger (including delivery of the aggregate merger consideration) or any of the other transactions contemplated by the merger agreement;

•	Performance of T-Mobile’s and Merger Sub’s Covenants. T-Mobile and Merger Sub must in all material respects perform all material obligations and comply with all agreements and covenants that are required by the merger agreement to be performed or complied with by T-Mobile and Merger Sub prior to the completion of the merger.

•	Officer’s Certificate. We have received a certificate dated as of the closing date and signed by an executive officer of T-Mobile to the effects set forth in the preceding two bullet points.

Termination

The parties agreed that the merger agreement may be terminated by T-Mobile or SunCom and the merger abandoned, at any time before the effective time of the merger (and notwithstanding any prior adoption of the merger agreement by our stockholders), by mutual written consent or under the following circumstances.

T-Mobile and SunCom each have the right to terminate the merger agreement by written notice in the event that:

•	the merger is not completed by June 16, 2008, which date we refer to in this proxy statement as the end date, or, if the required regulatory approvals have not been obtained on such date, September 16, 2008 (however, no party may invoke this termination right if the failure of the merger to be completed by the end date (including any extension) is caused by that party’s failure to fulfill any of its obligations under the merger agreement);

•	any final and non-appealable restraining order, preliminary or permanent injunction, stay, or similar order permanently enjoins or otherwise prohibits consummation of the merger (however, no party may invoke this termination right if that party failed to use the reasonable best efforts required of it by the merger agreement to prevent, oppose, reverse and remove such injunction, stay or order);

•	any federal, state or foreign statute, rule, regulation, executive order, decree or injunction is enacted, entered, promulgated or enforced by any governmental or regulatory authority (other any court of law or equity), has become final and non-appealable, and has the effect of making the conditions relating to legality or regulatory approvals incapable of being satisfied by the parties prior to the end date (including any extension) (however, no party may invoke this termination right if that party failed to use the reasonable best efforts required of it by the merger agreement to remove, prevent, or oppose such restraint); or

•	the requisite majority of our stockholders fails to duly adopt the merger agreement at the special meeting or at any adjournment or postponement of the special meeting (see ‘‘Voting Agreement’’).

We may terminate the merger agreement by written notice in the event that:

•	T-Mobile or Merger Sub breaches or fails to perform any representation, warranty, covenant or agreement in a way that causes any of the conditions to SunCom’s obligation to complete the merger not to be satisfied, and such breach is not cured or cannot be cured by the earlier of the end date (including any extension) and 60 days after written notice to T-Mobile (however, we may not invoke this termination right if we are in material breach of any representation, warranty, covenant or agreement); or

•	prior to the adoption of the merger agreement by our stockholders, (1) our board of directors receives a bona fide written Alternative Proposal which the board concludes in good faith, after consultation with its outside advisors, constitutes a Superior Proposal after giving effect to all adjustments to the terms of the merger agreement which may be offered by T-Mobile, (2) failing to terminate the merger agreement to enter into a definitive agreement with respect to such Superior Proposal would be inconsistent with our board’s fiduciary duties under applicable law, (3) we comply in all material respects with our non-solicitation obligations in the merger agreement, (4) concurrently with the termination of the merger agreement, we enter into a definitive agreement with respect to the Superior Proposal, and (5) we pay T-Mobile the termination fee described below in ‘‘The Merger Agreement—Fees and Expenses’’ (provided that we have given T-Mobile four-business-day prior written notice of our intention to terminate the merger agreement specifying the terms and conditions of the Superior Proposal and the identity of the person making the Superior Proposal, and have made our financial and legal advisors reasonably available to negotiate with T-Mobile during such four-business-day period (to the extent T-Mobile desires to negotiate) to make such adjustments to the merger agreement so that the Alternative Proposal no longer constitutes a Superior Proposal; and provided that in the event of material revisions to the Superior Proposal, we will be required to deliver a new four-business-days’ prior written notice to T-Mobile).

T-Mobile may terminate the merger agreement by written notice in the event that:

•	we breach or fail to perform any representation, warranty, covenant or agreement in a way that causes any of the conditions to T-Mobile’s obligation to complete the merger not to be satisfied, and such breach is not cured or cannot be cured by the earlier of the end date (including any extension) and 60 days after written notice to SunCom (however, T-Mobile may not invoke this termination right if it is in material breach of any representation, warranty, covenant or agreement); or

•	if (1) our board of directors changes its recommendation with respect to the merger, (2) we fail to include our board’s recommendation in this proxy statement, (3) our board of directors approves, adopts, or recommends an Alternative Proposal, or we enter into a letter of intent, agreement in principle, or definitive agreement with respect to an Alternative Proposal
(other than a confidentiality agreement with terms as described above in ‘‘The Merger Agreement—Agreement Not to Solicit Other Offers’’), (4) our board of directors authorizes or publicly proposes any of the above, (5) we have breached in any material respect our obligations described above in ‘‘The Merger Agreement—Agreement Not to Solicit Other Offers,’’ or (6) we have breached in any material respect any of our obligations in the merger agreement related to holding the special meeting and obtaining the requisite stockholder approval of the merger agreement.

Fees and Expenses

The parties agreed that a termination fee or the reimbursement of expenses may be payable from us to T-Mobile upon the termination of the merger agreement under certain circumstances.

Termination Fee Payable by SunCom

We agreed to pay to T-Mobile a termination fee of $48 million (less any previously paid expenses of T-Mobile or Merger Sub as described below), on no more than one occasion, if:

•	we terminate the merger agreement to enter into a definitive agreement with respect to a Superior Proposal (in the circumstances described above in ‘‘The Merger Agreement— Termination’’);

•	T-Mobile terminates the merger agreement because we (1) approve, adopt, or recommend an Alternative Proposal or enter into a letter of intent, agreement in principle, or definitive agreement with respect to an Alternative Proposal (other than a confidentiality agreement with terms as described above in ‘‘The Merger Agreement—Agreement Not to Solicit Other Offers’’), (2) authorize or publicly propose any of the above, (3) have breached in any material respect our non-solicitation obligations, summarized above in ‘‘The Merger Agreement—Agreement Not to Solicit Other Offers,’’ or (4) have breached in any material respect any of our obligations related to holding the special meeting and obtaining the requisite stockholder approval of the merger agreement; or

•	(1) the merger agreement is terminated by (i) T-Mobile or SunCom because the merger is not completed by the end date (including any extension) (provided that all conditions other than obtaining the requisite stockholder approval have been satisfied), (ii) T-Mobile or SunCom because our stockholders fail to adopt the merger agreement, or (iii) T-Mobile because SunCom has willfully breached any of its representations, warranties, covenants or other agreements, (2) a bona fide, written Alternative Proposal (as defined above but with all references to 20% deemed to be references to 50%) has been publicly announced or publicly made known and not publicly withdrawn at least seven business days prior to the special meeting or any adjournment or postponement of the special meeting (in the case of clause (ii)) or the date of termination (in the case of clause (i) or (iii)), and (3) within 12 months after such termination, SunCom or any of its subsidiaries enters into a definitive agreement with respect to, or consummates, any Alternative Proposal (as defined above but with all references to 20% deemed to be references to 50%, and whether or not the same as that previously announced or made known).

Reimbursement of T-Mobile’s Expenses

We agreed to reimburse T-Mobile for all of its and Merger Sub’s reasonably documented expenses, subject to a maximum of $10 million in the aggregate, in the event that:

•	the merger agreement is terminated by T-Mobile or SunCom upon failure to obtain the stockholder vote required to approve the merger; or

•	the merger agreement is terminated by T-Mobile or SunCom because the merger is not completed by the end date (including any extension) or as the result of (1) a final, non-appealable restraining order, injunction, stay or similar order that restrains the consummation of the merger or (2) a final, non-appealable statute, rule, regulation, executive order, decree or injunction that has the effect of making the conditions relating to legality or required regulatory approvals incapable of being satisfied prior to the end date (including any extension) (see ‘‘The Merger Agreement—Termination’’), at any time that the merger agreement is terminable because of the failure to obtain the required stockholder approval.

Any payment by SunCom of such expenses is creditable against any termination fee that is concurrently or subsequently owed by us. If we owe but fail to pay T-Mobile the $48 million termination fee within the applicable time period, we must pay T-Mobile the costs and expenses (including reasonable legal fees and expenses) incurred by it in connection with any action taken to collect payment of such amounts, together with interest on such unpaid amounts.

Amendment and Waiver

The merger agreement may be amended by a written agreement signed by SunCom, T-Mobile and Merger Sub at any time prior to the completion of the merger, whether or not our stockholders have adopted the merger agreement. However, if our stockholders adopt the merger agreement, no amendment that requires the further approval of our stockholders under applicable law can be made without obtaining that additional approval. At any time prior to the completion of the merger, a party to the merger agreement may waive in writing another party’s compliance with certain provisions of the merger agreement to the extent allowed by law.

VOTING AGREEMENT

In connection with the merger agreement, Highland Crusader Offshore Partners, L.P., Highland Credit Strategies Fund, Highland Capital Management Services, Inc., Highland CDO Opportunity Master Fund, L.P., Highland Credit Opportunities CDO, L.P., Highland Credit Opportunities CDO, Ltd., Highland Credit Strategies Master Fund, L.P., Highland Special Opportunities Holding Company, Restoration Opportunities Fund, which we collectively refer to as the Highland Stockholders, and Pardus Special Opportunities Master Fund L.P., which we refer to as Pardus, each entered into a Stockholder Voting Agreement with T-Mobile and Merger Sub, dated as of September 16, 2007, which we refer to as the voting agreement, pursuant to which they independently agreed to vote their respective shares of Class A common stock of SunCom in favor of the merger and against any Alternative Proposal (or any other proposal submitted to our stockholders that would reasonably be expected to materially and adversely delay, impede, frustrate, prevent, nullify or be in opposition to or in competition with the merger agreement and the other related transactions), and to not sell, assign, transfer, pledge, encumber, or otherwise dispose of their shares of Class A common stock, except to their respective affiliates or other signatories of the voting agreement, if certain conditions and requirements are satisfied. Under the voting agreement, any of the Highland Stockholders and Pardus may enter into any contract, option, swap or other agreement or arrangement, grant a participation in, and pledge and encumber its respective shares in connection with any bona fide lending, hedging or other financing or derivative transaction or arrangement, if certain conditions are met. If either SunCom or T-Mobile terminates the merger agreement before the merger is completed, the voting agreement will remain in effect for seven months and 15 days following the termination of the merger agreement, except the voting agreement will terminate (with respect to any stockholder that is not in material breach of the voting agreement) upon the termination of the merger agreement if:

•	stockholder approval of the merger has been obtained and remains in full force and effect at the time the merger agreement is terminated;

•	the merger agreement is terminated by mutual written consent of SunCom and T-Mobile;

•	the merger is not consummated prior to the end date (including any extension);

•	the merger agreement is terminated by either SunCom or T-Mobile by reason of the issuance of an order by any governmental or regulatory authority that permanently enjoins or prohibits the consummation of the merger;

•	the merger agreement is terminated by either SunCom or T-Mobile by reason of the enactment or enforcement of a statute or order that has the effect of making the conditions relating to legality and required regulatory approvals incapable of being satisfied prior to the end date (including any extension);

•	the merger agreement is terminated by SunCom by reason of T-Mobile’s or Merger Sub’s breach or failure to perform their representations, warranties, covenants or other agreements, which breach or failure to perform causes any of the conditions to SunCom’s obligations to complete the merger not to be satisfied; or

•	the merger agreement is terminated by T-Mobile by reason of SunCom’s non-willful breach or failure to perform its representations, warranties, covenants or other agreements, which breach or failure to perform causes any of the conditions to T-Mobile’s obligation to complete the merger not to be satisfied.

As of [    ], 2007, the record date, the Highland Stockholders beneficially owned approximately 31.4% of the outstanding shares of Class A common stock and Pardus beneficially owned approximately 19.3% of the outstanding shares of Class A common stock. For more information, see ‘‘Security Ownership Of Certain Beneficial Owners, Directors And Executive Officers.’’

A copy of the voting agreement is attached to this proxy statement as Annex C, and we incorporate it by reference into this proxy statement. The summary of the voting agreement in this section does not purport to be complete and may not contain all of the information about the voting agreement that is important to you. We encourage you to read the voting agreement carefully and in its entirety.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information regarding beneficial ownership of shares of our Class A common stock as of September 28, 2007 (except as noted below), by (1) each person who is known by us to be the beneficial owner of 5% or more of the shares of our Class A common stock, (2) our named executive officers (as defined in Item 402(a)(3) of Regulation S-K), (3) each director and (4) all directors and executive officers as a group. The number of shares beneficially owned by each stockholder is determined in accordance with SEC rules and means voting or investment power with respect to securities. The information does not necessarily indicate beneficial ownership for any other purpose. Shares of Class A common stock issuable upon the exercise or conversion of securities exercisable or convertible currently or within 60 days of September 28, 2007 are deemed outstanding for the purpose of computing the share ownership and percentage ownership of the person holding such securities, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

As of [    ], there were [59,277,828] shares of SunCom Class A common stock outstanding.

Except as otherwise noted in the footnotes below and except to the extent authority is shared by spouses under applicable community property laws, to our knowledge, the beneficial owners of shares of our Class A common stock listed below have sole voting and investment power with respect to such shares. All addresses for our executive officers and directors are c/o SunCom Wireless Holdings, Inc., 1100 Cassatt Road, Berwyn, Pennsylvania 19312.

Name and Address of Beneficial Owner	Number of Shares of Class A Common Stock Beneficially Owned	Percent of Shares of Class A Common Stock Beneficially Owned
Deutsche Telekom AG (1) Friedrich-Ebert-Allee 140 53113 Bonn, Germany	30,023,049	50.7
James Dondero (2) Two Galleria Tower 13455 Noel Road, Suite 800 Dallas, Texas 75240	18,587,616	31.4
Highland Capital Management, L.P. (2)(6) Two Galleria Tower 13455 Noel Road, Suite 800 Dallas, Texas 75240	17,858,699	30.2
Capital Research and Management Company (3) 333 South Hope Street Los Angeles, California 90071	13,280,530	22.4
Pardus Capital Management, L.P. (4)(6) 1001 Avenue of the Americas Suite 1100 New York, New York 10018	11,435,433	19.3
DiMaio Ahmad Capital LLC (5)(6) 245 Park Avenue New York, New York 10167	6,494,698	11.0
Karim Samii (4)(6)	11,435,433	19.3
Michael E. Kalogris (7)	159,231	*
William A. Robinson (8)	37,000	*

Name and Address of Beneficial Owner	Number of Shares of Class A Common Stock Beneficially Owned	Percent of Shares of Class A Common Stock Beneficially Owned
Eric Haskell (9)	29,250	*
Raul Burgos (10)	24,000	*
Laura M. Shaw-Porter (11)	12,000	*
Scott Anderson (12)	4,850	*
James J. Volk (13)(6)	2,930	*
Niles K. Chura (14)(6)	1,500	*
Patrick H. Daugherty (15)(6)	1,500	*
Jerry V. Elliot (16)(6)	1,500	*
G. Edward Evans (17)(6)	1,500	*
Gustavo A. Prilick (18)(6)	1,500	*
Joseph R. Thornton (6)	0	0
All executive officers and directors as a group (14 persons) (19)	11,712,194	19.8

*	Represents less than 1%.
(1)	Based on the Schedule 13D filed with the SEC on September 26, 2007 on behalf of each of Deutsche Telekom AG, T-Mobile International AG, T-Mobile Global Holding GmbH, and T-Mobile USA, Inc. (collectively the ‘‘T-Mobile Entities’’). As a result of the voting agreement by and among T-Mobile USA and certain funds managed by, and other entities affiliated with, Highland Capital Management, L.P. and Pardus Capital Management, L.P. (see the ‘‘Voting Agreement’’), each of the T-Mobile Entities may be deemed to beneficially own, and to have shared voting and dispositive power over, 18,587,616 shares of SunCom Class A common stock owned by the Highland Investors (as defined in footnote (2) below) and 11,435,433 shares of SunCom Class A common stock owned by the Pardus Investors (as defined in footnote (4) below); however, the T-Mobile Entities disclaim beneficial ownership of all shares owned by, and disclaim membership in a group with, the Highland Investors and the Pardus Investors.
(2)	Based on the Schedule 13D filed with the SEC on September 20, 2007 on behalf of each Highland Capital Management, L.P. (‘‘Highland Capital’’), Strand Advisors, Inc. (‘‘Strand’’), James Dondero, Highland Capital Management Services, Inc. (‘‘Services’’), Highland Credit Strategies Fund (‘‘HCF’’), and Restoration Opportunities Fund (‘‘Restoration’’) (collectively the ‘‘Highland Investors’’). Highland Capital serves as the investment advisor for certain funds, including (i) HCF, which is the beneficial owner of, and has shared voting and dispositive power over, 1,037,196 shares of SunCom Class A common stock, and (ii) Restoration, which is the beneficial owner of, and has shared voting and dispositive power over, 817,810 shares of SunCom Class A common stock. Highland Capital either has or shares the power to vote and direct the disposition of all shares held by these funds, which collectively are the beneficial owners of 17,858,699 shares of SunCom Class A common stock. Each of HCF and Restoration disclaim membership in a group with other Highland Investors. Strand, as the general partner of Highland Capital, and James Dondero, as the president and a director of Strand, may be deemed to be the beneficial owners of all 17,858,699 shares of SunCom Class A common stock held by these funds. Services, which is the beneficial owner of 728,917 shares of SunCom Class A common stock, provides management services to Highland Capital. Mr. Dondero, as the president and a director of Services, may be deemed the beneficial owner of all shares held by

Services. Furthermore, as a result of the voting agreement (see ‘‘Voting Agreement’’), the Highland Investors may be deemed to beneficially own the shares, if any, owned by T-Mobile USA, Inc., Tango Merger Sub, Inc. and the Pardus Investors described in footnote (4) below, and certain of their affiliates. The Highland Investors disclaim beneficial ownership of any shares of SunCom Class A common stock that may be or are beneficially owned by the Pardus Investors, T-Mobile USA, Inc., Tango Merger Sub, Inc. or their respective affiliates.
(3)	Based on the Schedule 13G filed with the SEC on July 10, 2007 on behalf of Capital Research and Management Company (‘‘CRM’’), American High-Income Trust (‘‘AHIT’’), and The Income Fund of America, Inc. (‘‘IFA’’). CRM serves as the investment advisor for various funds including AHIT, which is the beneficial owner of 7,554,434 shares of SunCom Class A common stock, and IFA, which is the beneficial owner of 4,732,277 shares of SunCom Class A common stock. CRM may be deemed to be the beneficial owner of all of the shares held by the funds. CRM, however, disclaims beneficial owner of such securities.
(4)	Based on the Schedule 13D filed with the SEC on September 20, 2007 on behalf of each Pardus Special Opportunities Master Fund L.P. (‘‘Pardus Master Fund’’), Pardus Capital Management L.P. (‘‘Pardus Capital’’), Pardus Capital Management LLC (‘‘PCM LLC’’), and Mr. Karim Samii (collectively, ‘‘the Pardus Investors’’). Pardus Capital serves as the investment manager of Pardus Master Fund and possesses sole power to vote and direct the disposition of all shares held by Pardus Master Fund. PCM LLC, as the general partner of Pardus Capital, and Mr. Samii, as the sole member of PCM LLC, may be deemed to be the beneficial owners of all shares held by Pardus Master Fund. PCM LLC and Mr. Samii, however, disclaim beneficial ownership of all shares held by Pardus Master Fund. Mr. Samii is also a director of SunCom. Furthermore, as a result of the voting agreement (see ‘‘Voting Agreement’’), the Pardus Investors may be deemed to beneficially own the shares, if any, owned by T-Mobile USA, Inc., Tango Merger Sub, Inc. and the Highland Investors described in footnote (2) above, and certain of their affiliates. The Pardus Investors disclaim beneficial ownership of any shares of SunCom Class A common stock that may be or are beneficially owned by the Highland Investors, T-Mobile USA, Inc., Tango Merger Sub, Inc. or their respective affiliates.
(5)	Based on the (i) Schedule 13D filed with the SEC on May 25, 2007 on behalf of Lispenard Street Credit (Master), Ltd. (‘‘Lispenard’’), Pond View Credit (Master), L.P. (‘‘Pond View’’), DiMaio Ahmad Capital LLC (‘‘DA Capital’’), DiMaio Ahmad Management LLC (‘‘DA Management’’), Jack DiMaio, and Nasser Ahmad and (ii) Form 4 filed with the SEC on August 22, 2007 on behalf of DA Capital. DA Capital serves as the investment manager for Lispenard, which is the beneficial owner of 5,591,760 shares of SunCom Class A common stock, and Pond View, which is the beneficial owner of 902,938 shares of SunCom Class A common stock, and possesses the power to vote and direct the disposition of all shares held by Lispenard and Pond View. DA Capital, DA Management, as the managing member of DA Capital, and Messrs. DiMaio and Ahmad, as the managing members of DA Management and the managing partners of DA Capital, may be deemed to be the beneficial owners of all shares held by Lispenard and Pond View. DA Capital, DA Management, and Messrs. DiMaio and Ahmad, however, disclaim beneficial ownership of all shares held by Lispenard and Pond View.
(6)	Pursuant to the terms of the exchange agreement, dated January 31, 2007 and amended on May 15, 2007, Highland Capital, Pardus Capital and DA Capital (each as investment advisor or manager to certain funds that hold shares of our Class A common stock) has appointed three, three and two directors, respectively, to our board of directors. Highland Capital designated Niles K. Chura, Patrick H. Daugherty and Gustavo A. Prilick as its director nominees. Pardus Capital designated Joseph R. Daugherty, G. Edwards Evans and Karim Samii as its director nominees. DA Capital designated Jerry V. Elliott and James J. Volk as its director nominees. Messrs. Chura and Daugherty are employees of Highland Capital, and Messrs. Thornton and Samii are employees of Pardus Capital. For more information see footnotes (2), (4), and (5) above and ‘‘The Merger—Background of the Merger.’’

(7)	Includes 6,317 shares of Class A common stock held under an amended and restated common stock trust agreement for management employees and independent directors, of which Mr. Kalogris is trustee. 68,250 shares are subject to forfeiture in accordance with Mr. Kalogris’ employment agreement.
(8)	37,000 shares are subject to forfeiture in accordance with Mr. Robinson’s employment agreement.
(9)	27,750 shares are subject to forfeiture in accordance with Mr. Haskell’s employment agreement.
(10)	24,000 shares are subject to forfeiture in accordance with Mr. Burgos’s employment agreement.
(11)	12,000 shares are subject to forfeiture according to the terms of award agreements between SunCom and Ms. Shaw-Porter.
(12)	3,000 shares are subject to forfeiture according to the terms of award agreements between SunCom and Mr. Anderson.
(13)	1,500 shares are subject to forfeiture according to the terms of award agreements between SunCom and Mr. Volk.
(14)	1,500 shares are subject to forfeiture according to the terms of award agreements between SunCom and Mr. Chura.
(15)	1,500 shares are subject to forfeiture according to the terms of award agreements between SunCom and Mr. Daugherty.
(16)	1,500 shares are subject to forfeiture according to the terms of award agreements between SunCom and Mr. Elliot.
(17)	1,500 shares are subject to forfeiture according to the terms of award agreements between SunCom and Mr. Evans.
(18)	1,500 shares are subject to forfeiture according to the terms of award agreements between SunCom and Mr. Prilick.
(19)	Includes 11,435,433 shares owned by Pardus Master Fund, all of which Mr. Samii may be deemed to be the beneficial owner (see footnotes (4) and (6) above). Excluding these shares, our executive officers and directors own, in the aggregate, approximately 0.5% of the shares of SunCom Class A common stock.

MARKET PRICE OF SUNCOM CLASS A COMMON STOCK

Prior to December 19, 2006, our Class A common stock traded on the New York Stock Exchange under the ticker symbol ‘‘TPC.’’ From December 19, 2006, when trading of our Class A common stock on the New York Stock Exchange was suspended, to July 13, 2007, when trading of our Class A common stock on the New York Stock Exchange resumed, our Class A common stock traded on the over-the-counter bulletin board under the ticker symbol ‘‘SWSH.’’    Since July 13, 2007, our Class A common stock trades on the New York Stock Exchange under the ticker symbol ‘‘TPC.’’

The following table sets forth, for the periods indicated, the high and low closing sale prices per share of our Class A common stock, as reported on the NYSE for all periods except for the period beginning December 19, 2006 and ending July 13, 2007, and on the over-the-counter bulletin board for the period between December 19, 2006 and July 13, 2007, in each case, adjusted for the one-for-ten reverse stock split effected immediately prior to the debt-for-equity exchange that was consummated on May 15, 2007.

	Class A Common Stock
	High	Low
Fiscal Year Ended December 30, 2007:
4th Quarter (as of October 11, 2007)	$26.22	$26.04
3rd Quarter	26.67	19.90
2nd Quarter	18.70	14.57
1st Quarter	16.80	7.30
Fiscal Year Ended December 30, 2006:
4th Quarter	$11.90	$6.00
3rd Quarter	16.00	9.40
2nd Quarter	19.30	13.80
1st Quarter	30.00	15.20
Fiscal Year Ended December 31, 2005:
4th Quarter	$34.40	$20.90
3rd Quarter	38.40	20.20
2nd Quarter	23.40	16.30
1st Quarter	39.20	19.00

SunCom has not paid any cash dividends on its Class A common stock since inception, and does not anticipate paying dividends in the foreseeable future. Our ability to pay dividends is restricted by the terms of our Senior Notes indenture and our senior secured term loan, as well as the merger agreement.

The closing sale price of a share of SunCom Class A common stock on the NYSE on September 14, 2007, the last full trading day before the announcement of the execution of the merger agreement, was $22.00 per share. The average closing price of shares of Class A common stock over the 30 trading days ending on September 14, 2007 was $21.22 per share. The pre-announcement 52-week high closing price of $26.67 was reached on July 24, 2007. On [    ], 2007, the last trading day before this proxy statement was printed, the closing price for shares of SunCom Class A common stock on the NYSE was $[    ] per share. You are encouraged to obtain current market quotations for the SunCom Class A common stock in connection with voting your shares of Class A common stock.

DISSENTERS’ RIGHTS OF APPRAISAL

Under the General Corporation Law of the State of Delaware, which we refer to in this proxy statement as the DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of Class A common stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. We will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights. All references in this summary to a ‘‘stockholder’’ are to the record holder of shares of Class A common stock unless otherwise indicated.

Section 262 requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders’ meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D to this proxy statement since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of, consent in writing to, the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement.

•	You must continue to hold your shares of our Class A common stock through the effective date of the merger. Therefore, a stockholder who is the record holder of shares of SunCom Class A common stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective date of the merger will lose any right to appraisal with respect to such shares.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the merger consideration, but you will have no appraisal rights with respect to your shares of our Class A common stock.

All demands for appraisal should be addressed to SunCom Wireless Holdings, Inc., 1100 Cassatt Road, Berwyn, Pennsylvania 19312, (610) 651-5900, Attention: Corporate Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to us. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of common stock; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the surviving corporation. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of Class A common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of Class A common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon SunCom, as the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. There is no present intent on the part of SunCom to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that SunCom will file such a petition or that SunCom will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, and, if applicable, interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that ‘‘proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court’’ should be considered, and that ‘‘fair price obviously requires consideration of all relevant factors involving the value of a company.’’

Section 262 provides that fair value is to be ‘‘exclusive of any element of value arising from the accomplishment or expectation of the merger.’’ In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a ‘‘narrow exclusion [that] does not encompass known elements of value,’’ but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that ‘‘elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.’’

You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its shares of Class A common stock pursuant to the merger agreement. Inasmuch as the surviving corporation has no obligation to file a petition for appraisal, and SunCom has no present intention to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the cash that such holder would have received pursuant to the merger agreement within 60 days after the effective date of the merger.

In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, known as ‘‘householding,’’ potentially means extra convenience for stockholders and cost savings for companies. This year, a number of brokers with customers who are our stockholders will be ‘‘householding’’ our proxy materials unless contrary instructions have been received from the customers. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any stockholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to:

SunCom Wireless Holdings, Inc.
1100 Cassatt Road
Berwyn, Pennsylvania 19312
(610) 651-5900
Attention: Executive Director Investor Relations

Once a stockholder has received notice from his or her broker that the broker will be ‘‘householding’’ communications to the stockholder’s address, ‘‘householding’’ will continue until the stockholder is notified otherwise or until the stockholder revokes his or her consent. If, at any time, a stockholder no longer wishes to participate in ‘‘householding’’ and would prefer to receive separate copies of the proxy statement, the stockholder should so notify his or her broker. Any stockholder who currently receives multiple copies of the proxy statement at his or her address and would like to request ‘‘householding’’ of communications should contact his or her broker or, if shares are registered in the stockholder’s name, our Executive Director of Investor Relations, at the address or telephone number provided above.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will have no public stockholders and no public participation in any of our future stockholder meetings. However, if the merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholder meetings.

If the merger is not completed, stockholder proposals intended to be included in our proxy statement for the 2008 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, must be received a reasonable time before we begin to print and mail our proxy materials for such annual meeting. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy materials for SunCom’s 2008 annual meeting.

Any stockholder that wishes to present a proposal, other than through inclusion in the proxy materials, or nominate a director at the 2008 annual meeting must comply with the procedural requirements set forth in SunCom’s Second Amended and Restated Bylaws. The Second Amended and Restated Bylaws of SunCom generally require notice of (i) any proposal to be presented by any stockholder or (ii) the name of any person to be nominated by any stockholder for election as a director of SunCom at a meeting of the stockholders to be delivered to or mailed and received by the Corporate Secretary of SunCom at SunCom’s principal executive offices. Notice must be received by the Corporate Secretary not less than 60 nor more than 90 days prior to the date of the annual meeting. The stockholder submitting the notice must be a stockholder of record on the date the notice is given and on the record date for the determination of stockholders entitled to vote at the 2008 annual meeting. Any stockholder wishing to present a proposal or nominate a director at the 2008 annual meeting should contact the Corporate Secretary of SunCom to obtain the actual meeting date and proposal deadlines. The notice must include the following information as applicable:

•	regarding the stockholder: name; record address; class or series and number of shares of SunCom’s capital stock owned beneficially or of record; description of all arrangements or understandings between or among the stockholder and each proposed director nominee; a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate each proposed director nominee; and any other information relating to the stockholder required to be disclosed in a proxy statement or other required filings for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

•	regarding each proposed director nominee: name; age; business address; residence address; principal occupation or employment; class or series and number of shares of SunCom capital stock owned beneficially or of record; and any other information relating to the nominee required to be disclosed in a proxy statement or other required filings for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and

•	accompany the written notice above with a written consent of the proposed director nominee to be named as a nominee and to serve as a director if elected.

Failure by a stockholder to act in compliance with the notice provisions in SunCom’s Second and Restated Bylaws will mean that the stockholder will not be able to nominate directors or present a proposal at the annual meeting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. The SEC maintains an Internet web site that contains reports, proxy and information statements and other material that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This system can be accessed at http://www.sec.gov. You can find information we filed with the SEC by reference to our corporate name or to our SEC file number, 1-15325. You may also read and copy any document we file at the SEC’s public reference room located at:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at:

SunCom Wireless Holdings, Inc.
1100 Cassatt Road
Berwyn, Pennsylvania 19312
(610) 651-5900
Attention: Executive Director Investor Relations

If you would like to request documents, please do so by [                ], 2007 in order to receive them before the special meeting.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [                ], 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

Dated as of September 16, 2007

among

T-MOBILE USA, INC.

TANGO MERGER SUB, INC.,

and

SUNCOM WIRELESS HOLDINGS, INC.

ARTICLE I
THE MERGER

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of September 16, 2007, among SunCom Wireless Holdings, Inc., a Delaware corporation (the ‘‘Company’’), T-Mobile USA, Inc., a Delaware corporation (‘‘Parent’’), and Tango Merger Sub, Inc., a newly formed Delaware corporation and a wholly owned subsidiary of Parent (‘‘Merger Sub’’) (each a ‘‘Party’’ and, together, the ‘‘Parties’’).

WITNESSETH:

WHEREAS, the Parties intend that Merger Sub be merged with and into the Company upon the terms set forth herein, with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, the Board of Directors of the Company has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interest of, the Company and its stockholders, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the respective Boards of Directors of each of Parent and Merger Sub have unanimously approved this Agreement and declared it advisable for Parent and Merger Sub to enter into this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, as an inducement to Parent’s willingness to enter into this Agreement and incur the obligations set forth herein, certain shareholders of the Company have executed a Voting Agreement, dated as of the date hereof (the ‘‘Voting Agreement’’); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.01    The Merger.    On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the ‘‘DGCL’’), at the Effective Time, Merger Sub will merge with and into the Company (the ‘‘Merger’’), whereupon the separate corporate existence of Merger Sub will cease, and the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger (the ‘‘Surviving Corporation’’) and a wholly owned subsidiary of Parent.

Section 1.02    Closing.    Subject to the terms and conditions of this Agreement, the closing of the Merger (the ‘‘Closing’’) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, 10019 at 10:00 a.m., local time, on a date (the ‘‘Closing Date’’) which shall be the third Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing; provided, however, that, notwithstanding the satisfaction or waiver of the conditions set forth in Article VI as of any date, Parent and Merger Sub shall not be required to effect the Closing prior to April 15, 2008.

Section 1.03    Effective Time.    Subject to the provisions of this Agreement, at the Closing, the Company will cause a certificate of merger (the ‘‘Certificate of Merger’’) to be executed,

acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL and the Parties shall take all such further action as may be required by Law to make the Merger effective. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Merger Sub in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the ‘‘Effective Time’’).

Section 1.04    Effects of the Merger.    The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property of the Company and Merger Sub shall vest in the Surviving Corporation, and all liabilities and obligations of the Company and Merger Sub shall become liabilities and obligations of the Surviving Corporation.

Section 1.05    Certificate of Incorporation and By-laws of the Surviving Corporation.    Subject to and consistent with the obligations set forth in Section 5.07 hereof, at the Effective Time, (a) the certificate of incorporation of the Surviving Corporation shall be amended in the merger to read in its entirety as the certificate of incorporation of Merger Sub read immediately prior to the Effective Time, until thereafter amended in accordance with the terms thereof and hereof and applicable Law, except that the name of the Surviving Corporation shall be SunCom Wireless Holdings, Inc., and (b) the by-laws of the Surviving Corporation shall be amended so as to read in their entirety as the by-laws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law, except that the references to Merger Sub’s name shall be replaced by references to SunCom Wireless Holdings, Inc.

Section 1.06    Directors.    From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation or as provided by applicable Law.

Section 1.07    Officers.    From and after the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation or as provided by applicable Law.

Section 1.08    Effect on Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a)    Conversion of Common Stock.    Each share of Class A common stock, par value $0.01 per share, of the Company outstanding immediately prior to the Effective Time (each, a ‘‘Share’’ and collectively, the ‘‘Shares’’) (including any Restricted Shares as described in Section 1.10), other than the Cancelled Shares and the Dissenting Shares, shall be converted automatically into and shall thereafter represent the right to receive $27.00 in cash, without interest (the ‘‘Merger Consideration’’). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 1.08 shall be automatically cancelled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration in accordance with Section 1.09.

(b)    Parent and Merger Sub-Owned Shares.    Each Share that is owned by Parent or Merger Sub immediately prior to the Effective Time or held by the Company (as treasury stock or otherwise) immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties) (the ‘‘Cancelled Shares’’) shall by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange for such cancellation.

(c)    Conversion of Merger Sub Common Stock.    Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d)    Dissenters’ Rights.    Any provision of this Agreement to the contrary notwithstanding, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time and that are held by holders of such Shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who are entitled to demand and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the ‘‘Dissenting Shares’’) will not be converted into the right to receive the Merger Consideration, but instead holders of such Dissenting Shares will be entitled to such rights (and only such rights) as are granted by the provisions of Section 262 unless and until any such holder fails to perfect or effectively withdraws, waives or loses its rights to appraisal under the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the provisions of Section 262. If any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such Shares. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company will give Parent prompt notice of any demands received by the Company for appraisals of Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal, Parent shall have the right to conduct all negotiations and proceedings with respect to such notices and demands and the Company shall have the opportunity to participate in (but not control) such negotiations and proceedings at its own cost. The Company shall not, except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), voluntarily make or agree to make any payment with respect to any demands for appraisal or settle, or offer to agree to settle, any such demands.

(e)    Adjustments.    If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible or exchangeable into or exercisable for shares of capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction, the Merger Consideration shall be equitably adjusted to reflect such change; provided that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 1.09    Exchange of Certificates.    (a)    Paying Agent.    At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent and approved in advance by the Company in writing (such approval not to be unreasonably withheld) to act as a paying agent hereunder (and pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company) (the ‘‘Paying Agent’’), in trust for the benefit of holders of the Shares (including the Restricted Shares), cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the Shares (including the Restricted Shares) outstanding immediately prior to the Effective

Time (other than the Cancelled Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented such Shares (including the Restricted Shares) (‘‘Certificates’’) (or effective affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (‘‘Book-Entry Shares’’) pursuant to the provisions of this Article I (such cash being hereinafter referred to as the ‘‘Exchange Fund’’).

(b)    Payment Procedures.    As soon as reasonably practicable after the Effective Time and in any event no later than the fifth Business Day following the Closing Date, the Paying Agent shall mail to each holder of record of Shares (including Restricted Shares) whose Shares were converted into the Merger Consideration pursuant to Section 1.08, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may mutually agree), and (ii) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor cash in an amount equal to Merger Consideration payable in exchange therefor. No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. Notwithstanding anything in this Agreement to the contrary, each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold, or to cause to be deducted or withheld, from the consideration otherwise payable under this Agreement to any holder of Shares (including, for the avoidance of doubt, Restricted Shares), such amounts as may be required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the ‘‘Code’’), the rules and regulations promulgated thereunder, or any applicable provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental or Regulatory Authority, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, in respect of which such deduction or withholding were made.

(c)    Closing of Transfer Books.    At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged for a check in the proper amount pursuant to this Article I.

(d)    Termination of Exchange Fund.    Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares or Restricted Shares who have not surrendered their Shares or Restricted Shares in accordance with this Section 1.09 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares or Restricted Shares (subject to any applicable abandoned property, escheat or similar Law) but only as a general creditor thereof for payment of its claim for the Merger Consideration.

(e)    No Liability.    Anything herein to the contrary notwithstanding, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Certificates or Book-Entry Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)    Lost Certificates.    In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or the Surviving Corporation, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the Merger Consideration in respect thereof entitled to be received pursuant to this Agreement.

Section 1.10    Treatment of Restricted Shares.    Except as set forth in Section 4.01 of the Company Disclosure Letter with respect to certain Restricted Shares that may be granted after the date hereof but that will be forfeited at the Effective Time, each Share outstanding immediately prior to the Effective Time, granted subject to vesting or other lapse restrictions pursuant to the Company’s Amended and Restated Stock and Incentive Plan and 2004 Directors’ Stock and Incentive Plan (the ‘‘Company Stock Plans’’) and/or any applicable restricted stock award agreements (collectively, the ‘‘Restricted Shares’’), shall, by virtue of this Agreement, vest and become free of such restrictions immediately prior to the Effective Time and shall be canceled and converted into the right to receive the Merger Consideration in accordance with Section 1.08(a) hereof.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) disclosed in the Company SEC Reports filed after December 31, 2004 and prior to the date of this Agreement and only as and to the extent disclosed therein (excluding any forward-looking disclosures set forth in any risk factor section, and any disclosures in any section relating to forward-looking statements) (provided that in no event shall any disclosure in any Company SEC Report qualify or limit the representations and warranties of the Company set forth in Sections 2.02 or 2.03 of this Agreement) or (ii) except as set forth in the letter (the ‘‘Company Disclosure Letter’’) delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall be deemed disclosure with respect to any other section of the Company Disclosure Letter to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants as of the date hereof to Parent and Merger Sub as follows:

Section 2.01    Organization and Qualification; Subsidiaries.    Section 2.01 of the Company Disclosure Letter sets forth a complete and correct list of the name and jurisdiction of organization of each ‘‘significant subsidiary’’ of the Company as such term is defined in Regulation S-X promulgated by the SEC, as well as the percentage of outstanding equity interests of such ‘‘significant subsidiary’’ owned by the Company or any of its Subsidiaries. The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with all requisite corporate power to own its properties and conduct its business as currently conducted. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, except where the failure to be so organized, existing and in good standing has not had and would not reasonably be expected to have a Material Adverse Effect on the Company or a material adverse effect on the ability of the Company to perform its obligations under and consummate the transactions contemplated by this Agreement prior to the End Date (including any applicable extensions thereof). Each of the Company’s Subsidiaries has all corporate or similar powers and authority required to own, lease and operate its respective properties and carry on its business as now conducted, except where the failure to have such power and authority has not had and would not reasonably be expected to have a Material Adverse Effect on the Company or a material adverse effect on the ability of the Company to perform its obligations under and consummate the transactions contemplated by this Agreement prior to the End Date (including any applicable extensions thereof). Each of the Company and its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have a Material Adverse Effect on the Company or a material adverse effect on the ability of the Company to perform its obligations under and consummate the transactions contemplated by this Agreement prior to the End Date (including any applicable extensions thereof). The Company has heretofore furnished, or otherwise made available, to Parent a complete and correct copy of the certificate of incorporation and the bylaws, each as amended to the date hereof, of the Company.

Section 2.02    Capitalization.    (a)    The authorized capital stock of the Company consists solely of (i) 580,000,000 Shares, of which, as of the date hereof, 59,341,576 Shares were issued and 59,227,828 Shares were outstanding (including 226,594 outstanding Restricted Shares), and (ii) 70,000,000 shares of Preferred Stock, $0.01 par value, of which, as of the date hereof, none were issued or outstanding. All of the issued and outstanding Shares are validly issued, fully paid and nonassessable.

(b)    Except as set forth in Section 2.02(a) hereof and Section 2.02(b) of the Company Disclosure Letter and for not more than 91,695 Shares reserved for issuance pursuant to the Company Stock Plans as of the date hereof, as of the date hereof, there have not been reserved for issuance, and there are no outstanding (i) shares of capital stock or voting securities of, or other equity ownership interests in, the Company or any of its Subsidiaries; (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of, or other equity ownership interests in, the Company or any of its Subsidiaries; (iii) other rights, options, agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock or voting securities of, or other equity ownership interests in, or securities convertible into or exchangeable for shares of capital stock or voting securities of, or other equity ownership interests in, the Company or any of its Subsidiaries (the securities described in clauses (i) through (iii) are collectively referred to herein as the ‘‘Company Securities’’); or (iv) obligations of the Company or any of its Subsidiaries to make any payments directly or indirectly based (in whole or in part) on the price or value of any Company Securities. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, except those arising after the date hereof, as permitted by Section 4.01(a)(iv). There are no preemptive rights of any kind which obligate the Company or any of its Subsidiaries to issue or deliver any Company Securities. Except for the Voting Agreement, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company or preemptive rights with respect thereto.

(c)    From May 16, 2007 to the date hereof, (i) the Company has not declared or paid any dividend or distribution in respect of any Company Securities (other than cash dividends paid to the Company or one of its wholly owned Subsidiaries by a wholly owned Subsidiary of the Company with regard to its capital stock), and (ii) neither the Company nor any of its Subsidiary has issued, sold or repurchased any Company Securities, and their respective Boards of Directors have not authorized any of the foregoing.

(d)    All the outstanding capital stock or limited liability company interests of each of the Company’s Subsidiaries that is owned by the Company or any of its Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights, and are owned by the Company or one of its Subsidiaries free and clear of any liens, security interest, pledges, charges or encumbrances (‘‘Liens’’) except for any Permitted Liens referred to in clause (i) of the definition of Permitted Liens. Except for its interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person, or any options, warrants, rights or securities convertible, exchangeable or exercisable therefor.

Section 2.03    Authority Relative to this Agreement.    The Company has the necessary corporate power and authority to enter into this Agreement and subject to, in the case of the consummation of the Merger, obtaining the Company Stockholder Approval, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the approval and adoption of this Agreement, at the Company Meeting, by the holders of Shares constituting a majority of the outstanding Shares entitled to vote thereon (the ‘‘Company Stockholder Approval’’). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

Section 2.04    No Conflict; Required Filings and Consents.    (a)    Assuming compliance with the matters referenced in Section 2.04(b) below and the receipt of the Company Stockholder Approval, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) violate or conflict with the Second Restated Certificate of Incorporation (as amended, the ‘‘Certificate of Incorporation’’) or the Second Amended and Restated Bylaws (the ‘‘Bylaws’’) of the Company, (ii) violate or conflict with any law, regulation, court order, judgment or decree applicable to the Company or any of its Subsidiaries or by which any of their respective property is bound or affected, (iii) violate or conflict with the certificate of incorporation or bylaws or similar constituent documents of any of the Company’s Subsidiaries, or (iv) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, or result in the loss of any material benefit or right, or result in an acceleration of any rights or amounts due under, or require the consent of any other party to, any contract, instrument, Permit, license, franchise, loan or credit agreement, note, bond, mortgage, indenture, agreement, lease or other obligation (each, a ‘‘Contract’’) to which the Company or any of its Subsidiaries is a party or by which the Company, any of their respective Subsidiaries or any of their respective property is bound or affected, except, in the case of clauses (ii), (iii) and (iv) above, for conflicts, violations, breaches, defaults, rights, results, consents or Liens which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company or a material adverse effect on the ability of the Company to perform its obligations under and consummate the transactions contemplated by this Agreement prior to the End Date (including any applicable extensions thereof).

(b)    Other than the filing of the Certificate of Merger pursuant to the DGCL and other filings and/or the receipt of prior approvals, or the expiration of applicable waiting periods, as required by or in connection with (i) the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’), and the rules and regulations promulgated thereunder, (ii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the ‘‘HSR Act’’), (iii) the Federal Communications Commission (the ‘‘FCC’’); (iv) state public service or public utility commissions or similar state regulatory bodies (the ‘‘State Commissions’’), (v) possible foreign Governmental or Regulatory Authorities regulating competition and (vi) any voluntary notification to the Committee on Foreign Investment in the United States (‘‘CFIUS’’) under the 1988 Exon-Florio Amendment to the Defense Production Act of 1950, as amended (‘‘Exon-Florio Act’’) that may be filed by the Parties; and (vii) any filings required pursuant to the rules of any applicable stock exchanges (collectively, the ‘‘Company Required Approvals’’), no material authorization, consent, approval or order of, or filing with, or notice to, any Governmental or Regulatory Authority is necessary, under applicable Law, in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby.

Section 2.05    SEC Filings; Financial Statements.    (a)    The Company and SunCom Wireless, Inc. (‘‘Operating Sub’’) have timely filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since December 31, 2004 (all such forms, reports, statements, certificates and other documents filed with or furnished to the SEC since December 31, 2004, with any amendments thereto, collectively, the ‘‘Company SEC Reports’’), each of which, as finally amended, has complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the ‘‘Securities Act’’) and the Exchange Act and, in each case, the rules and regulations of the SEC promulgated thereunder. None of the Company SEC Reports contained, when filed with the SEC or, if amended, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Other than Operating Sub, none of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act. As of the date hereof, no principal executive officer or principal financial officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the ‘‘Sarbanes-Oxley Act’’) with respect to any Company SEC Report.

(b)    Each of the consolidated financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes and schedules, where applicable) (the ‘‘Company Financial Statements’’) fairly present in all material respects the results of the consolidated operations and changes in shareholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to (i) in the case of unaudited statements included (or incorporated by reference) in the Company SEC Reports filed prior to the date hereof, normal year-end adjustments and other adjustments described therein, including the notes thereto, and (ii) in the case of unaudited financial statements included (or incorporated by reference) in the Company SEC Reports filed after the date hereof, normal year-end adjustments as permitted by GAAP and the applicable rules and regulations of the SEC, including the notes thereto. Each of such Company Financial Statements (including the related notes and schedules, where applicable) complied, as of the date of filing, or, if amended, as of the date of such amendment, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC applicable thereto and each of such financial statements (including the related notes and schedules, where applicable) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) consistently applied during the periods and at the dates involved, except in each case as indicated in such statements or in the notes thereto.

(c)    The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls over financial reporting (as required by Rule 13a-15(a) under the Exchange Act) that is sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The management of the Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the individuals responsible for the preparation of the Company’s filings with the SEC by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud within the Company’s Knowledge that involves management or other Company Employees who have a significant role in the Company’s internal controls over financial reporting.

Section 2.06    Undisclosed Liabilities.    Except as permitted or contemplated by this Agreement or consented to by Parent hereunder, the Company and its Subsidiaries taken as a whole, have not incurred since June 30, 2007, any liabilities or obligations of any nature except liabilities or obligations (a) which are reflected or reserved against in the Company Financial Statements dated as of June 30, 2007 or reflected in the notes thereto, (b) which were incurred after June 30, 2007, in the ordinary course of business and consistent with past practices and which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, (c) which have been discharged or paid in full in the ordinary course of business, or (d) which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 2.07    Absence of Certain Changes or Events.    Except as permitted or contemplated by this Agreement or consented to by Parent hereunder, since December 31, 2006,

(a)    there has not been any Material Adverse Effect on the Company or an event, change, effect, development, condition or occurrence that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(b)    to the date of this Agreement, (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of such businesses consistent with past practice; and (ii) neither the Company nor any of its Subsidiaries has taken or agreed to take any action that would be prohibited by subsections (a)(ii), (b)(i), (b)(ii), (d)(B), (d)(C), (d)(D), (d)(E), (i), (j), (k) or (m) of Section 4.01 if taken after the date hereof.

Section 2.08    Litigation.    As of the date hereof, there are no (i) claims, actions, suits, proceedings or investigations pending before any Governmental or Regulatory Authority, including, without limitation, the FCC, or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, or any properties, assets or rights of the Company or any of its Subsidiaries, or (ii) orders, judgments or decrees of any Governmental or Regulatory Authority, including, without limitation, the FCC, against the Company or any of its Subsidiaries, or any properties, assets or rights of the Company or any of its Subsidiaries, except for those that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company or a material adverse effect on the ability of the Company to perform its obligations under and consummate the transactions contemplated by this Agreement prior to the End Date (including any applicable extensions thereof).

Section 2.09    No Violation of Law.    Since December 31, 2004, the businesses of the Company and its Subsidiaries have not been, and are not currently being, conducted in violation of any statute, law, ordinance, regulation, judgment, order or decree of any Governmental or Regulatory Authority (including, without limitation, any stock exchange or other self-regulatory body) (‘‘Law’’), including, without limitation, the Sarbanes-Oxley Act and the Foreign Corrupt Practices Act of 1977, as amended, except for violations which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company or a material adverse effect on the ability of the Company to perform its obligations under and consummate the transactions contemplated by this Agreement prior to the End Date (including any applicable extensions thereof). As of the date hereof, no investigation or review by any Governmental or Regulatory Authority with respect to the Company or any of its Subsidiaries is pending, or to the Company’s Knowledge, threatened, nor has any Governmental or Regulatory Authority indicated an intention to conduct the same, except for such investigations or reviews that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company or a material adverse effect on the ability of the Company to perform its obligations under and consummate the transactions contemplated by this Agreement prior to the End Date (including any applicable extensions thereof). None of the representations and warranties made in this Section 2.09 are being made with respect to Environmental Laws or Tax Laws.

Section 2.10    Employee Matters; ERISA.    (a)    Section 2.10(a) of the Company Disclosure Letter contains a list of all material Company Benefit Plans. For purposes of this Agreement, the term ‘‘Company Benefit Plans’’ means all employee benefit plans sponsored or maintained by the Company or its Subsidiaries as of the date hereof and covering present or former employees, officers or directors of the Company and of each of its Subsidiaries or the beneficiaries or dependents thereof, or providing benefits to such persons in respect of services provided to any such entity, or with respect to which the Company or any of its Subsidiaries has, or has had, an obligation to contribute or any other liability, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (‘‘ERISA’’), any deferred compensation, bonus, stock option, restricted stock, incentive, profit sharing, retirement, savings, medical, health, life insurance, disability, sick leave, cafeteria or flexible spending, vacation, unemployment compensation, employment, severance or change in control agreements, arrangements, programs, policies or plans and any other benefit arrangements or payroll practice, whether funded or unfunded, insured or uninsured, written or unwritten. With respect to each Company Benefit Plan, the Company has made available to Parent (i) a true and correct copy of each Company Benefit Plan or, in the case of any Company Benefit Plan which is not in written form, an accurate description of the material provisions of such Company Benefit Plan as in effect on the date hereof, (ii) the summary plan description, (iii) the most recent annual report, financial statement and/or actuarial report, (iv) the most recent determination letter from the IRS and/or the Puerto Rico Department of the Treasury, as applicable, including all schedules thereto, (v) any related trust agreements, insurance contracts or documents of any other funding arrangements, (vii) any written communications to or from the IRS or any office or representative of the Department of Labor or the Puerto Rico Department of the Treasury relating to any compliance issues in respect of any such Company Benefit Plan, and (viii) all amendments, modifications or supplements to any such document. Except to the extent specifically made available to Parent, as of the date hereof there are no material amendments to any Company Benefit Plan that have been adopted or approved, nor has the Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new material Company Benefit Plan.

(b)    Except, with respect to clauses (i), (ii) and (iv) only, as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, with respect to each Company Benefit Plan, (i) each such Company Benefit Plan has been established, operated and administered in all respects with applicable Laws, including, but not limited to, ERISA, the Code and, in each case, the regulations thereunder, (ii) all contributions due from the Company or any of its Subsidiaries to date have been timely made and all amounts properly accrued, (iii) each such Company Benefit Plan which is an ‘‘employee pension benefit plan’’ (as defined in Section 3(2) of ERISA) and intended to be qualified under Section 401(a) of the Code or under any similar provision of non-U.S. law has received a favorable determination letter, or has pending an application for such determination from the Internal Revenue Service with respect to those provisions for which the remedial amendment period under Section 401(b) of the Code has not expired or, in the case of a Company Benefit Plan subject to non-U.S. law, has received a favorable determination under the applicable law, and to the Knowledge of the Company, there is no reason why any such determination letter should be revoked or not issued, as applicable, and (iv) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened or anticipated with respect to any such Company Benefit Plan.

(c)    Neither the Company nor its Subsidiaries nor any trade or business, whether or not incorporated, that, together with the Company or any of its Subsidiaries would be deemed to be a ‘‘single employer’’ within the meaning of Section 4001(b) of ERISA (an ‘‘ERISA Affiliate’’), (i) maintains or contributes to, or has maintained or contributed to, (A) any plan or arrangement that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (B) a ‘‘multiemployer plan’’ within the meaning of Section 3(37) and 4001(a)(3) of ERISA or (C) a ‘‘multiple employer plan’’ within the meaning of Sections 4063/4064 of ERISA or Section 413(c) of the Code or (ii) has incurred or reasonably expects to incur in respect of any Company Benefit Plan or otherwise any liability pursuant to Title I or Title IV of ERISA or penalty, excise Tax or joint and several liability pursuant to any provisions of the Code or ERISA, except for liabilities, penalties or excise Taxes that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. With respect to each Company Benefit Plan that is a ‘‘multiemployer plan,’’ no complete or partial withdrawal from such plan has been made by the Company or any Subsidiary, or, to the Company’s Knowledge, by any other Person, that could result in any liability to the Company or any Subsidiary and if the Company, any Subsidiary or any other Person were to withdraw from any such Company Benefit Plan, such withdrawal would not result in any material liability for the Company.

(d)    With respect to each Company Benefit Plan for which financial statements are required by ERISA, there has been no change in the financial status of such Company Benefit Plan since the date of the most recent such statements except any of the foregoing as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(e)    Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation. Section 2.10(e) of the Company Disclosure Letter sets forth reasonable and accurate estimates of the amount of ‘‘excess parachute payments’’ within the meaning of Section 280G of the Code, that may become payable as a result of the execution or delivery of this Agreement, or the consummation of the transactions contemplated hereby, either alone or in conjunction with any other event (whether contingent or otherwise).

(f)    Neither the Company nor any of its Subsidiaries or ERISA Affiliates has any liability with respect to an obligation to provide health or other non-pension benefits to any person beyond their retirement or other termination of service other than health continuation coverage mandated by Section 4980B of the Code or applicable Law. Since December 31, 2006, neither the Company nor any of its Subsidiaries or ERISA Affiliates has announced any intent or commitment (whether or not legally binding) to create or implement any additional employee benefit plan or to amend, modify or terminate any broad-based Company Benefit Plan in a manner that would materially increase the Company’s costs or costs to be incurred by Parent at or after the Effective Time.

Section 2.11    Labor and Employment Matters.    Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining agreements or any other agreements of any kind that reflect or pertain to understandings or practices communicated or agreed on between the Company and any labor organization or representative of any labor organization. There are no labor unions or other labor organizations representing or to the Company’s Knowledge purporting to represent or making any efforts to represent employees of the Company or its Subsidiaries, and there is no pending, or, to the Knowledge of the Company, threatened labor dispute, strike, work stoppage or other concerted labor activity against the Company or its Subsidiaries in each case which has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 2.12    Environmental Matters.    (a)    Except for such matters that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, (i) each of the Company and its Subsidiaries is in compliance with all applicable Environmental Laws, (ii) the properties currently owned or operated by it or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances, (iii) to the Company’s Knowledge, no Hazardous Substances were present, disposed, released or otherwise deposited on, under, at or from the properties formerly owned or operated by it or any of its Subsidiaries during the period of ownership or operation by it or any of its Subsidiaries, (iv) to the Company’s Knowledge, neither it nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property, (v) neither it nor any of its Subsidiaries has received any notice, demand, threat, letter, claim or request for information alleging that it or any of its Subsidiaries may be in violation of or liable under any Environmental Law (including any claims relating to electromagnetic fields or microwave transmissions), and (vi) to the Company’s Knowledge, neither it nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements (other than those of general applicability not specifically related to the Company) with any Governmental or Regulatory Authority or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances (except for such agreements entered into by the Company in the ordinary course of business).

(b)    For purposes of this Agreement, (i) ‘‘Environmental Law’’ means any federal, state, Puerto Rico, local, foreign or other law (including common law), statutes, ordinances or codes relating to:

(A) the protection, investigation or restoration of the environment or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to person or property in connection with any Hazardous Substance and (ii) ‘‘Hazardous Substances’’ means any substance that is: listed, classified or regulated pursuant to any Environmental Law, including without limitation, any ‘‘hazardous substance,’’ ‘‘pollutant’’ or ‘‘contaminant’’ as defined in the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.), or any ‘‘hazardous material’’ as that term is defined under the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), and also including any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon.

Section 2.13    Board Action and Recommendation; Company Stockholder Approval; Takeover Laws, etc.    (a)    The Board of Directors of the Company, at a duly held meeting has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) resolved to recommend (the ‘‘Recommendation’’) that the stockholders of the Company adopt this Agreement and directed that such matter be submitted for consideration by the stockholders of the Company at the Company Meeting, and (iv) approved this Agreement and the Voting Agreement, and the transactions contemplated thereby for purposes of Section 203 of the DGCL, including approving Parent’s (and its Affiliates’) becoming an ‘‘interested stockholder’’ as defined in Section 203 of the DGCL.

(b)    The Company Stockholder Approval is the only vote of the holders of any class or series of the capital stock of the Company required to approve this Agreement, the Merger and the other transactions contemplated hereby.

(c)    No ‘‘fair price’’, ‘‘moratorium’’, ‘‘control share acquisition’’ or other similar anti-takeover statute or regulation or any anti-takeover provision in the Certificate of Incorporation or Bylaws is, or at the Effective Time will be, applicable to the Shares, the Merger or the other transactions contemplated by this Agreement.

Section 2.14    Opinion of Financial Advisor.    The Company has received the opinion of Goldman, Sachs & Co., dated as of September 16, 2007 to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of Shares. The Company has provided to Parent a correct and complete copy of such opinion or, if such opinion has not been delivered to the Board of Directors in written form as of the execution of this Agreement, then the Company shall make a correct and complete copy of any such opinion received by it available to Parent promptly following its delivery to the Board of Directors in written from.

Section 2.15    Brokers.    Except for Goldman, Sachs & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or investment banking fee in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has provided to Parent’s representatives an accurate estimate of the aggregate maximum amount that is or may become payable by the Company in respect of fees to its Representatives (including Goldman, Sachs & Co.) and payments that may become payable to executives and other Company Employees resulting from a change of control of the Company.

Section 2.16    Tax Matters.    Except as would not reasonably be expected to have a Material Adverse Effect on the Company:

(a)    All Tax Returns required to be filed by the Company or its Subsidiaries have been timely filed with the appropriate Governmental or Regulatory Authorities. All such Tax Returns are true, correct and complete. The Company and each of its Subsidiaries have timely paid all Taxes reflected on such Tax Returns and required to be paid by the Company or any of its Subsidiaries when due and payable, except with respect to Taxes which the Company or a Subsidiary is contesting in good faith or for which the Company or a Subsidiary has made adequate provisions in accordance with GAAP;

(b)    No audit, examination or other proceeding with respect to Taxes due from the Company or any of its Subsidiaries, or with respect to any Tax Return of the Company or any of its Subsidiaries, is pending, threatened in writing, or being conducted by any Governmental or Regulatory Authority, and all assessments for Taxes due with respect to completed and settled audits, examinations or any concluded litigation have been fully paid;

(c)    The Company and each of its Subsidiaries (i) have withheld from payments to their employees, independent contractors, creditors, shareholders and any other applicable Person (and timely paid to the appropriate Governmental or Regulatory Authority) proper and accurate amounts and (ii) have in good faith properly calculated and billed sales and use, excise, e911, USF and similar transactions and telecommunications Taxes imposed on services to customers (and timely paid such Taxes to the appropriate Governmental or Regulatory Authority), in each case in compliance with all corresponding Tax provisions of any Governmental or Regulatory Authority for all periods through the date hereof;

(d)     No agreements relating to the allocation or sharing of Taxes exist between the Company and/or any one of its Subsidiaries, on the one hand, and a third party, on the other hand;

(e)    No extension or waiver of the statute of limitations on the assessment of any Taxes has been granted by the Company or any of its Subsidiaries and is currently in effect;

(f)    Neither the Company nor any of its Subsidiaries (1) is, or has been, a member of an affiliated, consolidated, combined or unitary group, other than one of which the Company or a Subsidiary of the Company was the common parent or (2) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), or as a transferee or successor;

(g)    Neither the Company nor any of its Subsidiaries has executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or under any similar provision of applicable Law, in each case, which remains in effect and applies to any open tax year;

(h)    The Company and each of its Subsidiaries have, in all material respects, maintained the books and records required to be maintained pursuant to Section 6001 of the Code and the rules and Treasury Regulations thereunder; and

(i)    Neither the Company nor any of its Subsidiaries has been a party to any ‘‘listed transaction’’ within the meaning of Treasury Regulation Section 1.6011-4(b).

It is agreed that the only representations made by the Company in respect of Taxes are those set forth in this Section 2.16.

Section 2.17    Intellectual Property.    (a)    The Company and its Subsidiaries have all right, title and interest in, or a valid and binding license to use, all Intellectual Property and Information Technology currently used in the conduct of the businesses of the Company and its Subsidiaries (the ‘‘Company Intellectual Property’’), except where the failure to have such right, title and interest or have the right to use such Company Intellectual Property has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(b)    The Company and its Subsidiaries (i) have not defaulted (except defaults that have been waived) under any license to use any Company Intellectual Property, and (ii) are not as of the date hereof the subject of any proceeding or litigation for infringement of any third party Intellectual Property, except for, in each case, a default, proceeding or litigation that has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(c)    Except as has not had or would not reasonably be expected to have a Material Adverse Effect on the Company, (i) to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has infringed upon, misappropriated or otherwise violated, or is currently infringing upon, misappropriating or otherwise violating, any Intellectual Property rights of any other Person, and (ii) to the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated, or is currently infringing, misappropriating or otherwise violating, any Company Intellectual Property rights.

(d)    Neither the Company nor any of its Subsidiaries has received any notice, demand, threat, letter, claim or request alleging that the Company or any of its Subsidiaries, or any products or services distributed, sold or licensed by any of them, may have infringed or may be infringing any Intellectual Property of a third party, except as has not had or would not reasonably be expected to have a Material Adverse Effect on the Company.

For purposes of this Agreement, ‘‘Intellectual Property’’ means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, copyrights and copyright rights, trade secret and trade secret rights, and other intellectual property rights, and all pending applications for and registrations of any of the foregoing and ‘‘Information Technology’’ means the computers, computer software and databases, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment and elements, and associated documentation, in each case, which are necessary for the operation of the business of the Company or any of its Subsidiaries as conducted as of the date of this Agreement.

Section 2.18    Certain Contracts.    (a)    Section 2.18 of the Company Disclosure Letter lists, as of the date of this Agreement, each Contract to which the Company or any of its Subsidiaries is a party that:

(A)    would be required to be filed by the Company as a ‘‘material contract’’ pursuant to Item 601(b)(10) of Regulation S-K promulgated under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(B)    relates to the formation, creation, operation, management or control of any partnership or joint venture with a third party that is material to the business of the Company and the Subsidiaries, taken as a whole;

(C)    relates to (1) any Indebtedness having an outstanding principal amount in excess of $5 million, or (2) the sale, securitization or servicing of loans or loan portfolios, in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such contract are greater than $5 million;

(D)    involves the acquisition or disposition, directly or indirectly (by merger or otherwise), not yet consummated, of assets or capital stock or other equity interests of another Person for aggregate consideration under such Contract in excess of $5 million;

(E)    is an interconnection or similar agreement in connection with which the Company’s or a Subsidiary of the Company’s equipment, networks and services are connected to those of another service provider in order to allow their respective customers access to each other’s services and networks;

(F)    contains any commitment to (1) provide wireless services coverage in a particular geographic area, (2) build out a non de minimus number of tower sites in a particular geographic area, or (3) sell or provide, or use or pay for, minutes on a wholesale or other non-retail basis, including in respect of any Mobile Virtual Network Operator or wholesaler;

(G)    any roaming agreement that cannot be terminated on 30 days or less notice;

(H)    by its terms calls for aggregate payment or receipt by the Company and its Subsidiaries under such Contract of more than $10 million over the remaining term of such Contract;

(I)    (i) grants any exclusivity, right of first refusal or similar preferential right to the other party; or (ii) provides for any minimum purchase commitment of at least $1 million by the Company or any of its Subsidiaries;

(J)    relates to an acquisition, divestiture, merger or similar transaction that contains representations, covenants, indemnities or other obligations (including indemnification, ‘‘earn-out’’ or other contingent obligations), that are still in effect and, individually or in the aggregate, could reasonably be expected to result in payments in excess of $5 million;

(K)    (i) grants to any third party any material Company Intellectual Property (other than in the ordinary course of business in tandem with the use of the Company’s products), or (ii) grants to the Company a license to use any material Intellectual Property owned by a third party (other than commercially available off-the-shelf software);

(L)    contains any non-compete or similar provision that would restrict the ability of the Company or any of its Subsidiaries (or, after the Closing Date, could restrict the ability of Parent or any of its Subsidiaries) to (i) engage in any line of business or to compete with any Person in any line of business, in each case in any geographic location, (ii) engage in business with any Person without the levying of any fine, charge or other payment for doing so, or (iii) provide, sell or distribute any products or services or purchase or otherwise obtain any equipment, components, parts, services or products.

The foregoing Contracts are referred to herein as the ‘‘Specified Contracts.’’

(b)    Except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, (i) other than with respect to any Specified Contract of the type referred to in clause (L) of Section 2.18(a), each Specified Contract is valid and binding on the Company and any Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, and (ii) the Company and its Subsidiaries have performed and complied with all obligations required to be performed or complied with by them under each Specified Contract. There is no default under any Specified Contract by the Company or any of its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries except in any such case which has not had and would not reasonably be expected to have a Material Adverse Effect on the Company or a material adverse effect on the ability of the Company to perform its obligations under and consummate the transactions contemplated by this Agreement prior to the End Date (including any applicable extensions thereof).

Section 2.19    Real Property.    (a)    Section 2.19(a) of the Company Disclosure Letter lists all material real property owned by the Company or any Subsidiary as of the date hereof, including, without limitation, all owned transmission towers (if any) on Leased Real Property (the ‘‘Owned Real Property’’). With respect to each Owned Real Property, (i) either the Company or a Subsidiary of the Company has good and valid title to such Owned Real Property, free and clear of all Liens other than Permitted Liens and, with respect to any owned transmission towers on Leased Real Property, other than Real Property Leases, (ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase such Owned Real Property or any portion thereof or interest therein, other than, in the case of clauses (i) and (ii) above, any which has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. As of the date hereof, neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the Knowledge of the Company, there is no threatened, condemnation proceeding with respect to any Owned Real Property, except proceedings which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(b)    Section 2.19(b) of the Company Disclosure Letter lists all leases, subleases, licenses and other material agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property, including locations on towers and other structures (‘‘Leased Real Property’’) at which the operations of the Company and any of its Subsidiaries are conducted as of the date hereof (the ‘‘Real Property Leases’’). Except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, (i) each Real Property Lease is valid, binding and in full force and effect and all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenants thereunder are current and (ii) no termination event (other than expirations in the ordinary course) or uncured default of a material nature or, to the Knowledge of the Company, allegation of default of a material nature, on the part of the Company or, if applicable, its Subsidiary or, to the Knowledge of the Company, the landlord thereunder exists under any Real Property Lease. Except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of Leased Real Property which is subject to a Real Property Lease (except with respect to licenses, as to which the Company and its Subsidiaries have a valid license), free and clear of all Liens, except for Permitted Liens. As of the date hereof, neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the Knowledge of the Company, there is no threatened, condemnation with respect to any property leased pursuant to any of the Real Property Leases, except such condemnation which has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(c)    Section 2.19(c) of the Company Disclosure Letter lists all leases, subleases, licenses and other material agreements under which the Company or any of its Subsidiaries leases, subleases or grants the right to use or occupy any Owned Real Property or Leased Real Property, to any other Person, other than to the Company or any of its Subsidiaries (‘‘Lessor Leases’’). Except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, (i) each Lessor Lease is valid, binding and in full force and effect and all rent and other sums and charges payable to the Company or any of its Subsidiaries as landlords thereunder are current and (ii) no termination event (other than expirations in the ordinary course) or uncured default of a material nature or, to the Knowledge of the Company, allegation of default of a material nature, on the part of the Company or, if applicable, its Subsidiary or, to the Knowledge of the Company, the tenant thereunder exists under any Lessor Lease.

Section 2.20    Licenses.    (a)    Section 2.20(a) of the Company Disclosure Letter sets forth a list, as of the date hereof, of (i) all material permits, franchises, licenses, privileges, immunities, approvals, certificates, orders, authorizations or consents that are granted by any Governmental or Regulatory Authority (including, without limitation, any stock exchange or other self-regulatory body) (‘‘Permits’’) and operating rights necessary for the operation of the businesses as presently operated by the Company and its Subsidiaries issued or granted to the Company or any of its Subsidiaries by the FCC (the ‘‘FCC Licenses’’), and all Permits issued or granted to the Company or any of its Subsidiaries by public utility commissions regulating telecommunications businesses, including, without limitation, the Junta Reglamentadora de Telecomunicaciones de Puerto Rico (the ‘‘State Licenses’’ and collectively with the FCC Licenses and other Permits, the ‘‘Company Licenses’’); (ii) the date on which each FCC License expires or is subject to renewal in accordance with its terms; (iii) all pending applications for Company Licenses that would be Company Licenses if issued or granted; (iv) all pending applications by the Company or any of its Subsidiaries for modification, extension or renewal of any Company License. Except as has not had and would not reasonably be expected to have a material adverse effect on the Company with respect to the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries in the Commonwealth of Puerto Rico, the Permits necessary for the operation of the businesses as presently operated by the Company and its Subsidiaries in the Commonwealth of Puerto Rico have been granted pursuant to and in accordance with the requirements of applicable Law. As of the date hereof, each of the Company and its Subsidiaries is in compliance with its obligations under each of the FCC Licenses and the rules and regulations of the FCC, and with its obligations under each of the other Company Licenses, except for such failures to be in compliance with the Company Licenses as have not had and would not reasonably be expected to have a Material Adverse Effect on the Company or a material adverse effect on the ability of the Company to perform its obligations under and consummate the transactions contemplated by this Agreement prior to the End Date (including any applicable extensions thereof). To the Knowledge of the Company, no notice of violation, order of forfeiture or complaint, proceeding, review or investigation against the Company or any of its Subsidiaries relating to any of the Company Licenses by any Governmental or Regulatory Authority (including, without limitation, the FCC or the Federal Aviation Administration (the ‘‘FAA’’)) is pending or, to the Company’s Knowledge, threatened, nor has any Governmental or Regulatory Authority (including, without limitation, the FCC or the FAA) indicated in writing an intention to conduct the same, except for such investigations which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company or a material adverse effect on the ability of the Company to perform its obligations under and consummate the transactions contemplated by this Agreement prior to the End Date (including any applicable extensions thereof).

The FCC Licenses are in full force and effect, meaning that: (A) the orders issuing the FCC Licenses have become effective under the Communications Act; (B) the grant of all of the FCC Licenses to the Company or any of its Subsidiaries has become final; (C) all express FCC-imposed conditions precedent have been satisfied and the FCC Licenses are not subject to any conditions outside the ordinary course; and (D) the FCC actions granting all FCC Licenses, together with all underlying construction permits, have not been reversed, stayed, enjoined, annulled or suspended; and (E) the FCC Licenses have not expired by their own terms or been invalidated or modified by any subsequent FCC action, except, in each case, as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company or a material adverse effect on the ability of the Company to perform its obligations under and consummate the transactions contemplated by this Agreement prior to the End Date (including any applicable extensions thereof).

(b)    All of the currently operating cell sites and microwave paths of the Company and its Subsidiaries in respect of which a filing with the FCC was required have been constructed and are currently operated in all respects as represented to the FCC in currently effective filings, and modifications to such cell sites and microwave paths have been preceded by the submission to the FCC of all required filings, in each case, except for such failures as have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(c)    All transmission towers owned by the Company and its Subsidiaries are obstruction-marked and lighted by the Company or its Subsidiaries to the extent required by, and in accordance with, the rules and regulations of the FAA (the ‘‘FAA Rules’’), except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Appropriate notification to the FAA has been made for each transmission tower owned by the Company and its Subsidiaries to the extent required to be made by the Company or any of its Subsidiaries by, and in accordance with, the FAA Rules, in each case, except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(d)    The Company does not hold any Permits to provide local exchange services or interexchange services.

Section 2.21    Related Party Transactions.    Except for employment-related Contracts filed or incorporated by reference as an exhibit to the Company SEC Reports filed prior to the date of this Agreement or Company Benefit Plans, Section 2.21 of the Company Disclosure Letter sets forth a correct and complete list of the Contracts or arrangements that are in existence as of the date of this Agreement between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (i) current executive officer or director of either the Company or any of its Subsidiaries or any Person that has served as such an executive officer or director within the last two years or any of such officer’s or director’s immediate family members, (ii) record or beneficial owner of more than 5% of the Shares as of the date hereof, or (iii) to the Company’s Knowledge, any ‘‘related person’’ (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company or any of its Subsidiaries) entered into within the last twelve months and, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (a ‘‘Related Party Transaction’’). The Company has provided to Parent copies of each Contract or other relevant documentation (including any amendments or modifications thereto) providing for each Related Party Transaction.

Section 2.22    Insurance.    The Company maintains for itself and its Subsidiaries policies covering the assets, business, equipment, properties, operations, employees, directors and officers, and product warranty and liability claims, and such other forms of insurance in such amounts, with such deductibles and against such risks and losses as, in its good faith judgment, are reasonable for the business and assets of the Company and its Subsidiaries. Except in each case as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, all such policies are in full force and effect and were in full force and effect during the periods of time such insurance policies are purported to have been or be in effect, and neither the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under any such policy. There is no claim by the Company or any of its Subsidiaries pending under any such policies that (i) has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or (ii) if not paid would reasonably be expected to have a Material Adverse Effect on the Company.

Section 2.23    No Other Representations and Warranties.    The Company acknowledges that neither Parent nor Merger Sub, nor any Affiliate thereof, has made any representations or warranties of any nature as to any matter whatsoever except as expressly set forth in this Agreement or in the corresponding section of the Parent Disclosure Letter.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF  Parent

Except as set forth in the letter (the ‘‘Parent Disclosure Letter’’) delivered by Parent to the Company concurrently with the execution of this Agreement (it being agreed that disclosure of any item in any section of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section of the Parent Disclosure Letter to which the relevance of such item is reasonably apparent), each of Parent and Merger Sub hereby represents and warrants as of the date hereof to the Company as follows:

Section 3.01    Organization and Qualification; Subsidiaries.    Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, render illegal, or delay beyond the End Date (including any applicable extension thereof) or materially impair the ability of Parent or Merger Sub to consummate the Merger (including delivery of the aggregate Merger Consideration) and the other transactions contemplated by this Agreement (a ‘‘Parent Material Adverse Effect’’). Each of Parent and Merger Sub is an indirect wholly owned subsidiary of Deutsche Telekom AG.

Section 3.02    Authority Relative to this Agreement.    Each of Parent and Merger Sub has the necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, other than the approval and adoption of this Agreement by Parent as the holder of all the issued and outstanding shares of capital stock of Merger Sub, which adoption by Parent shall occur immediately following execution of this Agreement. Neither this Agreement nor the consummation by Parent and Merger Sub of the transactions contemplated hereby requires any further action by any of Parent’s or Merger Sub’s stockholders. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding agreement of Parent and Merger Sub.

Section 3.03    No Conflict; Required Filings and Consents.    (a)    Assuming compliance with the matters referenced in Section 3.03(b) below, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) violate or conflict with the certificate of incorporation or bylaws or similar constituent documents of Parent or Merger Sub, (ii) conflict with or violate any law, regulation, court order, judgment or decree applicable to Parent or Merger Sub or any of their respective Affiliates or by which any of their respective property is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Parent or any of its Subsidiaries pursuant to, or result in the loss of any material benefit or right, or result in an acceleration of any rights or amounts due under, or require the consent of any other party to, any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party or by which Parent, Merger Sub, any of their respective Subsidiaries or any of their respective property is bound or affected, except, in the case of clauses (ii) and (iii) above, for conflicts, violations, breaches, defaults, rights, results, consents or Liens which would not reasonably be expected to have a Parent Material Adverse Effect.

(b)    Other than the filing of the Certificate of Merger pursuant to the DGCL and other filings and/or the receipt of prior approvals, or the expiration of applicable waiting periods, as required by or in connection with (i) the Exchange Act, and the rules and regulations promulgated thereunder,

(ii) the HSR Act, (iii) the FCC, (iv) the State Commissions, (v) possible foreign Governmental or Regulatory Authorities regulating competition, (vi) any voluntary notification to CFIUS under the Exon-Florio Act that may be filed by the Parties, and (vii) any filings required pursuant to the rules of any applicable stock exchanges, neither Parent nor Merger Sub is required to submit or obtain any material report, consent, approval, authorization, Permit, action, filing or notice with any Governmental or Regulatory Authority in connection with the execution, delivery or performance of this Agreement.

(c)    Each of Parent and Merger Sub is legally and financially qualified under the Communications Act to hold the FCC Licenses. There are no facts or circumstances pertaining to Parent or any of its Subsidiaries which, under the Communications Act would (i) result in the FCC’s refusal to grant its consent to transfer the FCC Licenses to Parent or Merger Sub or (ii) delay beyond the End Date (including any applicable extensions thereof) obtaining the FCC’s consent to transfer the FCC Licenses to Parent or Merger Sub. No waiver of, exemption from, or Declaratory Ruling pursuant to, any provision of the Communications Act or the rules, regulations and policies of the FCC is necessary to obtain the FCC’s consent to transfer the FCC Licenses to Parent or Merger Sub.

Section 3.04    Litigation.    As of the date hereof, there are no claims, actions, suits, proceedings or investigations pending or, to Parent’s Knowledge, threatened against Parent or any of its Subsidiaries, or any properties or rights of Parent or any of its Subsidiaries before any Governmental or Regulatory Authority, including without limitation, the FCC, except for those that have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 3.05    Capitalization of Merger Sub.    As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $0.01 per share, 100 of which shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 3.06    Available Funds.    On the date the Closing is to occur pursuant to Section 1.02 prior to the Effective Time, Parent will have available to it, unrestricted, immediately available funds sufficient for the payment or repayment, as applicable, of (a) the maximum aggregate Merger Consideration as provided herein (including for Restricted Shares as provided herein), (b) any amounts outstanding under the Term Loan Agreement, dated as of November 18, 2004, as in effect on the date hereof, by and among Operating Sub and the lenders party thereto (the ‘‘Term Loan Agreement’’) (c) any amounts necessary for the consummation of the change of control offer required under the indenture, as in effect on the date hereof, governing the 8½% Senior Notes due 2013 (the ‘‘Senior Notes’’) issued by Operating Sub, as a result of the occurrence of the Effective Time and, (d) any amounts necessary for the consummation of the Debt Offer or the Debt Redemption, and (e) any related fees and expenses.

Section 3.07    Proxy Statement; Other Information.    None of the information provided in writing by Parent or its Affiliates to the Company specifically for inclusion in the Proxy Statement will, at the time it is filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Meeting, or at the time of any amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.08    Brokers.    Except for Deutsche Bank Securities, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or investment banking fee in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 3.09    No Other Representations and Warranties.    Parent and Merger Sub acknowledge that the Company makes no representations or warranties of any nature as to any matter whatsoever except as expressly set forth in this Agreement or in the corresponding section of the Company Disclosure Letter and specifically (but without limiting the generality of the foregoing) that the Company makes no representations or warranties with respect to, and neither the Company nor any other Person will have or be subject to any liability for indemnification or failing to make available to Parent, Merger Sub or any other Person resulting from, (a) any projections, estimates or budgets delivered to or made available to Parent or Merger Sub (or any of their respective Affiliates or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries, or (b) the future business and operations of the Company and its Subsidiaries.

ARTICLE IV
CONDUCT OF BUSINESS PENDING THE MERGER

Section 4.01    Conduct of Business in the Ordinary Course.    The Company covenants and agrees with Parent that, between the date hereof and the Effective Time, except as described on Section 4.01 of the Company Disclosure Letter, as consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed) or as otherwise expressly contemplated hereby, the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business and consistent with past practice; and the Company for itself and on behalf of its Subsidiaries agrees with Parent to use its commercially reasonable efforts to preserve intact their business organizations, to keep available the services (but without any obligation to pay any additional compensation) of their current officers and employees and to preserve the goodwill of and maintain their present relationships with significant current customers and suppliers and with other Persons with whom they have significant business relations, in each case in all material respects; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 4.01 shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. Except as set forth on Section 4.01 of the Company Disclosure Letter, as consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), or as otherwise expressly contemplated by this Agreement, the Company agrees with Parent, on behalf of itself and its Subsidiaries, that they will not, between the date hereof and the Effective Time, directly or indirectly, do any of the following:

(a)    (i) issue, sell, pledge, dispose of, encumber, authorize, or propose the issuance, sale, pledge, disposition, encumbrance or authorization of any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of, or any other ownership interest in, the Company or any of its Subsidiaries, or grant any restricted shares, phantom equity, stock appreciation rights or other equity-based award with respect to Shares under any Company Benefit Plan or otherwise (whether such awards are settled in cash, Shares or otherwise), except for any transaction solely between the Company and a wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company; (ii) amend or propose to amend the certificate of incorporation or bylaws or other similar constituent documents or any certificate of designation of the Company or any of its Subsidiaries, or adopt, amend or propose to amend any stockholder rights plan or related rights agreement; (iii) split, combine or reclassify any outstanding Shares, or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to Shares; or (iv) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any Company Securities, except in connection with (X) the withholding of Company Securities to satisfy Tax obligations with respect to Restricted Shares, and (Y) the acquisition by the Company of Company Securities in connection with the forfeiture of Restricted Shares;

(b)    (i) acquire, propose to acquire or enter into an agreement to acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make or increase any investment in another entity (other than an entity which is a wholly owned Subsidiary of the Company as of the date hereof and other than incorporation of a wholly owned Subsidiary) with a value in excess of $5 million individually or $15 million in the aggregate, except (A)(1) with respect to the fiscal year 2007, as contemplated by the Company’s fiscal year 2007 budget and capital expenditure plans, as set forth in Section 4.01(b) of the Company Disclosure Letter (the ‘‘Budget’’), (2) with respect to the fiscal quarter ending March 31, 2008, in excess of $5 million, and (3) with respect to the fiscal quarter ending June 30, 2008, in excess of $5 million or (B) made in connection with any transaction solely between the Company and a wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company; (ii) sell, lease, pledge, dispose of, or encumber or authorize or propose, or enter into an agreement contemplating the sale, lease, pledge, disposition or encumbrance of (x) any FCC Licenses whatsoever, (y) any network assets or fixed assets with a value in excess of $1 million individually or $5 million in the aggregate, or (z) any other assets with a value in excess of $1 million individually or $5 million in the aggregate,, except (A) with respect to such other assets referred to in clause (z) above, in the ordinary course of business and consistent with past practice, (B) as may be required by, or in accordance with, law or any Governmental or Regulatory Authority, including to comply with spectrum limitations, in order to permit or facilitate the consummation of the transactions contemplated hereby, (C)(1) with respect to the fiscal year 2007, as contemplated by the Budget, and (2) with respect to each of the fiscal quarters ending March 31, 2008 and June 30, 2008, in excess of $3 million; or (D) made in connection with any transaction solely between the Company and a wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company; or (iii) except as required by applicable Law or Permits, authorize or make capital expenditures, except in connection with the cell site build-out contemplated by Section 5.15, (X) with respect to the fiscal year 2007, in an aggregate amount exceeding 110% of the aggregate annual amounts set forth in the Budget, (Y) with respect to the fiscal quarter ending March 31, 2008, in an aggregate amount exceeding $20 million, and (Z) with respect to the fiscal quarter ending June 30, 2008, in an aggregate amount exceeding $20 million.

(c)    (i) incur, create, assume or otherwise become liable for, or repay or prepay, any Indebtedness, except for any Indebtedness solely between the Company and a wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company; provided that, notwithstanding the above, the Company may (A) incur any Indebtedness in the ordinary course of business in an aggregate principal amount not to exceed $50 million and prepayable at any time without premium or penalty, or (B) repay or refinance at maturity any Indebtedness existing on the date hereof, provided that, with respect to refinancings, such Indebtedness, as refinanced, is prepayable at any time without premium or penalty (other than customary LIBOR breakage costs); or (ii) amend or modify any existing Indebtedness;

(d)    except (i) as required pursuant to any Company Benefit Plan (including employment agreements) in effect on the date hereof, or (ii) as required by applicable Law (including Section 409A of the Code) or as deemed advisable to prevent an inclusion of income or imposition of penalties under Section 409A of the Code or as deemed advisable to amend any Company Benefit Plan in order to facilitate compliance with Section 409A in a manner that would not cause a material increase in cost to the Company, its Subsidiaries or to Parent; provided, that any amendments required by Section 409A or made to facilitate compliance with Section 409A of the Code to any material Company Benefit Plan will be made providing Parent with reasonable opportunity to consult, (A) enter into or amend any Contract with any executive officer or director of the Company, other than any employment agreements with persons who are newly hired as executive officers in the ordinary course of business and consistent with past practice, (B) adopt, amend or terminate any Company Benefit Plan or establish any new arrangement that would be a Company Benefit Plan were it in effect on the date hereof, (C) take any action to increase or accelerate the accrual rate, vesting or timing of payment, or fund or in any other way secure the payment, of compensation, benefits or other rights of any employee or other service provider under any Company Benefit Plan, (D) except in the ordinary course of business consistent with past practice in connection with routine promotions of Company Employees at the (non-executive) Manager level and below and field service technical support staff, increase the wages, salaries, benefits or incentive compensation or incentive compensation opportunities of any employee, director, consultant or other service provider of the

Company or any of its Subsidiaries; provided, that the Company will provide Parent, no later than five days following the end of each month, with a monthly report summarizing promotions and increases made in the preceding month and, if Parent determines in its reasonable judgment that the monthly increases are not consistent with the Company’s past practice, Parent and the Company will establish a monthly limit on the amount of any such increases/promotions, or (E) enter into, adopt or amend any collective bargaining agreement or other arrangement with any labor organization;

(e)    enter into, renew, extend, amend in any material adverse respect, terminate, or grant any release or relinquishment of rights under, any Specified Contract (other than any Contract with Parent or any of its Affiliates), except (i) as required by Law or any Contract involving a Related Party Transaction, and (ii) other than with respect to Specified Contracts of the types referred to in clauses (A), (B), (C), (F)(3), I(i), (K) and (L) of Section 2.18(a) and only to the extent not otherwise proscribed by any other provision of this Agreement, in the ordinary course of business consistent with past practice; provided that, with respect to a Specified Contract of the type referred to in Section 2.18(a)(G), any new such Contract must terminate or be terminable by the Company upon a change of control of the Company (including the Merger) without any payment, premium or other termination fee;

(f)    assign, transfer, cancel, fail to use commercially reasonable efforts to renew or fail to use commercially reasonable efforts to extend any FCC License or State License, except for cancellations or modifications of FCC Licenses for microwave facilities in the ordinary course of business consistent with past practice, or cancellations or modifications of FCC Licenses for microwave facilities in connection with negotiated relocation agreements in accordance with Sections 27.1111, et seq. and Sections 101.69, et seq. of the FCC Rules;

(g)    assign, transfer, cancel, fail to use commercially reasonable efforts to renew or fail to use commercially reasonable efforts to extend any Real Estate Leases that are, individually or in the aggregate, material to the business and operations of the Company or any of its Subsidiaries, except (i) with respect to Real Estate Leases affecting network or customer support assets, as consistent with the network design, maintenance and growth plans of the Company and its Subsidiaries as of the date hereof, and (ii) with respect to all other Real Estate Leases, in the ordinary course of business and consistent with past practice;

(h)    except with respect to Taxes, compromise, settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business and consistent with past practice that do not involve or relate to this Agreement or the transactions contemplated hereby and that involve only the payment of monetary damages (A) not in excess of $5 million in the aggregate, or (B) consistent with the reserves reflected in the Company’s balance sheet at December 31, 2006, in each case without the imposition of material equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;

(i)    enter into any new line of business outside of its existing business and reasonable extensions thereof;

(j)    adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than among wholly owned Subsidiaries of the Company);

(k)    implement or adopt any material change in its financial accounting principles, practices or methods, other than as required by GAAP, the Company’s outside auditors, applicable Law or regulatory guidelines;

(l)    except in the ordinary course of business, (i) make any material Tax election or take any position on any Tax Return filed on or after the date of this Agreement or adopt any method therein that is materially inconsistent with elections made, positions taken or methods used in preparing or filing similar returns in prior periods unless such position or election is required pursuant to applicable Law or the Code, (ii) enter into any settlement or compromise of any material Tax liability for an amount materially in excess of the amount reserved therefor, (iii) change any annual Tax accounting period relating to any material Tax, except as may be required by applicable Law or the Code, or (iv) enter into any closing agreement relating to any material Tax liability for an amount materially in excess of the amount reserved therefor;

(m)    except as required by applicable Law or any Governmental or Regulatory Authority, enter into any contract, agreement, commitment or arrangement or take any action that would, individually or in the aggregate, reasonably be expected to prevent, render illegal, or delay beyond the End Date (including any extension thereof) or materially impair the Company’s ability to consummate the Merger and the other transactions contemplated by this Agreement; or

(n)    authorize or enter into any contract, agreement, commitment or arrangement with respect to any of the matters prohibited by this Section 4.01.

Section 4.02    Conduct of Business by Parent.    Except (i) as may be otherwise required by applicable Law, or (ii) as expressly contemplated or permitted by this Agreement, each of Parent and Merger Sub agrees that it shall not, and Parent shall cause its Subsidiaries not to, from the date hereof to the Effective Time or the termination of this Agreement in accordance with Section 7.01 hereof, (i) enter into any agreement for the acquisition of any business, Person or assets that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, or (ii) take any other action or fail to take any action which would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.03    No Solicitation.    (a)    Subject to the provisions of this Section 4.03 set forth below, the Company agrees that neither it nor any of its Subsidiaries shall, and that it shall cause its and their respective officers, directors, employees, agents, advisors and representatives (each, a ‘‘Representative’’), including any investment banker, attorney or accountant retained by it or any of its Subsidiaries not to, directly or indirectly, from the date hereof, (i) solicit, initiate, or knowingly encourage or facilitate any inquiries, proposals or offers with respect to, or the making or completion of, any Alternative Proposal or any inquiry, proposal or offer that is reasonably likely to lead to an Alternative Proposal, (ii) engage or participate in any negotiations regarding, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, or have any discussions with any Person relating to, or that is reasonably likely to lead to, an actual or proposed Alternative Proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make, implement or solicit an Alternative Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Proposal, (iv) enter into, or approve, endorse or recommend, or publicly announce an intention to enter into, or approve, endorse or recommend, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or to breach its obligations hereunder, or (v) agree to do any of the foregoing. The Company shall, shall cause each of its Subsidiaries to, and shall cause each of its Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person (other than the Parties hereto) that has made or indicated an intention to make an Alternative Proposal and shall request the prompt return or destruction of all confidential information previously furnished in connection therewith.

(b)    Subject to Section 4.03(c), neither the Board of Directors of the Company nor any committee thereof shall withdraw or modify the Recommendation in a manner adverse to Parent or Merger Sub or publicly propose to do so.

(c)    Notwithstanding any provision of Section 4.03(a) or Section 4.03(b) to the contrary, if prior to receipt of the Company Stockholder Approval, (x) the Board of Directors of the Company or any committee thereof receives a bona fide written Alternative Proposal which the Board of Directors of the Company or any committee thereof concludes in good faith, after consultation with its outside legal counsel and its financial advisors, constitutes a Superior Proposal after giving effect to all adjustments to the terms of this Agreement which may be offered by Parent and failing to take any action referred to in clauses (i) and (ii) below would be inconsistent with the fiduciary duties of the

Board of Directors of the Company or such committee under applicable Law, or (y) in the absence of an Alternative Proposal, failing to take any action referred to in clause (i) below would be inconsistent with the fiduciary duties of the Board of Directors of the Company or such committee under applicable Law, the Board of Directors of the Company or any committee thereof may (i) withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, its Recommendation in a manner adverse to Parent or Merger Sub (any action described in this clause (i), a ‘‘Change of Recommendation’’), and/or (ii) in the case of clause (x) above, terminate this Agreement for the purpose of entering into a definitive acquisition agreement, merger agreement or similar definitive agreement (an ‘‘Alternative Acquisition Agreement’’) with respect to such Superior Proposal, if, in the case of any action described in clause (i) or clause (ii) above, (A) the Company has given Parent four Business Days’ prior written notice of its intention to take such action, which notice shall specify the terms and conditions of any such Superior Proposal and the identity of the Person making such Superior Proposal and shall contemporaneously provide Parent with a copy of the most current written agreement with the Person making such Superior Proposal or, in the absence of an Alternative Proposal, the reasons for such Change of Recommendation, (B) the Company shall have made its financial and legal advisors reasonably available to negotiate with Parent in good faith during such four Business Day period (to the extent Parent desires to negotiate), (C) the Board of Directors of the Company shall have considered in good faith any changes to this Agreement committed to in writing by Parent and shall not have determined, after consultation with its outside counsel and financial advisors, that the Superior Proposal would no longer constitute a Superior Proposal or the Change of Recommendation is no longer necessary, in each case if such changes proposed by Parent were to be given effect, (D) the Company has complied in all material respects with its obligations under this Section 4.03(c) and (E) if the Company enters into an Alternative Acquisition Agreement with respect to such Superior Proposal, the Company shall have terminated this Agreement in accordance with the provisions of Section 7.01(c)(ii) and shall have paid Parent the Termination Fee in accordance with Section 7.02(b) (and any purported termination under Section 7.01(c)(ii) shall be void and of no force and effect, unless in advance or concurrently with such termination the Company pays the Termination Fee and otherwise complies with Section 7.02). In the event of any material revisions to the Superior Proposal, including an increase or other change in purchase consideration, the Company shall be required to deliver a new written notice to Parent pursuant to clause (ii)(I) above and to comply with the requirements of this Section 4.03(c) with respect to such new written notice.

(d)    Notwithstanding anything to the contrary in Section 4.03(a) or Section 4.03(b), prior to receipt of the Company Stockholder Approval, if (A) after the date hereof, the Company has received a bona fide written Alternative Proposal that has not, directly or indirectly, resulted from a breach by the Company or its Representatives of this Section 4.03, (B) the Board of Directors of the Company determines, in good faith, after consultation with its outside counsel and financial advisors, that such Alternative Proposal is a Superior Proposal or may reasonably be expected to lead to the receipt of a Superior Proposal, and (C) the Board of Directors determines, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under the DGCL, the Company may (i) furnish non-public information with respect to the Company and its Subsidiaries to the Person making such Alternative Proposal and its Representatives pursuant to a confidentiality agreement containing confidentiality provisions no less restrictive of and no more favorable to the other party than the Confidentiality Agreement, dated May 10, 2007, between the Company and Parent (the ‘‘Confidentiality Agreement’’); and (ii) participate in discussions or negotiations with such Person and its Representatives regarding such Alternative Proposal; provided, however, that the Company shall promptly provide or make available to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to the Person making such Alternative Proposal or its Representatives which was not previously provided or made available to Parent.

(e)    The Company promptly (and in any event within 48 hours) shall advise Parent orally and in writing of (i) any Alternative Proposal or indication or inquiry with respect to or that would reasonably be expected to lead to any Alternative Proposal, (ii) any request for non-public information relating to the Company or its Subsidiaries, other than requests for information not reasonably expected to be related to or lead to an Alternative Proposal, and (iii) any inquiry or request for discussion or negotiation regarding or that would reasonably be expected to result in an Alternative Proposal, including in each case the identity of the Person making any such Alternative Proposal or indication or inquiry and the material terms of any such Alternative Proposal or indication or inquiry (including copies of any document, correspondence or agreements or draft agreements evidencing such Alternative Proposal or inquiry). The Company shall keep Parent reasonably informed on a reasonably prompt basis of any material change to the terms of any such Alternative Proposal or indication or inquiry (the Company agreeing that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or other agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing such information to Parent).

(f)    Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or (ii) issuing a ‘‘stop, look and listen’’ statement of the type contemplated by Rule 14d-9(f) under the Exchange Act; provided that, in each case of clauses (i) and (ii) above, in no event shall this Section 4.03(f) affect the obligations of the Company specified in Section 4.03(b) and Section 4.03 (e).

(g)    For purposes of this Agreement,

(i)    ‘‘Alternative Proposal’’ means (A) any inquiry, proposal or offer from any Person or group of Persons other than Parent or one of its Subsidiaries for a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole), (B) any proposal for the issuance by the Company of over 20% of its equity securities or (C) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the Merger.

(ii)    ‘‘Superior Proposal’’ means any bona fide Alternative Proposal made in writing (A) on terms which the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holders of Shares than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement, committed to by Parent in good faith to the Company in response to such proposal or otherwise) and (B) that the Board of Directors, determines in good faith after consultation with the Company’s outside legal counsel and financial advisors, is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal, including the financing terms thereof; provided, however, that for purposes of the definition of ‘‘Superior Proposal’’, the references to ‘‘20%’’ in the definition of Alternative Proposal shall be deemed to be references to ‘‘50%’’.

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.01    Company Meeting.    Subject to the other provisions of this Agreement, the Company shall (a) take all action necessary in accordance with the DGCL and the Certificate of Incorporation and Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval (such meeting or any adjournment or postponement thereof, the ‘‘Company Meeting’’) and use its reasonable best efforts to cause the Company Meeting to occur as promptly as reasonably practicable after the mailing of the Proxy Statement; provided that the Company’s determination of the date of the Company Meeting and any adjournment or postponement of the Company Meeting shall in each case (except any such adjournment or postponement that is required by applicable Law) be subject to Parent’s consent (such consent not to be unreasonably withheld or delayed), and (b) subject to a Change of Recommendation in accordance with Section 4.03(c), (x) include the Recommendation in the Proxy Statement, and (y) use reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Section 7.01 and subject to compliance with Section 7.02, the Company, regardless of whether the Board of Directors has approved, endorsed or recommended an Alternative Proposal, or has withdrawn, modified or amended the Recommendation, will submit this Agreement to the stockholders of the Company at the Company Meeting for the purpose of adopting this Agreement.

Section 5.02    Proxy Statement.    (a)    As promptly as reasonably practicable (and in no event later than three weeks) following the date of this Agreement, the Company shall prepare and file with the SEC the proxy statement (including the letter to stockholders, notice of meeting and form of proxy, the ‘‘Proxy Statement’’) in preliminary form in connection with seeking the adoption of this Agreement by the stockholders of the Company and shall use its reasonable best efforts to respond to any comments by the SEC staff in respect of the Proxy Statement. Parent and Merger Sub shall provide to the Company such information as the Company may reasonably request for inclusion in the Proxy Statement. The Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Proxy Statement is cleared by the SEC. The Company shall as promptly as practicable notify Parent of the receipt of any oral or written comments from the SEC relating to the Proxy Statement. The Company shall cooperate and provide Parent with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto) and on all written responses to requests for additional information by and replies to written comments of the SEC staff, and shall consider in good faith including in such document comments proposed by Parent, prior to filing of the Proxy Statement (including each amendment or supplement thereto) with, or mailing any such response or replies to, the SEC. The Company shall provide Parent with copies of all filings made and correspondence with the SEC with respect to the Proxy Statement. If at any time prior to the Effective Time, any information should be discovered by any Party hereto which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and, to the extent required by applicable Law, disseminated by the Company to the stockholders of the Company.

(b)    The Proxy Statement to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the stockholders of the Company will not, at the time it is filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Meeting, or at the time of any amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto as of the date of such filing. No representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied in writing by Parent, Merger Sub or any of their Affiliates to the Company specifically for inclusion or incorporation by reference therein.

Section 5.03    Notification of Certain Matters.    Each of the Company and Parent shall give prompt notice to each other of the occurrence or nonoccurrence of any event whose occurrence or nonoccurrence would be likely to cause either (a) a condition in Section 6.02(a), Section 6.02(b), Section 6.03(a), Section 6.03(b) or Section 6.03(c) not to be satisfied or (b) directly or indirectly, a Material Adverse Effect on the Company (or a material adverse effect on the ability of the Company to perform its obligations under and consummate the transactions contemplated by this Agreement prior to the End Date (including any applicable extensions thereof)), or a Parent Material Adverse Effect, as applicable; provided, however, that the delivery of any notice pursuant to this Section 5.03 shall not limit or otherwise affect the remedies available hereunder to the Parties receiving such notice.

Section 5.04    Access to Information.    (a)    Subject to the restrictions imposed by the HSR Act, federal and state securities Laws and other applicable Laws, the Company will provide and will cause its Subsidiaries and its and their respective Representatives to (i) provide Parent and Merger Sub and their respective authorized Representatives, during normal business hours and upon reasonable advance notice such access to the employees, officers, offices, properties, books and records of the Company and such Subsidiaries (so long as such access does not interfere unreasonably with the business or operations of the Company or its Subsidiaries) as Parent or Merger Sub reasonably may request, and (ii) furnish to Parent and its Representatives such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Parent may from time to time reasonably request. Notwithstanding the foregoing, Parent, Merger Sub and their Representatives shall not have such access to any books, records, documents and other information (i) if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries, (ii) to the extent that books, records, documents or other information is subject to the terms of a confidentiality agreement with a third party or would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party (provided that the Company shall use commercially reasonable efforts (without obligation to pay any compensation to any counterparty) to obtain waivers under such agreements or implement requisite procedures to enable reasonable access without violating such agreement), (iii) to the extent that the disclosure thereof would, or may reasonably be expected to, result in the loss of attorney-client privilege or (iv) to the extent required by applicable Law (provided that the Company shall use commercially reasonable efforts to enable the provision of reasonable access without violating such Law). Neither Parent nor any of its Representatives will be permitted to perform any onsite procedure (including any onsite environmental study) with respect to any property of the Company or any of its Subsidiaries. All information obtained or exchanged pursuant to this Section 5.04(a) shall be subject to the Confidentiality Agreement. If, in the course of any investigation pursuant to this Section 5.04(a), Parent or Merger Sub discovers any breach of any representation, warranty or covenant contained in this Agreement or any circumstance or condition that upon closing would constitute a breach, Parent and Merger Sub covenant that they will promptly so inform the Company.

(b)    No investigation by any of the Parties or their respective Representatives shall affect the representations or warranties of the other set forth herein.

Section 5.05    Public Announcements.    Except with respect to any Change of Recommendation, so long as this Agreement is in effect, the Parties will use reasonable efforts to consult with each other before issuing any press release or making any public announcement primarily relating to this Agreement or the transactions contemplated hereby. Parent and the Company agree to issue a mutually acceptable joint release announcing this Agreement.

Section 5.06    Best Efforts.    (a)    Subject to the terms and conditions set forth in this Agreement, each of the Parties hereto shall use its respective reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Company Required Approvals, from all applicable Governmental or Regulatory Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental or Regulatory Authority and, unless each of the Parties agrees that no such clearance is necessary or advisable, clearance from CFIUS under the Exon-Florio Act, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any contract or agreement. Except as expressly contemplated by this Agreement, neither Party shall take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed.

(b)    Subject to the terms and conditions herein provided and without limiting the foregoing, the Parties shall (i) as promptly as reasonably practicable file any and all required Notification and Report Forms under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement and thereafter make any other required submission under the HSR Act as promptly as reasonably practicable, and use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act, including by requesting early termination thereof, (ii) promptly, but no later than 15 days after the date hereof, file all initial applications required to be filed with the FCC, (iii) use reasonable best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or Governmental or Regulatory Authority in connection with the execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (iv) supply to any Governmental or Regulatory Authority as promptly as practicable any additional information or documents that may be requested pursuant to any Law or by such Governmental or Regulatory Authority, and (v) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, including taking all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other Person may assert under any Law with respect to the Merger and the other transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental or Regulatory Authority with respect to the Merger so as to enable the Closing to occur no later than the End Date (including any applicable extensions thereof), including, without limitation, (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any material assets or businesses of the Company or its Subsidiaries or controlled Affiliates or of Parent or its Subsidiaries and (y) otherwise taking or committing to take any actions that after the Closing Date would limit the freedom of Parent, the Company or its Subsidiaries’ (including the Surviving Corporation’s) or controlled Affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries (including the Surviving Corporation’s) businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing or delaying the Closing beyond the End Date (including any applicable extensions thereof); provided that neither the Company nor any of its Subsidiaries shall become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental or Regulatory Authority to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its Affiliates, unless such requirement, condition, understanding, agreement or order is binding on the Company only in the event that the Closing occurs.

(c)    Subject to applicable legal limitations and the instructions of any Governmental or Regulatory Authority, the Company and Parent shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including to the extent permitted by Law promptly furnishing the other with copies of notices or other communications sent or received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, to or from any third party and/or any Governmental or Regulatory Authority with respect to such transactions. The Company and Parent shall permit the other Party to review in advance any proposed communication to any supervisory or Governmental or Regulatory Authority. Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental or Regulatory Authority in connection with the proposed transactions unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental or Regulatory Authority, gives the other Party the opportunity to attend and participate.

(d)    In furtherance and not in limitation of the covenants of the Parties contained in this Section 5.06, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.06 shall limit a Party’s right to terminate this Agreement pursuant to Section 7.01(b)(ii) or Section 7.01(b)(iii) so long as such Party has, prior to such termination, complied with its obligations under this Section 5.06.

Section 5.07    Indemnification, Directors’ and Officers’ Insurance.    (a)    Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other similar constituent documents or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiary’s certificates of incorporation and by-laws or similar constituent documents as in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees as in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an ‘‘Action’’) pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.07 without limit as to time.

(b)    From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its Subsidiaries (each, together with such Person’s heirs, executors or administrators, an ‘‘Indemnified Party’’) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action, arising out of, relating to or in connection with any such Person’s service as a director or officer of the Company or any of its Subsidiaries or services performed in connection with such Person’s serving as an officer or director or other fiduciary in any entity if such service was at the request or for the benefit of the Company, in each case, at or prior to the Effective Time; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which shall not be unreasonably withheld or delayed) and the Surviving Corporation shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties and reasonably satisfactory to the Surviving Corporation) for all Indemnified Parties in any jurisdiction with respect to any single such claim, action, suit, proceeding or investigation, unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest that would make such joint representation inappropriate. It shall be a condition to the advancement of any amounts to be paid in respect of legal and other fees and expenses that the Surviving Corporation receive an undertaking by the Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined that such Indemnified Party is not entitled to be indemnified under applicable Law. In the event of any such Action, the Surviving Corporation shall reasonably cooperate with the Indemnified Party in the defense of any such Action.

(c)    The Company shall obtain prior to the Effective Time ‘‘tail’’ insurance policies with a claims period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance of the type and with an amount of coverage as are no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date hereof by the Company and its respective Subsidiaries (the ‘‘Current Policies’’), and with such other terms as are no less favorable in the aggregate than those of the Current Policies; provided that, in satisfying such obligation, the Company shall not be obligated to pay aggregate premiums in excess of 350% of the aggregate per annum amount that the Company paid for such coverage under the Current Policies in the last full year prior to the date hereof, it being understood and agreed that Parent and the Surviving Corporation shall nevertheless be obligated to provide such coverage as may be obtained for such amount.

(d)    Parent shall cause the Surviving Corporation to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.07.

(e)    The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificates of incorporation or by-laws or other constituent documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 5.07 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f)    In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.07.

Section 5.08    Takeover Laws.    If any ‘‘fair price,’’ ‘‘moratorium,’’ ‘‘control share acquisition’’ or other form of anti-takeover statute or regulation shall become applicable to the Merger or the other transactions contemplated hereby, (i) the Company shall grant such approvals and take such actions as are necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby and (ii) the Company and Parent shall assist in any challenge by the other to the validity, or the applicability to the Merger or any other transaction contemplated in this Agreement, of any such statute or regulation.

Section 5.09    Employee Benefits.    (a)    From and after the Effective Time, Parent shall cause the Surviving Corporation or its successor to honor all Company Benefit Plans and other employment or compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time, subject to any amendment or termination thereof that may be permitted by the terms thereof.  For a period of one year following the Effective Time, Parent shall cause to be provided, to those individuals actively employed by the Company or its Subsidiaries as of the Effective Time (including employees who are on temporary leave for purposes of jury or military duty, on non-medical leave of absence or on medical or disability leave and for whom it has been 180 calendar days or less since their last day of active employment) (the ‘‘Company Employees’’) the same base salaries as are provided to such Company Employees immediately prior to the Effective Time, and employee benefits (excluding for this purpose equity based awards and, with respect to the period from the Effective Time through December 31, 2008, excluding annual or quarterly incentive bonuses) that are, in the aggregate, not less favorable than those provided by Parent to similarly-situated employees of Parent.  In addition, with respect to the period commencing at the Effective Time and continuing through December 31, 2008, Parent shall continue the annual incentive bonus opportunities for the Company Employees at the same level as is in effect for the bonus period in which the Effective Time occurs and shall maintain in effect during this period the Company’s flexible spending benefit plan scheduled on Section 2.10(a) of the Company Disclosure Schedule.

(b)    For purposes of vesting, eligibility to participate and level of benefits (but not benefit accrual under defined benefit pension or similar plans) under the employee benefit plans of Parent and its Affiliates providing benefits to any Company Employees after the Effective Time (the ‘‘New Plans’’), each Company Employee shall be credited with his or her years of service with the Company and its Affiliates through the Effective Time, to the same extent as such Company Employee was entitled, as of immediately prior to the Effective Time, to credit for such service under any similar Company Benefit Plans in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable employee benefit plan or compensation arrangement or agreements in which such Company Employee participated immediately prior to the Effective Time; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions had not been waived under the comparable plans of the Company or its subsidiaries in which such Company Employee participated immediately prior to the Effective Time, and Parent shall cause any eligible expenses incurred by such Company Employee and his or her covered dependents prior to the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)    For a period of one year following the Effective Time, Parent shall continue and cause to be honored the Company’s severance programs and policies described in Section 5.09(c) of the Company Disclosure Letter as in effect prior to the Effective Time (the ‘‘Company Severance Program’’) without any amendments adverse to Company Employees; provided, that with respect to a Company Employee in the event Parent’s severance policy generally applicable to its similarly situated employees who commenced employment during the five-year period preceding the Effective Time would provide more favorable benefits to such Company Employee than the Company Severance Program applicable to such Company Employee, such Company Employee shall be eligible to receive benefits under Parent’s severance policy, instead of receiving payments or benefits under the Company Severance Program. In addition to any qualifying events, eligibility criteria or other circumstances entitling a Company Employee to severance benefits under the Company Severance Program or

Parent’s severance policy as in effect on the date hereof, in the event that during such one-year period following the Effective Time, such Company Employee terminates employment as a result of a Constructive Discharge, such Company Employee shall receive severance benefits under the Company Severance Program or Parent’s severance policy, as applicable, to the same extent as if such Company Employee had been involuntarily terminated without cause. For purposes of this Section 5.09(c), the term ‘‘Constructive Discharge’’ shall mean (i) a material diminution in the essential functions of the Company Employee’s job as in effect immediately prior to the Effective Time or (ii) a relocation of the Company Employee’s primary workplace to a location more than 50 miles from such Company Employee’s primary workplace as of immediately prior to the Effective Time.

(d)    No later than five Business Days prior to its distribution, the Company shall provide Parent with a copy of any communication intended to be made to any of their respective employees relating to the transactions contemplated hereby, and will provide an opportunity for Parent to make reasonable revisions thereto and Parent will provide any such comments within three (3) Business Days after receipt of such communication.

(e)    Nothing in this Section 5.09 shall be construed or interpreted to (i) amend any Company Benefit Plan, (ii) prevent the amendment or termination of any Plan, (iii) interfere with the Parent’s right or obligation to make such changes to any Company Benefit Plan as are necessary to conform with applicable Law, or (iv) alter the at-will employment status of any Company Employee or limit the right of Parent or any of its Subsidiaries to terminate the employment of any Company Employee at any time or, subject to compliance with its obligations under Section 5.09(c), require Parent or any of its Subsidiaries to provide any such employee benefits, rates of base salary or hourly wage or annual bonus opportunities for any period following any such termination.

Section 5.10    Rule 16b-3.    Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any Party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated hereby by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 5.11    700 MHz Auction.    The Company acknowledges that Parent is currently considering its participation, and may decide to participate, in FCC Auction No. 73 (700 MHz band) (‘‘Auction 73’’). If both Parent and the Company elect to participate in Auction 73, or if the Company elects to participate and Parent elects not to participate in Auction 73, each of Parent and the Company will endeavor and cooperate in good faith (including by preparing a joint bidding agreement, if both Parent and Company elect to participate) to enable the Closing to occur without delay and prior to the end of Auction 73. If Parent reasonably believes, based on advice of counsel, that the proposed cooperation (including the joint bidding arrangement, if applicable) will not render any risk of delay of the Closing (because of change in control restrictions under the FCC’s rules, violation of applicable Law or otherwise) reasonably unlikely, then the Company will not file a short form 175 for Auction 73.

Section 5.12    Treatment of Senior Notes.    (a)    Provided that the provisions of Sections 5.12(e) and 5.12(f) are satisfied, the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts to commence, as soon as reasonably practicable after the receipt of a written request from Parent to do so, an offer to purchase all of the outstanding aggregate principal amount of the Senior Notes , and to solicit the consent (the ‘‘Consent Solicitation’’, together with the offer to purchase, the ‘‘Debt Offer’’) of the holders of the Senior Notes to certain amendments to the indenture governing the Senior Notes (the ‘‘Indenture Amendments’’), in each case, on terms and conditions in this Section 5.12 and otherwise specified by Parent; provided, that the Indenture Amendments shall be set forth in the offer to purchase, related letter of transmittal, and/or other related documents (collectively, the ‘‘Offer Documents’’) necessary to consummate the Debt Offer and the Company shall not be required to commence any Debt Offer until Parent shall have provided the Company with the Offer Documents; provided, further, that prior to the Effective Time, neither the Company nor any of its Subsidiaries shall be required to (i) make any cash expenditures or (ii) take any action that could obligate the Company or any of its Subsidiaries to repurchase any Senior Notes or incur any additional obligations to the holders of the Senior Notes prior to the consummation of the Debt Offer. Any mailings to holders of the Senior Notes shall be subject to the reasonable approval of the Company and Parent. The terms and conditions specified by Parent for the Debt Offer shall be only such terms and such conditions as are customarily included in offers to purchase debt securities similar to the Senior Notes and otherwise in compliance with applicable Laws. The closing of the Debt Offer shall be expressly conditioned on the completion of the Merger and shall be conducted in compliance with applicable Laws, including SEC rules and regulations. None of the Senior Notes shall be required to be purchased prior to the Effective Time. The Company and Parent shall, and shall cause their respective Subsidiaries to, and shall use their reasonable best efforts to cause their respective Representatives to, provide cooperation and assistance reasonably requested by the other in connection with the Debt Offer.

(b)    Subject to Sections 5.12(e) and 5.12(f), if requested by Parent in writing, in lieu of commencing a Debt Offer for the Senior Notes, the Company shall, and shall cause its Subsidiaries to, to the extent permitted by the indenture governing the Senior Notes to (i) at any time after April 15, 2008, issue a notice of optional redemption (the ‘‘Redemption Notice’’) for all of the outstanding principal amount of the Senior Notes pursuant to the requisite provisions of the indenture governing the Senior Notes, or (ii) take actions reasonably requested by Parent that are reasonably necessary for the satisfaction, discharge or defeasance of the Senior Notes pursuant to the applicable provisions of the indenture governing the Senior Notes, and shall redeem or satisfy, discharge or defease, as applicable, the Senior Notes in accordance with the terms of the indenture governing the Senior Notes on the Effective Time (clauses (i) and (ii), the ‘‘Debt Redemption’’); provided, that (A) in no event shall the Company be required to consummate the Debt Redemption, provide any irrevocable notice of the Debt Redemption or take any other irrevocable act regarding the Debt Redemption prior to the Effective Time, (B) to the extent that any action described in clause (i) or (ii) can be conditioned on the occurrence of the Effective Time, it will be so conditioned, (C) prior to the Company being required to take any of the actions described in clause (i) or (ii) above that cannot be conditioned on the occurrence of the Effective Time, as of the Closing, Parent shall set aside, or shall cause to be set aside sufficient funds to deliver to the Company to effect such redemption or satisfaction or discharge, (D) prior to the Company being required to take any of the actions described in clause (ii) above, Parent shall deliver to, or shall cause to be delivered to, the Company or a paying agent identified by the Company to Parent and reasonably acceptable to Parent sufficient funds to deliver to the Company to effect such redemption or satisfaction or discharge, and (E) any ‘‘Opinion of Counsel’’ required to be given under the indenture governing the Senior Notes in connection with the Debt Redemption shall be given by counsel to the Surviving Corporation. The Company and Parent shall, and shall cause their respective Subsidiaries to, and shall use their reasonable best efforts to cause their respective Representatives to, provide cooperation and assistance reasonably requested by the other in connection with the Debt Redemption.

(c)    Subject to Section 5.12(a), the Company shall, and shall cause its Subsidiaries to, waive any of the conditions to the Debt Offer (other than that the Merger shall have been consummated and that there shall be no Law, injunction or other legal restraint prohibiting consummation of the Debt Offer) as may be reasonably requested by Parent and shall not, without the written consent of Parent, waive any condition to the Debt Offer or make any changes to the Debt Offer other than as agreed in writing between Parent and the Company. Notwithstanding the immediately preceding sentence, neither the Company nor any of its Subsidiaries shall be required to make any change to the terms and conditions of the Debt Offer requested by Parent that decreases the price per Senior Note payable in the Debt Offer or related consent solicitation or imposes conditions to the Debt Offers or related consent solicitation that are adverse to the holders of the Senior Notes, unless such change is previously approved by the Company in writing.

(d)    The Company covenants and agrees that, promptly following the Consent Solicitation expiration date, assuming the requisite consent of holders of the Senior Notes to authorize the Indenture Amendments (the ‘‘Requisite Consent’’) are received, each of the Company and its applicable Subsidiaries as is necessary shall (and shall use their commercially reasonable efforts to cause the applicable trustee to) execute supplemental indentures to the indenture governing the Senior Notes, which supplemental indentures shall implement the Indenture Amendments and shall become operative only concurrently with the Effective Time, subject to the terms and conditions of this Agreement (including the conditions to the Debt Offer). Concurrently with the Effective Time, Parent shall provide to the Surviving Corporation necessary funds to and shall cause the Surviving Corporation to accept for payment and thereafter promptly pay for the Senior Notes that have been properly tendered and not properly withdrawn pursuant to the Debt Offer.

(e)    Parent shall prepare all necessary and appropriate documentation in connection with the Debt Offer and the Debt Redemption, including the Offer Documents and the Redemption Notice, as applicable. Parent and the Company shall, and shall cause their respective Subsidiaries to, reasonably cooperate with each other in the preparation of the Offer Documents and Redemption Notice. The Offer Documents (including all amendments or supplements thereto) and all mailings to the holders of the Senior Notes in connection with the Debt Offer and Redemption Notice shall be subject to the prior review of, and comment by, the Company and Parent and shall be reasonably acceptable to each of them. If at any time prior to the completion of the Debt Offer, any information should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall use commercially reasonable efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated by or on behalf of the Company to the holders of the Senior Notes (which supplement or amendment and dissemination may, at the reasonable direction of Parent, take the form of a filing of a Current Report on Form 8-K). Notwithstanding anything to the contrary in this Section 5.12(e), the Company shall, and shall cause its Subsidiaries to, comply with the requirements of Rule 14e-l under the Exchange Act and any other applicable Law to the extent such laws are applicable in connection with the Debt Offer and such compliance will not be deemed a breach hereof.

(f)    In connection with the Debt Offer and any Debt Redemption, Parent may select one or more dealer managers, information agents, depositaries and other agents, in each case as shall be reasonably acceptable to the Company, to provide assistance in connection therewith and the Company shall, and shall cause its Subsidiaries to, enter into customary agreements (including indemnities) with such parties so selected. Parent shall pay the fees and out-of-pocket expenses of any dealer manager, information agent, depositary or other agent retained in connection with the Debt Offer and any Debt Redemption upon the incurrence of such fees and out-of-pocket expenses, and Parent further agrees to reimburse the Company and its Subsidiaries for all of their reasonable and documented out-of-pocket costs incurred in connection with the Debt Offer and any Debt Redemption promptly following the incurrence thereof. Parent shall indemnify and hold harmless the Company, its Subsidiaries and each of their respective officers, directors and each Person that controls the Company within the meaning of Section 20 of the Exchange Act (each, a ‘‘Company Person’’) from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (excluding the out-of-pocket costs and expenses referred to in the immediately preceding sentence) suffered or incurred by any Company Person, or to which any Company Person may become subject, that arises out of, or in any way in connection with, the Debt Offer, Debt Redemption, or any actions taken, or not taken by Company, or at the direction of Company, pursuant to this Section 5.12 or at the request of Parent.

Section 5.13    Termination of Certain Other Indebtedness.    On the Closing Date, subject to Parent making available the necessary funds to do so, the Company shall use reasonable efforts to, and shall cause its Subsidiaries to use reasonable efforts to, (i) repay all outstanding amounts under and terminate the Term Loan Agreement, or any other credit facility or instrument of Indebtedness that by its terms is prepayable or repayable at such time, specified by Parent to the Company no later than three days prior to Closing, and all related Contracts to which the Company or any of its Subsidiaries is a party, and (ii) to the extent the related facility is terminated pursuant to this

Section 5.13, cause to be released, to the extent the Company or any of its Subsidiaries has the right to do so at such time, any Liens on its assets relating to those facilities or instruments of Indebtedness. The Parties agree and acknowledge that, any other provision of this Agreement notwithstanding, compliance by the Company or any of its Subsidiaries with this Section 5.13 shall not be a condition to any Party’s obligation to effect the Merger.

Section 5.14    Shareholder Litigation.    The Company shall give Parent the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense or settlement of any shareholder litigation against the Company or any of its directors or officers relating to the Merger or any other transactions contemplated hereby; provided, however, that the Company shall not settle or agree to settle any such litigation without Parent’s consent, which consent shall not be unreasonably withheld or delayed.

Section 5.15    Exchange Agreement.    Prior to the Effective Time, the Company shall either (i) cause Section 9.1 of the Exchange Agreement, dated as of January 31, 2007, as amended, by and among the Consenting Noteholders (as defined therein), the Company and certain of its Subsidiaries (the ‘‘Exchange Agreement’’), to be terminated prior to the Effective Time, or (ii) obtain a waiver from each of Highland Capital Management, L.P., and Pardus Capital Management L.P. and DiMaio Ahmad Capital LLC waiving, effective as of the Effective Time, its right to designate any Person for election to, or to fill any vacancy on, the Company’s Board of Directors.

Section 5.16    Site Build-out.    The Company shall commence the identification of appropriate locations for the remaining cell sites that are contemplated to be built pursuant to the Company’s network improvement plan and for which locations have not been identified. The Company shall use commercially reasonable efforts to procure appropriate cell sites and obtain all necessary zoning and building permits for the build-out of the cell sites contemplated by the network improvement plan and to develop and approve the budget related to such build-out. The Company shall use commercially reasonable efforts to undertake the build out of such cell sites in a timely manner. Upon the reasonable request of Parent, the Company shall provide reasonably detailed updates to Parent of the progress of the network improvement plan. The Parties agree and acknowledge that, any other provision of this Agreement notwithstanding, neither the obtaining of any zoning or building permits nor the build-out of all, any or any portion of the cell sites contemplated by the network improvement plan nor the achievement of any progress milestones relating thereto shall be a condition to any Party’s obligation to effect the Merger.

Section 5.17    Puerto Rico Switch.    Prior to the Effective Time, the Company shall use commercially reasonable efforts either to (i) relocate the switch equipment used by its Subsidiaries in Puerto Rico to another appropriate location, or (ii) extend the Real Property Lease relating to the Leased Real Property at which such equipment is located as of the date hereof, in each case without any material disruption to the Puerto Rico business and operations of the Company and its Subsidiaries and pursuant to a commercially reasonable Real Property Lease with a term which does not expire before the first anniversary of the Effective Time. The Parties agree and acknowledge that, any other provision of this Agreement notwithstanding, compliance by the Company or any of its Subsidiaries with this Section 5.17 shall not be a condition to any Party’s obligation to effect the Merger unless the failure of compliance has had or would reasonably be expected to have a Material Adverse Effect on the Company.

ARTICLE VI
CLOSING CONDITIONS

Section 6.01    Conditions to Each Party’s Obligation to Effect the Merger.    The respective obligations of the Parties to consummate the Merger shall be subject to the fulfillment or (to the extent permitted by applicable law) written waiver prior to the Effective Time of the following conditions:

(a)    Stockholder Approval.    The Company Stockholder Approval shall have been obtained.

(b)    Legality.    No Governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued or entered any restraining order, preliminary or permanent injunction or similar order or legal restraint or prohibition (‘‘Restraint’’) which remains in effect that enjoins or otherwise prohibits consummation of the Merger. No Governmental or Regulatory Authority of the U.S. federal government shall have commenced and not withdrawn any claim, action, suit, proceeding, arbitration, mediation or investigation seeking to enjoin, restrain or otherwise prohibit any of the transactions contemplated by this Agreement.

(c)    Required Regulatory Approvals.    Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated. All approvals and authorizations required to be obtained from the FCC for the transfer of control of the FCC Licenses in connection with the Merger shall have been obtained, except for those approvals and authorizations to be obtained from the FCC that in the aggregate are immaterial to the Company and have not been denied by the FCC. The period of time for any applicable review process by CFIUS under the Exon-Florio Act (including, if applicable, any investigation commenced thereunder) shall have expired or been terminated or CFIUS shall have provided a written notice to the effect that review of the transactions contemplated by this Agreement has been concluded and that a determination has been made that there are no issues of national security sufficient to warrant investigation under the Exon-Florio Act.

Section 6.02    Conditions to the Obligations of the Company.    The obligations of the Company to consummate the Merger are also subject to the fulfillment or written waiver by the Company, prior to the Effective Time, of each of the following conditions:

(a)    Representations and Warranties.    The representations and warranties of Parent set forth in Section 3.06 of this Agreement shall have been true and correct on the date hereof and on and as of the Closing Date as though made on the Closing Date; and the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been true and correct on the date hereof and, on and as of the Closing Date as though made on the Closing Date (except to the extent that any representation or warranty expressly speaks as of an earlier date, in which case it shall be true and correct as of such date) except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(b)    Agreements and Covenants.    Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or before the Effective Time.

(c)    Certificate.    The Company shall have received a certificate dated as of the Closing Date and signed by an executive officer of Parent to the effects set forth in subparagraphs (a) and (b) above.

Section 6.03    Conditions to the Obligations of Parent.    The obligations of Parent and Merger Sub to consummate the Merger are also subject to the fulfillment or written waiver by Parent and Merger Sub, prior to the Effective Time, of each of the following conditions:

(a)    Representations and Warranties.    Subject to the preamble to Article II, (i) the representations and warranties of the Company set forth in Sections 2.02(a), 2.02(b), 2.03 and 2.07(a) of this Agreement shall have been true and correct in all respects (except in the case of Section 2.02 for de minimus inaccuracies), in each case, at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent that any representation or warranty expressly speaks as of an earlier date, in which case it shall be true and correct as of such date); and (ii) the representations and warranties of the Company set forth in this Agreement, other than those specified in clause (i) above, shall have been true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent that any representation or warranty expressly speaks as of an earlier date, in which case it shall be true and correct as of such date) except, with respect to this clause (ii), for such failures to be true and correct which have not had, or would not reasonably be expected to have, a Material Adverse Effect on the Company.

(b)    Agreements and Covenants.    The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or before the Effective Time.

(c)    Certificate.    Parent shall have received a certificate dated as of the Closing Date and signed by an executive officer of the Company to the effects set forth in subparagraphs (a) and (b) above.

Section 6.04    Frustration of Closing Conditions.    Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement or failure to use such efforts as may be required by Section 5.06 to consummate the Merger and the other transactions contemplated hereby.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.01    Termination.    This Agreement may be terminated at any time before the Effective Time:

(a)    By mutual written consent of each of the Company and Parent;

(b)    By either the Company or Parent:

(i)    if the Merger shall not have been consummated on or before the date that is nine months from the date hereof (such date, or such date as extended set forth below, the ‘‘End Date’’); provided that if, as of the End Date, the condition set forth in Section 6.01(c) shall not have been satisfied or waived before the End Date, then, at the option of the Company or Parent, the End Date may be extended by Parent or the Company one time to a date that is three months from the date of the then-current End Date; provided, however, that the End Date in no event shall be later than the date that is 12 months from the date hereof; provided, further, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the proximate cause of, or resulted in, the failure of the Effective Time to occur on or before the End Date;

(ii)    if any Governmental or Regulatory Authority shall have issued a Restraint that permanently enjoins or otherwise prohibits consummation of the Merger and such Restraint shall have become final and non-appealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have used such efforts as may be required by Section 5.06 to prevent, oppose, reverse and remove such Restraint;

(iii)    at any time that is not less than 15 days after any federal, state or foreign statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any Governmental or Regulatory Authority (other than, for purposes of this paragraph only, any court of law or equity) and that has the effect of making the condition set forth in Section 6.01(b) or the condition set forth in Section 6.01(c) incapable of being satisfied by the Parties prior to the End Date, provided that such statute, rule, regulation, executive order, decree or injunction shall have become final and non-appealable, as applicable, and that the Party seeking to terminate this Agreement pursuant to this Section 7.01(b)(iii) shall have used such efforts as may be required by Section 5.06 to prevent, oppose and remove such statute, rule, regulation, executive order, decree or injunction; or

(iv)    at the Company Meeting (including any adjournment or postponement thereof) at which this Agreement has been voted upon, the shareholders of the Company fail to adopt this Agreement by the Company Stockholder Approval.

(c)    By the Company:

(i)    if Parent or Merger Sub shall have breached or failed to perform any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 6.01 or Section 6.02 and (B) is not cured on or before the earlier of the End Date and the 60th day following written notice to Parent, or which by its nature cannot be cured within such time period; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement; or

(ii)    pursuant to Section 4.03(c)(ii), subject to compliance with the provisions of Section 4.03(c).

(d)    By Parent,

(i)    if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 6.01 or Section 6.03 and (B) is not cured on or before the earlier of the End Date and the 60th day following written notice to the Company, or which by its nature cannot be cured within such time period; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i), if Parent is then in material breach of any of its covenants or agreements contained in this Agreement; or

(ii)    if (A) a Change of Recommendation shall have occurred, (B) the Company shall have failed to include the Recommendation in the Proxy Statement distributed to stockholders of the Company, (C) the Company or its Board of Directors (or any committee thereof) shall approve, adopt or recommend any Alternative Proposal or approve or recommend, or enter into or allow the Company or any of its Subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement with respect to an Alternative Proposal (other than a confidentiality agreement as contemplated by Section 4.03(d)), (D) the Company or its Board of Directors (or any committee thereof) shall authorize or publicly propose any of the foregoing, or (E) the Company shall have breached in any material respect any of its obligations under Section 4.03 or 5.01.

Section 7.02    Effect of Termination.    (a)    In the event of termination of this Agreement as provided in Section 7.01 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates hereunder, except (i) as set forth in this Section 7.02, the confidentiality obligations set forth in Section 5.04(a), the reimbursement and indemnity obligations set forth in Section 5.12 and Article IX hereof, and (ii) nothing herein shall relieve the Company, Parent or Merger Sub from liability for any willful breach hereof or fraud prior to such termination.

(b)    If this Agreement (i) is terminated by the Company pursuant to Section 7.01(c)(ii) or by Parent pursuant to Section 7.01(d)(ii) (other than in respect of clause (A) or clause (B) of Section 7.01(d)(ii)), then prior to or concurrently with such termination (or, in the case of a termination by Parent, as soon as reasonably practicable and in any event within five Business Days), the Company shall pay Parent a fee equal to $48 million (the ‘‘Termination Fee’’), which payment shall be made by wire transfer of same day funds to an account designated by Parent or (ii)(A) is terminated by Parent or the Company pursuant to Section 7.01(b)(i) (but only if, as of the End Date, the conditions set forth in Section 6.01(b) and Section 6.01(c) and Section 6.02(a) and Section 6.02(b) were satisfied) or 7.01(b)(iv) or by Parent pursuant to Section 7.01(d)(i) as a result of a willful breach by the Company of a representation, warranty, covenant or other agreement contained herein; (B) at any time after the date of this Agreement and prior to the Company Meeting (in the case of termination pursuant to Section 7.01(b)(iv)) or the date of termination (in the case of termination pursuant to Section 7.01(b)(i) or Section 7.01(d)(i)), a bona fide, written Alternative Proposal shall have been publicly announced or publicly made known and shall not have been publicly withdrawn at least seven

Business Days prior to the Company Meeting (in the case of a termination pursuant to Section 7.01(b)(iv)) or the date of termination (in the case of termination pursuant to Section 7.01(b)(i) or Section 7.01(d)(i)); and (C) within 12 months after such termination pursuant to Section 7.01(b)(iv), Section 7.01(b)(i) or Section 7.01(d)(i), the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Alternative Proposal (whether or not the same as that previously announced or made known), then the Company shall promptly pay Parent the Termination Fee (minus any amount of expenses previously paid in accordance with Section 7.02(c)), but in no event later than two Business Days after the date of such execution or consummation, which payment shall be made by wire transfer of same day funds to an account designated by Parent. For purposes of this Section 7.02, the term ‘‘Alternative Proposal’’ shall read as if each reference to ‘‘20%’’ in the definition of such term were a reference to ‘‘50%.’’

(c)    If this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(iv) (or by either Parent or the Company pursuant to Section 7.01(b)(i), 7.01(b)(ii) or 7.01(b)(iii) at any time when this Agreement is terminable pursuant to Section 7.01(b)(iv)), the Company shall pay to Parent an amount equal to the sum of Parent’s and Merger Sub’s reasonably documented expenses (not to exceed $10 million) by wire transfer of immediately available funds to the account designated by Parent, within two Business Days after the date of such termination; provided that the payment by the Company of such expenses pursuant to this Section 7.02(c) shall not relieve the Company of any obligation to pay the Termination Fee pursuant to any other provision of this Section 7.02.

(d)    For the avoidance of doubt, in no event shall the Company be required to pay the Termination Fee on more than one occasion. Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated hereby, that without these agreements Parent and Merger Sub would not have entered into this Agreement, and that any amounts payable pursuant to this Section 7.02 do not constitute a penalty. If the Company fails to pay Parent the Termination Fee when due, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with the collection under and enforcement of this Section 7.02 and shall pay interest on the amount of the Termination Fee, at the rate of 10% per annum, compounded daily, from the date such Termination Fee became due and owing through and including the date of payment. In addition, the Parties further agree that, if the Company fails to pay Parent any amount payable under this Agreement when due or Parent fails to pay the Company any amount payable under this Agreement when due (other than the amounts referred to in the prior sentence), the Company or Parent, as the case may be, shall pay interest on such amount at the rate of 10% per annum, compounded daily, from the date such amount became due and owing through and including the date of payment.

Section 7.03    Amendment.    This Agreement may be amended by the Company and Parent pursuant to a writing adopted by action taken by each of them at any time before the Effective Time; provided, however, that, after approval of this Agreement by the stockholders of the Company no amendment may be made which under applicable law would require approval of such Party’s stockholders without such approval.

Section 7.04    Waiver.    At any time before the Effective Time, the Company and Parent may (i) extend the time for the performance of any of the obligations or other acts of the others, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only as against such Party and only if set forth in an instrument in writing signed by such Party.

ARTICLE VIII
DEFINITIONS

Section 8.01    Certain Definitions.    For purposes of this Agreement, the following terms shall have the following meanings:

‘‘Affiliate’’ of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

‘‘Agreement’’ means this Agreement and Plan of Merger, together with all of its schedules and exhibits.

‘‘Business Day’’ means a day other than Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

‘‘control’’ (including the terms ‘‘controlled by’’ and ‘‘under common control with’’) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or otherwise.

‘‘GAAP’’ means United States generally accepted accounting principles.

‘‘Governmental or Regulatory Authority’’ means any domestic or foreign, national, federal, state, Puerto Rico, municipal, county, city, local or other administrative, legislative, regulatory or other governmental authority, commission, agency, court of competent jurisdiction or other judicial entity, tribunal, arbitrator, office, principality, registry (including, but not limited to, with respect to patents, trademarks, designs, or copyrights), legislative or regulatory body, instrumentality, or quasi-governmental agency, commission or authority or any arbitral tribunal exercising any regulatory or Taxing Authority.

‘‘Indebtedness’’ means any indebtedness for borrowed money (including the issuance of any debt security), any capital lease obligations, any guarantee of any such indebtedness or debt securities of any other Person, or any ‘‘keep well’’ or other agreement to maintain any financial statement condition of another Person (including any other contingent obligations) or deferred purchase price of property or services or conditional sales contracts (other than trade payables incurred in the ordinary course of business and not more than 90 days past due).

‘‘Knowledge’’ of (i) the Company, means the actual knowledge of the persons listed on Section 8.01 of the Company Disclosure Letter and (ii) of Parent, means the actual knowledge of the persons listed on Section 8.01 of the Parent Disclosure Letter.

‘‘Material Adverse Effect on the Company’’ means an event, change, effect, development, condition or occurrence that, individually or in the aggregate, has a material adverse effect on the business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole; provided, however, that no event, change effect, development, condition or occurrence to the extent resulting from any of the following shall be deemed to be, or to contribute to, a Material Adverse Effect on the Company: (A) changes in general economic or political conditions or the securities, credit or financial markets; (B) changes in or events affecting the mobile wireless voice and data industries in the United States or Caribbean generally or in the regions served by the Company; (C) regulatory, legislative or other political conditions or developments affecting the mobile wireless voice and data industries; (D) public disclosure of this Agreement or the transactions contemplated hereby, including the identity of Parent and its Affiliates; (E) any taking of any action specifically required by this Agreement or at the written request of Parent or Merger Sub; (F) changes in Law (including any rule or regulation enacted by the FCC) or GAAP, or the interpretation thereof; (G) changes in the share price or trading volume of the Shares; (H) the failure of the Company to meet projections or forecasts (whether internal or published) (it being understood for purposes of clause (G) and clause (H) that the facts or occurrences giving rise or contributing to such change or fact may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect); (I) any litigation relating to this Agreement or the transactions contemplated hereby; or (J) reductions in the volume of roaming by customers of Parent or its Affiliates on the Company’s network, whether measured by revenue or minutes of use; except, in the case of clauses (A), (B), (C) and (F), to the extent, and only to the extent, such changes, conditions or developments have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to their industry peers.

‘‘Permitted Liens’’ means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, landlord’s and other statutory liens, or other Liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings (except in the case of landlord’s Liens); (iii) leases, subleases and licenses and other agreements pursuant to which the Company or a Subsidiary is lessor, sublessor or licensor; or grants rights to use or occupy property or assets of the Company or a Subsidiary (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) easements, encroachments, declarations, covenants, conditions, reservations, limitations and rights of way (unrecorded and of record) and other similar restrictions or encumbrances of record, zoning, building and other similar ordinances, regulations, variances and restrictions, and all defects or irregularities in title; and (vii) as to Leased Real Estate, all liens and encumbrances and other Liens of whatsoever nature created or incurred by any owner, landlord, sublandlord or other Person in title, which, in each case set forth in clauses (iii) through (vii) above, have not had and that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the use or benefit to the Company or any of its Subsidiaries of the assets or property owned, leased, used or held for use by the Company or any of its Subsidiaries to which they specifically relate.

‘‘Person’’ means an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, entity or group (as defined in the Exchange Act) or a Governmental or Regulatory Authority.

‘‘Subsidiary’’ means any Person on the date of determination of which the Company or Parent, as the case may be (either alone or through or together with any other Subsidiary or Subsidiaries) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such Person.

‘‘Tax’’ or ‘‘Taxes’’ means any U.S. federal, state, Puerto Rico, municipal or local or foreign taxes, telecommunications regulatory fees, or telecommunications surcharges of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties, e911, universal service fund, or similar fees, assessments, or charges of any kind whatsoever (whether or not disputed), imposed by any Governmental or Regulatory Authority (whether imposed on the Company or any of its Subsidiaries, their customers, or any other Person), together with any interest and any penalties, fines, additions to tax, or additional amounts thereon.

‘‘Tax Law’’ means any Law related to Taxes.

‘‘Tax Returns’’ means any U.S. federal, state, Puerto Rico, municipal or local or foreign return, report, declaration, information return, statement or claim for refund required to be filed with any Governmental or Regulatory Authority with respect to Taxes (including any schedule or attachment thereto or amendment thereof).

‘‘Taxing Authorities’’ means any Governmental or Regulatory Authority exercising any authority to impose, regulate or administer the imposition of Taxes.

‘‘Treasury Regulations’’ means the regulations promulgated under the Code, including any successor regulations.

Section 8.02    Other Definitions.    The following terms shall have the meanings defined on the page indicated:

Action	A-30
Alternative Acquisition Agreement	A-25
Alternative Proposal	A-26
Auction 73	A-33
Book-Entry Shares	A-4
Budget	A-22
Bylaws	A-7
Cancelled Shares	A-2
Certificate of Incorporation	A-7
Certificate of Merger	A-1
Certificates	A-4
CFIUS	A-7
Change of Recommendation	A-25
Closing	A-1
Closing Date	A-1
Code	A-4
Company	A-1
Company Benefit Plans	A-9
Company Disclosure Letter	A-5
Company Employees	A-36
Company Financial Statements	A-8
Company Intellectual Property	A-13
Company Licenses	A-16
Company Meeting	A-26
Company Person	A-35
Company Required Approvals	A-7
Company SEC Reports	A-8
Company Securities	A-6
Company Severance Program	A-32
Company Stock Plans	A-5
Company Stockholder Approval	A-7
Confidentiality Agreement	A-25
Consent Solicitation	A-33
Constructive Discharge	A-33
Contract	A-7
Current Policies	A-31
Debt Offer	A-33
Debt Redemption	A-34
DGCL	A-1
Dissenting Shares	A-3
Effective Time	A-2
End Date	A-38
Environmental Law	A-12
ERISA	A-9
ERISA Affiliate	A-10
Exchange Act	A-7
Exchange Agreement	A-36
Exchange Fund	A-4
Exon-Florio Act	A-7
FAA	A-16

FAA Rules	A-17
FCC	A-7
FCC Licenses	A-16
Hazardous Substances	A-12
HSR Act	A-7
Indemnified Party	A-30
Indenture Amendments	A-33
Information Technology	A-14
Intellectual Property	A-14
Law	A-9
Leased Real Property	A-15
Lessor Leases	A-16
Liens	A-6
Merger	A-1
Merger Consideration	A-2
Merger Sub	A-1
New Plans	A-32
Offer Documents	A-33
Operating Sub	A-7
Owned Real Property	A-15
Parent	A-1
Parent Disclosure Letter	A-19
Parent Material Adverse Effect	A-19
Parties	A-1
Party	A-1
Paying Agent	A-3
Permits	A-16
Proxy Statement	A-27
Real Property Leases	A-15
Recommendation	A-12
Redemption Notice	A-34
Related Party Transaction	A-17
Representative	A-24
Requisite Consent	A-34
Restraint	A-37
Restricted Shares	A-5
Sarbanes-Oxley Act	A-8
Securities Act	A-8
Senior Notes	A-20
Share	A-2
Shares	A-2
Specified Contracts	A-15
State Commissions	A-7
State Licenses	A-16
Superior Proposal	A-26
Surviving Corporation	A-1
Term Loan Agreement	A-20
Termination Fee	A-39
Voting Agreement	A-1

ARTICLE IX
GENERAL PROVISIONS

Section 9.01    Survival of Representations and Warranties.    None of the representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, nor shall any covenant or agreement survive except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time and then only to such extent.

Section 9.02    Notices.    All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the Parties at the following addresses or telecopy numbers (or at such other address or telecopy number for a Party as shall be specified by like notice):

(a)    if to the Company:

 SunCom Wireless Holdings, Inc.
 1100 Cassatt Road
 Berwyn, PA 19312

 Attention: Chief Executive Officer
 Facsimile: 610-993-2683

 with a copy not constituting notice to:

 Wachtell, Lipton, Rosen & Katz
 51 West 52nd Street
 New York, New York 10019

 Attention: Mark Gordon, Esq.
 Facsimile: 212-403-2000

(b)    if to Parent or Merger Sub:

 T-Mobile USA, Inc.
 12920 SE 38th Street
 Bellevue, WA 98006

 Attention: Chief Executive Officer
 Facsimile: 425-383-4040

 with copies not constituting notice to:

 T-Mobile USA, Inc.
 12920 SE 38th Street
 Bellevue, WA 98006

 Attention: General Counsel
 Facsimile: 425-383-4040

 Cleary Gottlieb Steen & Hamilton LLP
 One Liberty Plaza
 New York, NY 10006

 Attention: Robert P. Davis, Esq.
 Facsimile: 212-225-3999

Section 9.03    Expenses.    Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 9.04    Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.05    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, then all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 9.06    Entire Agreement; No Third-Party Beneficiaries.    This Agreement, the Confidentiality Agreement and the Voting Agreement constitute the entire agreement and, except as expressly set forth herein, supersedes any and all other prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and, except for Section 1.08 and Section 1.09 (which, from and after the Effective Time, shall be for the benefit of holders of the Shares (including Restricted Shares) as of immediately prior to the Effective Time) and Section 5.07 (which shall be for the benefit of the Indemnified Parties), is not intended to confer upon any Person other than the Company, Parent, Merger Sub and, after the Effective Time their respective stockholders, any rights or remedies hereunder.

Section 9.07    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.08    Governing Law.    This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, without regard to the conflicts of laws provisions thereof.

Section 9.09    Submission to Jurisdiction; Waivers.    Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other Party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 9.09, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by the applicable law, that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.10    Waiver of Jury Trial.    EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.

Section 9.11    Enforcement.    The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss, and that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived. It is further agreed that, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are or are to be thereby aggrieved shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Any requirements for the securing or posting of any bond with such remedy are waived. Any such action may be enforced in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).

Section 9.12    Counterparts.    This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SUNCOM WIRELESS HOLDINGS, INC.

By:	/s/ Michael Kalogris
	Name:	Michael Kalogris
	Title:	Chairman and Chief Executive Officer
T-MOBILE USA, INC.

By:	/s/ Brian Kirkpatrick
	Name:	Brian Kirkpatrick
	Title:	Executive Vice President and Chief Financial Officer
TANGO MERGER SUB, INC.

By:	/s/ Brian Kirkpatrick
	Name:	Brian Kirkpatrick
	Title:	Executive Vice President and Chief Financial Officer

Annex B

[Goldman Sachs Letterhead]

PERSONAL AND CONFIDENTIAL

September 16, 2007

Board of Directors
SunCom Wireless Holdings, Inc.
1100 Cassatt Road
Berwyn, PA 19312

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Class A common stock, par value $0.01 per share (the ‘‘Shares’’), of SunCom Wireless Holdings, Inc. (the ‘‘Company’’) of the $27.00 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of September 16, 2007 (the ‘‘Agreement’’), by and among T-Mobile USA, Inc. (‘‘Parent’’), Tango Merger Sub, Inc., a wholly owned subsidiary of Parent, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, Parent and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the ‘‘Transaction’’) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking and other financial services to the Company and its affiliates from time to time. We also have provided certain investment banking and other financial services to Parent and its affiliates from time to time, including having acted as co-advisor to Deutsche Telekom AG, the indirect parent company of Parent (‘‘Deutsche’’), in connection with its tender offer to acquire all of the outstanding shares of T-Online AG it did not already own in June 2006; and as co-manager with respect to Deutsche’s issuance of bonds (aggregate principal amount of $1,500,000,000) in October 2006. We also may provide investment banking and other financial services to the Company, Parent, Deutsche and their respective affiliates in the future. In connection with the above-described services we have received, and may receive, compensation. In addition, Goldman, Sachs & Co. and certain of its affiliates currently own, in the aggregate, approximately 2% of the Shares.

B-1

Board of Directors
SunCom Wireless Holdings, Inc.
September 16, 2007

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2006; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; certain internal financial analyses and forecasts for the Company prepared by its management and approved for our use by the Company (the ‘‘Forecasts’’). We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the wireless industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. Our opinion does not address any legal, regulatory, tax or accounting matters.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $27.00 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

B-2

Annex C

STOCKHOLDER VOTING AGREEMENT

THIS STOCKHOLDER VOTING AGREEMENT (this ‘‘Agreement’’) is entered into as of September 16, 2007 by and among the stockholders of SunCom Wireless Holdings, Inc., a Delaware corporation (the ‘‘Company’’), listed on the signature page(s) hereto (collectively, the ‘‘Stockholders’’ and each individually, a ‘‘Stockholder’’), Tango Merger Sub, Inc., a Delaware corporation (the ‘‘Merger Sub’’), and T-Mobile USA, Inc., a Delaware corporation (‘‘Buyer’’). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.

WHEREAS, as of the date hereof, the Stockholders collectively own of record and beneficially the shares of Class A common stock, $0.01 par value per share, of the Company set forth opposite their respective names on Schedule I hereto (such shares being referred to herein collectively as the ‘‘Shares’’ and, for the avoidance of doubt, all references herein to a Stockholder’s Shares shall include not only all the Shares opposite such Stockholder’s name on Schedule I, but also all additional shares of Company Class A common stock that are owned directly or indirectly by such Stockholder or any Person controlled by or under common control with such Stockholder, subject in all cases to Transfers of such Shares that have been made to Permitted Transferees to the extent permitted by and in accordance with Section 2(a));

WHEREAS, concurrently with the execution of this Agreement, Buyer, Merger Sub and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the ‘‘Merger Agreement’’), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company, and the Company will be the surviving corporation (the ‘‘Merger’’); and

WHEREAS, as a condition to the willingness of Buyer and Merger Sub to enter into the Merger Agreement, Buyer and Merger Sub have required that the Stockholders enter into, and in order to induce Buyer to enter into the Merger Agreement, the Stockholders are willing to enter into, this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

Section 1.    Voting of Shares.    Each Stockholder covenants and agrees that, until the termination of this Agreement in accordance with the terms hereof, at the Company Meeting or any other meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company solely with respect to any of the following, such Stockholder (a) will, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Shares to be counted as present thereat for purposes of establishing a quorum and will vote or consent to, or cause to be voted or consented to, all of its Shares in favor of the Merger, including the adoption of the Merger Agreement, and all actions and transactions contemplated thereby or in furtherance thereof, including, upon the request of Buyer, any adjournment or postponement of any Company Meeting, and (b) will vote (or cause to be voted) all of its Shares against, and not provide consents to (i) any and all Alternative Proposals and agreements providing for Alternative Proposals or any proposal or nomination made by a Person (including any Stockholder) who is, or whose Affiliate is, making, or has publicly communicated an intention to make, an Alternative Proposal or to oppose the approval of the Merger or adoption of the Merger Agreement, or (ii) any other proposal or transaction that is submitted to the stockholders of the Company for approval and that would reasonably be expected to (x) materially and adversely delay, impede or frustrate, (y) prevent or nullify, or (z) be in opposition to or in competition with, the Merger Agreement or any of the transactions contemplated thereunder. Except as contemplated by Section 7, each Stockholder further agrees until the termination of this Agreement in respect of such Stockholder in accordance with its terms, not to commit or agree to take any action inconsistent with the foregoing prior to such termination. For the avoidance of doubt, each Stockholder shall retain at all times the right to vote such Stockholder’s Shares in such Stockholder’s sole discretion and without any other limitations on those matters other than those set forth in this Section 1 that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

Section 2.    Transfer of Shares.

(a)    Each Stockholder covenants and agrees that, until the termination of this Agreement in respect of such Stockholder in accordance with its terms, without the written consent of Buyer, such Stockholder will not directly or indirectly (i) subject to Section 2(b), sell, assign, transfer (including by merger, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law), pledge, encumber, grant a participation in, gift-over, assign or otherwise dispose of, whether by liquidation, dissolution, dividend, distribution or otherwise (‘‘Transfer’’) any Shares or the Beneficial Ownership (as hereinafter defined) thereof, (ii) deposit any Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares or the Beneficial Ownership thereof or grant or agree to grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect Transfer of any Shares or the Beneficial Ownership thereof, except, in each case under clause (i) and clause (iii), to a Permitted Transferee. For purposes of this Agreement, ‘‘Beneficial Ownership’’ shall have the meaning given to such term in Rule 13d-3 under the Exchange Act (disregarding the reference to ‘‘within 60 days’’ in Rule 13d-3(d)(1)(i)). As used herein, a ‘‘Permitted Transferee’’ shall mean a Person that (A) is a signatory to this Agreement as of the date hereof, owns Shares continuously from the date hereof through the time of the action proposed under Section 2(a)(i) or Section 2(a)(iii), and has not violated this Agreement or (B) before such action proposed under Section 2(a)(i) or Section 2(a)(iii) occurs, is an Affiliate of such Stockholder, agrees in writing, in form and substance to the reasonable satisfaction of Buyer, to be bound as a Stockholder under this Agreement and has not violated this Agreement. In connection with any Transfer of Shares to a Permitted Transferee, the transferring Stockholder may transfer its rights and obligations under this Agreement to the Permitted Transferee, but the transferring Stockholder shall remain primarily liable for all breaches of such obligations before such Transfer and shall remain secondarily liable for all breaches of such transferred obligations from and after such Transfer. Notwithstanding anything herein to the contrary, nothing in this Agreement shall permit any Transfer of Shares, Beneficial Ownership, rights or obligations or any other action that would otherwise be permitted by this Section 2(a) if such Transfer or other action would create any material impediment or delay to the performance or consummation of the Merger Agreement or this Agreement, including, without limitation, triggering the applicability of any ‘‘fair price’’, ‘‘moratorium’’, ‘‘control share acquisition’’ or other similar anti-takeover statute or regulation to the Merger Agreement, this Agreement or any of the transactions contemplated by the Merger Agreement or this Agreement.

(b)    Notwithstanding anything in this Agreement to the contrary, the Stockholder may enter into any contract, option, swap or other agreement or arrangement, grant a participation in, and pledge and encumber the Shares thereunder in connection with any bona fide lending, hedging or other financing or derivative transaction or arrangement (a ‘‘Permitted Transaction’’); provided that (i) the Stockholder retains the right to vote or consent to, or cause to be voted or consented to, all Shares as provided in Section 1 during the term of such Permitted Transaction (except as provided in (ii)) and (ii) in the event of a default or breach of any term of such Permitted Transaction by the Stockholder that would result in the counterparty to such Permitted Transaction or any other Person acquiring, directly or indirectly, ownership of such Shares, no Transfer of such Shares would be permitted prior to such counterparty or other Person agreeing in writing, in form and substance reasonably satisfactory to Buyer, to be bound as a Stockholder under this Agreement, and any such Transfer in violation of this Section 2(b) shall be void and of no effect.

(c)    Each Stockholder undertakes that, while this Agreement is in effect, except as contemplated by Section 7, such Stockholder shall not, and shall cause its Representatives not to, directly or indirectly from the date hereof (i) solicit, initiate, or knowingly encourage or facilitate any inquiries, proposals or offers with respect to, or the making or completion of, any Alternative Proposal or any inquiry, proposal or offer that is reasonably likely to lead to an Alternative Proposal, (ii) engage or participate in any negotiations regarding, or provide or cause to be provided any information or data relating to the Company or any of its Subsidiaries in connection with, or have any discussions with any Person (other than such Stockholder’s Representatives) relating to, or that is reasonably likely to lead to, an actual or proposed Alternative Proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make, implement or solicit an Alternative Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Proposal, (iv) enter into, or approve, endorse or recommend, or publicly announce an intention to enter into, or approve, endorse or recommend, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or to breach its obligations hereunder, or (v) alone or together with any other Person, make an Alternative Proposal.

(d)    In furtherance of this Agreement, concurrently herewith, each Stockholder shall, and hereby authorizes Buyer, the Company or their respective counsel to, notify the Company’s transfer agent that there is a stop transfer order with respect to all of such Stockholder’s Shares and that this Agreement places limits on the voting and transfer of such Shares; provided, that any such stop transfer restriction in respect of a Stockholder (i) shall terminate upon the termination of this Agreement in respect of such Stockholder, and (ii) shall not prohibit a Transfer to a Permitted Transferee of such Stockholder in accordance with Section 2(a) hereof or in a Permitted Transaction in accordance with Section 2(b) hereof but shall apply to and shall remain in full force and effect with respect to all Shares transferred by such Stockholder to such Permitted Transferee or in such Permitted Transaction.

Section 3.    Reasonable Efforts to Cooperate.

(a)    Except as contemplated by Section 7, each Stockholder will, upon receipt of reasonable advance notice by the Company, Buyer or Merger Sub, without further consideration, promptly provide any customary information reasonably requested by the Company, Buyer or Merger Sub that is necessary for any regulatory application or filing made or approval sought in connection with the transactions contemplated by this Agreement or the Merger Agreement (including filings with the SEC or any other Governmental or Regulatory Authority).

(b)    Each Stockholder hereby consents to the publication and disclosure in the Proxy Statement, statements of beneficial ownership filed by Buyer and its Affiliates (and any other documents or communications provided by Buyer, Merger Sub or the Company to any Governmental or Regulatory Authority or to security holders of the Company) such Stockholder’s identity and Beneficial Ownership of the Shares and the nature of such Stockholder’s commitments, arrangements and understandings under and relating to this Agreement; provided, however, that each Stockholder shall have the opportunity to review such disclosure prior to its publication in the Proxy Statement, and no information relating to any Stockholder shall be published in the Proxy Statement without the approval of such Stockholder (such approval not to be unreasonably withheld or delayed).

(c)    Each Stockholder agrees, while this Agreement is in effect, (i) to notify Buyer promptly in writing of the number of additional Shares, any options to purchase Shares or other securities of the Company acquired by such Stockholder, if any, after the date hereof (and, for the avoidance of doubt, each Stockholder agrees that any such additional shares shall be, for all purposes of this Agreement, ‘‘Shares’’) and (ii) to notify Buyer promptly in writing if it receives, in its capacity as a Stockholder, any inquiries or proposals relating to the matters contemplated by Section 2(b), including any Alternative Proposal, and to include in such notice the identity of the counterparty and the material provisions of the inquiry or proposal.

(d)    Except as contemplated by Section 7 and subject to the terms and conditions of the Merger Agreement, while this Agreement is in effect, each Stockholder shall use all reasonable efforts to take, or cause to be taken, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary to carry out the intent and purposes of this Agreement.

Section 4.    Representations and Warranties of the Stockholders.    Each Stockholder on such Stockholder’s own behalf hereby severally, and not jointly with any other Stockholder, represents and warrants to Buyer as of the date hereof as follows:

(a)    Ownership of Shares.    The Stockholder (i) except as otherwise noted on Schedule I, is the sole owner of record and has Beneficial Ownership of all of the Shares as set forth opposite its name on Schedule I hereto, free and clear of any and all liens, claims, security interests, options, rights or other encumbrances whatsoever on title or transfer (other than those imposed under the federal securities laws, this Agreement or any Permitted Transaction), (ii) has sole voting power with respect to all of such Shares and, except as otherwise provided in the Exchange Agreement, has not entered into any voting agreement or voting trust with respect to any such Shares and has not granted a proxy, a consent or power of attorney with respect to such Shares and, so long as this Agreement is in effect, will not grant any such proxies, consents and powers of attorney with respect to such Shares that would violate this Agreement and (iii) does not own of record or beneficially, any shares of capital stock of the Company or right to acquire such shares, other than the Shares set forth on Schedule I hereto.

(b)    Due Organization.    The Stockholder is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.

(c)    Power, Binding Agreement.    The Stockholder has the requisite power and authority to enter into and perform all of its obligations under this Agreement and no further proceedings or actions on the part of such Stockholder are necessary to authorize the execution, delivery or performance by such Stockholder of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally and to general principles of equity.

(d)    No Conflicts.    The execution and delivery of this Agreement by the Stockholder do not, and the consummation of the transactions contemplated hereby by the Stockholder will not, result in any breach or violation of, require any consent under, be in conflict with or constitute a default (whether with notice of lapse of time or both) under any mortgage, bond, indenture, agreement, instrument, obligation or Law to which the Stockholder is a party or by which the Stockholder or its Shares are bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not in any material respect impair, delay or adversely affect the Stockholder’s ability to perform its obligations under this Agreement.

(e)    Consents.    No consent of, or registration, declaration or filing with, any Governmental or Regulatory Authority is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the compliance by such Stockholder with the provisions of this Agreement, except for (i) filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement, and (ii) such other items and consents the failure of which to be obtained or made, individually or in the aggregate, would not in any material respect impair, delay or adversely affect the Stockholder’s ability to perform its obligations under this Agreement.

Section 5.    Termination.    This Agreement shall terminate upon the first to occur of (a) the Effective Time and (b) 11:59 p.m. Eastern Time on the date that is seven months and 15 days from the date of the termination of the Merger Agreement in accordance with the terms thereof; provided, however, that if prior to the termination of the Merger Agreement in accordance with the terms thereof, the Company Stockholder Approval shall have been obtained and remains in full force and effect, this Agreement shall instead terminate on the date of termination of the Merger Agreement in accordance with the terms thereof; and provided, further, however, that as to any Stockholder that is not in material breach of this Agreement, if the Merger Agreement has been terminated in accordance with Sections 7.01(a), 7.01(b)(i), 7.01(b)(ii), 7.01(b)(iii), 7.01(c)(i) or 7.01(d)(i) (other than, in the case of 7.01(d)(i), a termination resulting from a willful breach by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement), this Agreement shall instead terminate as to such Stockholder on the date of termination of the Merger Agreement in accordance with its terms. Any such termination shall be without prejudice to liabilities arising hereunder before such termination.

Section 6.    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

Section 7.    Fiduciary Duties.    Each Stockholder is signing this Agreement solely in such Stockholder’s capacity as an owner of its respective Shares, and nothing herein shall prohibit, prevent or preclude such Stockholder (or a designee of such Stockholder) from taking or not taking any action in its capacity as an officer or director of the Company.

Section 8.    Waiver of Appraisal and Dissenter’s Rights.    Each Stockholder waives and agrees not to exercise any rights of appraisal, rights to dissent or similar rights with respect to the Merger that such Stockholder may have with respect to such Stockholder’s Shares pursuant to applicable Law.

Section 9.    Grant of Irrevocable Proxy.    Each of the Stockholders hereby appoints Buyer and any designee of Buyer, and each of them individually, as such Stockholder’s attorney-in-fact and proxy, with full power of substitution and re-substitution, during the period from and after the date hereof and until this Agreement terminates pursuant to Section 5, to vote all of the Shares owned, beneficially or of record, by such Stockholder in respect of such matter, or to act by written consent thereof, in accordance with Section 1. This power of attorney and proxy is given to secure the performance of the Stockholders’ obligations set forth in Section 1. Each Stockholder acknowledges that this power of attorney and proxy (a) is coupled with an interest, (b) constitutes, among other things, an inducement for Buyer and Merger Sub to enter into the Merger Agreement and (c) is irrevocable. The power of attorney granted by each Stockholder herein is a durable power of attorney and will survive the dissolution, bankruptcy and other incapacity of the Stockholder, and each proxy granted herein by each Stockholder is executed, and is intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL. Each Stockholder hereby revokes all other powers of attorney and proxies with respect to the Shares that it may heretofore have appointed or granted.

Section 10.    Miscellaneous.

(a)    Entire Agreement.    This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and is not intended to confer upon any Person other than Buyer, Merger Sub and the Stockholders, any rights or remedies hereunder. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto; provided, that Buyer and Merger Sub may waive compliance by any other party with any representation, agreement or condition otherwise required to be complied with by any such party under this Agreement or release any other party from its obligations under this Agreement, but any such waiver or release shall be effective only if in writing and executed by Buyer and Merger Sub.

(b)    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, then all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

(c)    Governing Law.    This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the conflicts of laws principles thereof that would result in the application of law of any other jurisdiction.

(d)    Counterparts and Signature.    This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile transmission.

(e)    Notices.    All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the parties at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

(i)    if to a Stockholder, to the address set forth below such Stockholder’s name on Schedule I to this Agreement; and

(ii)    if to Buyer or Merger Sub to:

 T-Mobile USA, Inc.
 12920 SE 38th Street
 Bellevue, WA 98006

 Attention: Chief Executive Officer
 Facsimile: (425) 383-4040

 with copies not constituting notice to:

 T-Mobile USA, Inc.
 12920 SE 38th Street
 Bellevue, WA 98006

 Attention: General Counsel
 Facsimile: (425) 383-4040

 and

 Cleary Gottlieb Steen & Hamilton LLP
 One Liberty Plaza
 New York, NY 10006

 Attention: Robert P. Davis, Esq.
 Facsimile: (212) 225-3999

(f)    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment or delegation without such prior written consent shall be null and void, except that Buyer may assign this Agreement to any direct or indirect wholly owned subsidiary of Buyer without the consent of the Company or the Stockholders (provided that Buyer shall remain liable for all of its obligations under this Agreement) and any Stockholder may assign this Agreement to the extent permitted by, and in accordance with, Section 2(a). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

(g)    Stockholder Liability.    Notwithstanding anything to the contrary contained herein, in no event shall any Stockholder have any liability for any breach by any other Stockholder of any representation, warranty, covenant or other agreement made by such other Stockholder pursuant to this Agreement.

(h)    Interpretation.    When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words ‘‘include,’’ ‘‘includes’’ or ‘‘including’’ are used in this Agreement, they shall be deemed to be followed by the words ‘‘without limitation.’’ No summary of this Agreement prepared by the parties shall affect in any way the meaning or interpretation of this Agreement.

(i)    Submission to Jurisdiction.    Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 10(i), (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by the applicable law, that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10(e). Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by Law.

(j)    Waiver of Jury Trial.    EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.

(k)    Expenses.    All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

(l)    No Ownership Interest.    Except as expressly set forth in this Agreement, nothing contained in this Agreement shall be deemed to vest in Buyer any direct or indirect ownership or incidence of ownership of or with respect to, or pecuniary interest in, any Shares. All rights and ownership of and relating to, and pecuniary interest in, any Shares shall remain and belong to the Stockholder, and Buyer shall not have any authority to exercise any power or authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct any Stockholder in the voting of any of the Shares, except as otherwise expressly provided in this Agreement.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

TANGO MERGER SUB, INC.

By:	/s/ Brian Kirkpatrick
	Name:	Brian Kirkpatrick
	Title:	Executive Vice President and Chief Financial Officer
T-MOBILE USA, INC.

By:	/s/ Brian Kirkpatrick
	Name:	Brian Kirkpatrick
	Title:	Executive Vice President and Chief Financial Officer

STOCKHOLDERS:
HIGHLAND CRUSADER OFFSHORE PARTNERS, L.P.

By:	Highland Crusader Fund GP, L.P., its general partner

By:	Highland Crusader GP, LLC., its general partner

By:	Highland Capital Management, L.P., its sole member

By:	Strand Advisors, Inc., its general partner

By:	/s/ James Dondero
	Name:	James Dondero
	Title:	President Strand Advisors, Inc., General Partner of Highland Capital Management, L.P.
HIGHLAND CREDIT STRATEGIES MASTER FUND, L.P.

By:	Highland General Partner, L.P., its general partner

By:	Highland GP Holdings LLC, its general partner

By:	Highland Capital Management, LP, its sole member

By:	Strand Advisors, Inc., its general partner

By:	/s/ James Dondero
	Name:	James Dondero
	Title:	President Strand Advisors, Inc., General Partner of Highland Capital Management, L.P.
HIGHLAND CDO OPPORTUNITY MASTER FUND, L.P.

By:	Highland CDO Opportunity Fund GP, L.P., its general partner

By:	Highland CDO Opportunity Fund GP, LLC., its general partner

By:	Highland Capital Management, L.P., its sole member

By:	Strand Advisors, Inc., its general partner

By:	/s/ James Dondero
	Name:	James Dondero
	Title:	President Strand Advisors, Inc., General Partner of Highland Capital Management, L.P.

HIGHLAND SPECIAL OPPORTUNITIES HOLDING COMPANY

By:	/s/ Kevin Ciavarra
	Name:	Kevin Ciavarra
	Title:	Secretary
HIGHLAND CAPITAL MANAGEMENT SERVICES, INC.

By:	/s/ James Dondero
	Name:	James Dondero
	Title:	Officer
RESTORATION OPPORTUNITIES FUND

By:	/s/ R. Joseph Dougherty
	Name:	R. Joseph Dougherty
	Title:	Senior Vice President
HIGHLAND CREDIT STRATEGIES FUND

By:	/s/ R. Joseph Dougherty
	Name:	R. Joseph Dougherty
	Title:	Senior Vice President
HIGHLAND CREDIT OPPORTUNITIES CDO, LTD

By:	Highland Capital Management, L.P., Its collateral manager

By:	Strand Advisors, Inc., its general partner

By:	/s/ James Dondero
	Name:	James Dondero
	Title:	President Strand Advisors, Inc., General Partner of Highland Capital Management, L.P.

HIGHLAND CREDIT OPPORTUNITIES CDO, L.P.

By:	Highland Credit Opportunities CDO GP, L.P., its general partner

By:	Highland Credit Opportunities CDO GP, LLC., its general partner

By:	Highland Capital Management, L.P., its sole member

By:	Stand Advisors, Inc., its general partner

By:	/s/ James Dondero
	Name:	James Dondero
	Title:	President Strand Advisors, Inc., General Partner of Highland Capital Management, L.P.
STOCKHOLDER:
PARDUS SPECIAL OPPORTUNITIES MASTER FUND L.P.

By:	Pardus Capital Management L.P., its Investment Manager

By:	/s/ Joseph Thornton
	Name:	Joseph Thornton
	Title:	Authorized Officer

Schedule I

Stockholder Name	# of Shares
HIGHLAND CRUSADER OFFSHORE PARTNERS, L.P.	10,181,738
HIGHLAND CREDIT STRATEGIES FUND	1,037,196
HIGHLAND CAPITAL MANAGEMENT SERVICES, INC.	728,917
HIGHLAND CDO OPPORTUNITY MASTER FUND, L.P.	3,626,811
HIGHLAND CREDIT OPPORTUNITIES CDO, L.P.	3,769
Highland Credit Opportunities CDO, Ltd.	711,139
HIGHLAND CREDIT STRATEGIES MASTER FUND, L.P.*	1,005,906
HIGHLAND SPECIAL OPPORTUNITIES HOLDING COMPANY	474,330
RESTORATION OPPORTUNITIES FUND*	817,810
c/o Highland Capital Management, L.P. 13455 Noel Road, Suite 800 Dallas, Texas 75240 Attn: General Counsel
Pardus Special Opportunities Master Fund**	11,435,433
c/o Pardus Capital Management L.P.
590 Madison Avenue
Suite 25E
New York, NY 10022
Attn: Joseph Thornton

with a copy to:

Paul, Weis, Rifkind, Wharton & Garrison LLP
1825 Avenue of the Americas
New York, NY 10019-6064
Attn: Carl L. Reisner, Esq.

*	The Shares held by this entity shall not be deemed to be under common control with respect to any Affiliate nor shall such fund be deemed to control any Shares held by any Affiliate. This entity is acting independently and for the sole benefit of each of its accounts.
**	Shares are held at Computershare in the name of Goldman, Sachs & Co. Pardus Special Opportunities Master Fund is the beneficial owner and votes all shares.

Annex D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE
STATE OF DELAWARE

   § 262.    Appraisal rights

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word ‘‘stockholder’’ means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words ‘‘stock’’ and ‘‘share’’ mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words ‘‘depository receipt’’ mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)    Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)    After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Mark this box if you intend on attending the Special Meeting in person.

Special Meeting Proxy Card

    ▾    PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION OF THE ENCLOSED ENVELOPE    ▾

The Board of Directors recommends that the stockholders of SunCom Wireless Holdings, Inc. vote FOR the adoption of the Agreement and Plan of Merger described in Proposal 1 and FOR any adjournments of the Special Meeting, if necessary or appropriate to solicit proxies, in Proposal 2.

A	Proposals
		For	Against	Abstain
1.	Adoption of the Agreement and Plan of Merger, dated as of September 16, 2007, by and among SunCom Wireless Holdings, Inc., T-Mobile USA, Inc. and Tango Merger Sub, Inc., a wholly owned subsidiary of T-Mobile USA, Inc. as such agreement may be amended from time to time.
		For	Against	Abstain
2.	Approval of any adjournments of the Special Meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Agreement and Plan of Merger described in Proposal 1 if there are insufficient votes at the time of any such adjournment to adopt the Agreement and Plan of Merger described in Proposal 1.

B	Non-Voting Items
Change of Address — Please print new address below					Meeting Attendance
Mark box to the right if you plan to attend the Special Meeting.
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as a fiduciary or in a representative capacity, please give full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within box.	Signature 2 — Please keep signature within the box.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
SUNCOM WIRELESS HOLDINGS, INC.
THANK YOU FOR VOTING

    ▾    PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION OF THE ENCLOSED ENVELOPE    ▾

Proxy — Suncom Wireless Holdings, Inc.

Proxy Solicited on Behalf of the Board of Directors of
SunCom Wireless Holdings, Inc. for a Special Meeting
of Stockholders to be held on                 , 2007.

The undersigned stockholder of SunCom Wireless Holdings, Inc., a Delaware corporation (the ‘‘Company’’), hereby appoints Michael E. Kalogris, Eric Haskell and William A. Robinson, and any of them singly, the lawful attorneys and proxies of the undersigned, each with full powers of substitution and resubstitution, to vote all shares of Class A common stock, par value $0.01 per share, of SunCom, which the undersigned is entitled to vote at the Special Meeting of Stockholders to be held on                 , 2007, and at any adjournments or postponements thereof.

This proxy is revocable and shares represented by this proxy will be voted as directed herein by the undersigned. In the absence of specific instructions, proxies will be voted FOR Proposal 1 and FOR Proposal 2 and as directed by the Board of Directors as to any other matters that may properly come before the 2007 Special Meeting of Stockholders or any adjournment or postponement thereof. As of the date of the proxy statement, the Board of Directors of SunCom Wireless Holdings, Inc. was not aware of any matter which is to be presented for action at the Special Meeting of Stockholders other than Proposal 1 and Proposal 2.

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and of the accompanying proxy statement for the 2007 Special Meeting of Stockholders and revokes any proxy heretofore given with respect to such meeting.

(Continued and to be dated and signed on the other side)